As filed with the Securities and Exchange Commission on April 10, 2007
Registration No. ______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MULTICELL TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3841	52-1412493
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 George Washington Highway
Lincoln, Rhode Island 02865
(401) 333-0610
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

W. Gerald Newmin
701 George Washington Highway
Lincoln, Rhode Island 02865
(401) 333-0610
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.01 par value(2)	12,000,000	$0.16(3)	$1,920,000	$58.94
Total	12,000,000		$1,920,000	$58.94

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 457(c), the aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fee payable pursuant hereto, using the exercise price of the warrants.

(2)
Represents the number of shares of our common stock issuable upon the conversion of outstanding convertible debentures at an exercise price of $0.20 per share pursuant to a Debenture Purchase Agreement by and between the Company and La Jolla Cove Investors dated February 28, 2007 (the “Debenture Purchase Agreement”).

(3)	Represents the conversion price of the convertible debentures as calculated on February 28, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by MultiCell Technologies, Inc. with the Securities and Exchange Commission. The selling security holder cannot sell its shares until that registration statement becomes effective. This prospectus is not an offer to sell the shares or the solicitation of an offer to buy the shares in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 10, 2007

12,000,000
SHARES OF
COMMON STOCK

This prospectus relates to the offer of up to 12,000,000 shares of the common stock of MultiCell Technologies, Inc. (“the Company”), $0.01 par value per share, by the selling security holder identified on page [59] of this prospectus. Of these shares:

•	no shares are currently issued and outstanding;

•
a maximum of 12,000,000 are issuable upon conversion of a 73/4% Convertible Debenture, which is convertible pursuant to a formula set forth in our Certificate of Incorporation, as amended, which provides that the conversion price shall be the lesser of $1.00 per share, or 80% of the average of the three lowest volume weighted average prices during the twenty (20) trading days prior to the holder’s election to convert.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over The Counter Bulletin Board Market under the symbol “MCET.OB”. On February 28, 2007, the last reported sale price of our common stock on the Over The Counter Bulletin Board Market was $0.20 per share.

The Company will not receive proceeds from the resale of its common stock by the selling security holder.

Investing in our common stock involves significant risks. See “risk factors” beginning on page 4 for a description of certain factors that you should consider before purchasing the shares offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______ __, 2007

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this prospectus. At various places in this prospectus, we may make reference to the “company” or “us” or “we.” When we use those terms, unless the context otherwise requires, we mean MultiCell Technologies, Inc. and its subsidiaries.

DESCRIPTION OF BUSINESS

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. was incorporated in Delaware on April 28, 1970 as Exten Ventures, Inc., subsequently the Company changed its name to Exten Industries, Inc. (“Exten”). An agreement of merger between Exten and MultiCell was entered into on March 20, 2004 whereby MultiCell ceased to exist and all of its assets, property, rights and powers, as well as all debts due it, were transferred to and vested in Exten as the surviving corporation. Effective April 1, 2004 Exten changed its name to MultiCell Technologies, Inc. (“MultiCell”). MultiCell operates three subsidiaries, MCT Rhode Island Corp., Xenogenics Corporation (“Xenogenics”), and as of September 2005, MultiCell holds approximately 67% of the outstanding shares (on an as if converted basis) of a newly formed subsidiary, MultiCell Immunotherapeutics, Inc. (“MCTI”). As used herein, the “Company” refers to MultiCell, together with MCT Rhode Island Corp., Xenogenics, and MCTI. Our principal offices are at 701 George Washington Highway, Lincoln, RI 02865. Our telephone number is (401) 333-0610.

Following the formation of MultiCell Immunotherapeutics, Inc. during September 2005 and the recent in-licensing of drug candidates, the Company is pursuing research and development of therapeutics in addition to continuing to advance its cellular systems business. Historically, the Company has specialized in developing primary liver cell immortalization technologies to produce cell-based assay systems for use in drug discovery. The Company seeks to become an integrated biopharmaceutical company that will use its proprietary cell-based systems and immune system modulation technologies to discover, develop and commercialize new therapeutics itself and with strategic partners.

Our Therapeutic Programs. MultiCell is pursuing research and development targeting degenerative neurological diseases, including multiple sclerosis, or MS, metabolic and endocrinological disorders, including Type-1 diabetes, infectious diseases, including hepatitis, sepsis and influenza, and degenerative ocular diseases, including macular degeneration. MultiCell’s primary focus is on advancing MCT-125, which is a potential treatment for fatigue in patients diagnosed with MS, licensed in December 2005 from Amarin Corporation plc (“Amarin”). If funds are sufficient, MultiCell will additionally seek to advance its drug candidate for the treatment of relapse remitting MS (MCT-175), and its lead drug candidate for the treatment of Type-1 diabetes (MCT-275) plus one or more of our other therapeutics programs and technologies described in this prospectus.

Multiple Sclerosis Therapeutic Program. MS is an autoimmune disease in which immune cells attack and destroy the myelin sheath, causing brain and spinal cord nerves to cease to communicate properly with other parts of the body. Approximately 350,000 individuals have been diagnosed with MS in the United States and more than one million persons worldwide are afflicted with MS. Fatigue is the most common symptom in MS. Overall, greater than 75% of persons with MS report having fatigue, and 50% to 60% report it as the worst symptom of their disease. MultiCell has two MS drug candidates: MCT-125 (indicated for treatment for fatigue in patients diagnosed with MS) and MCT-175 (a treatment to slow the progression of relapsing- remitting MS.)

Type-1 Diabetes Therapeutic Program. Diabetes is the name given to disorders in which the body has trouble regulating its blood glucose, or blood sugar levels. There are two major types of diabetes: Type-1 and Type-2. Type-1 diabetes, also called juvenile diabetes or insulin-dependent diabetes, is a disorder of the body’s immune system. Roughly 5%-15% of all cases of diabetes are Type-1 diabetes. It is the most common metabolic disease of childhood, with a yearly incidence of 15 cases per 100,000 people younger than 18 years. Approximately 1 million Americans have Type-1 diabetes, and physicians diagnose 10,000 new cases every year. MultiCell’s diabetes drug candidate MCT-275 is indicated for the treatment of Type-1 diabetes.

About the Offering

We are registering the resale of our common stock by the selling security holder. The selling security holder and the specific number of shares that it may resell through this prospectus are listed on page [60]. The shares offered for resale by this prospectus include the following:

•	no shares are currently issued and outstanding;

•
a maximum of 12,000,000 are issuable upon conversion of a 7 3/4% Convertible Debenture, which is convertible pursuant to a formula set forth in our Certificate of Incorporation, as amended, which provides that the conversion price shall be the lesser of $1.00 per share, or 80% of the average of the three lowest volume weighted average prices during the twenty (20) trading days prior to the holder’s election to convert.

Information on Outstanding Shares

The number of shares of our common stock outstanding before and after this offering is set forth below:

•	Common stock outstanding before this offering: 41,892,372 shares

•	Common stock outstanding after this offering: 53,892,372 shares

FORWARD-LOOKING STATEMENTS

Except for historical information, the information contained in this prospectus and in our reports filed with the Securities and Exchange Commission are “forward-looking” statements about our expected future business and financial performance within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled “Risk Factors” specifically address some of the factors that may affect our future operating results and financial performance.

 RISK FACTORS

The shares of our common stock being offered for sale are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this prospectus contains “forward-looking statements.” These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus.

Our drug candidates and cellular systems technologies are in the early stages of clinical testing and we have a history of significant losses and may not achieve or sustain profitability.

Our drug candidates are in the early stages of clinical testing and we must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of our drugs. Similarly, some of our cellular systems technologies are in early stages of development and require further development before they may be commercially viable. We have incurred a substantial accumulated deficit since our inception in 1970. As of November 30, 2006, our accumulated deficit was $33,059,714. Our losses have primarily resulted from significant costs associated with the research and development relating to our cellular systems technologies and other operating costs. We expect to incur increasing losses for at least several years, as we continue our research activities and conduct development of, and seek regulatory approvals for, our drug candidates, and commercialize any approved drugs and as we continue to advance our cellular systems technologies business. If our drug candidates fail in clinical trials or do not gain regulatory approval, or if our drugs and cellular systems technologies do not achieve market acceptance, we will not achieve or maintain profitability. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, you could lose all or part of your investment.

Going Concern

Our independent registered public accountants have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended November 30, 2006, relative to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Funds made available to the Company from its current equity credit line facility and its recently announced financing with La Jolla Cove Investors will provide sufficient working capital to run day-to-day operations. We intend to seek additional sources of capital to help fund its clinical development programs and long-term business initiatives. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

At November 30, 2006 we had an accumulated deficit of $33,059,714. The report of our Independent Registered Public Accountants for the year ended November 30, 2006, includes an explanatory paragraph to their audit opinion, stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had net losses for the years ended November 30, 2006 and 2005 of $5,418,252 and $5,682,947, respectively.

We only have the right to sell up to $50,000 of our common stock to Fusion Capital every three business days under the common stock purchase agreement with Fusion Capital, unless our stock price equals or exceeds $0.50 per share, in which case the amount that we may sell to Fusion under the common stock purchase agreement may be increased under certain conditions as the price of our common stock increases. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price in the common stock purchase agreement would be less than $0.20. In particular, Fusion Capital shall not have the right, nor the obligation, to purchase any shares of our common stock on any trading day that the market price of our common stock is less than $0.20. Since we registered 8,000,000 shares for sale by Fusion Capital pursuant to a registration statement declared effective on October 20, 2006, the selling price of our common stock to Fusion Capital will have to average at least $1.00 per share for us to receive the maximum proceeds of $8 million. Assuming a purchase price of $0.20 per share (the closing sale price of our common stock on February 28, 2007) and the purchase by Fusion Capital of the full 8,000,000 shares under the common stock purchase agreement, proceeds to us would only be $1,600,000. Through February 28, 2007 Fusion had purchased shares from the Company for $750,000 and there were 4,998,990 shares available under the agreement.

The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure capital from other sources. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price in the common stock purchase agreement would be less than $0.20. In particular, Fusion Capital shall not have the right, nor the obligation, to purchase any shares of our common stock on any trading day that the market price of our common stock is less than $0.20. If obtaining sufficient financing from Fusion Capital were to prove impossible or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our capital needs. Even if we are able to access the full $8 million under the common stock purchase agreement with Fusion Capital, we will still require additional capital to implement our business, operating and development plans and fund the costs of our operations.

If we fail to raise capital when needed, our business will be negatively affected, which could cause the price of our common stock to decline. If adequate funds are not available, we may have to delay, scale back or eliminate one or more of our development programs, or obtain funds by entering into more arrangements with collaborative partners or others that may require us to relinquish rights to certain of our specific therapeutic programs or technologies that we would not otherwise relinquish. In the event we are unable to obtain additional financing on acceptable terms, we may not have the financial resources to continue research and development of any of our other therapeutic programs and we could be forced to curtail or cease our operations.

Our current capital structure and rights granted to current stockholders may make it more difficult for us to sell debt, equity or equity-related securities in the future at a time and at a price that we would find acceptable.

On March 15, 2007, the Company had 41,892,372 shares of common stock issued and outstanding and outstanding securities (other than its stock options issued pursuant to the company’s stock option plans) exercisable or exchangeable for, or convertible into 60,085,635 shares of our common stock. This includes 36,440,947 shares that may be issued pursuant to outstanding warrants, up to 4,880,000 shares that may be issued pursuant to the conversion of 12,200 shares of our Series I preferred stock outstanding and up to 3,704,688 shares that may be issued pursuant to the conversion of 10,565 shares of our Series B preferred stock outstanding and up to 12,000,000 shares issuable upon conversion of a convertible debenture. The conversion of the preferred stock is subject to certain limits. In addition, pursuant to the Subscription Agreement for our Series B preferred stock, until the earlier of two (2) years after July 14, 2006, or the date upon which all of our Series B preferred stock have been converted into common stock, the Series B stockholders have a right of first refusal on any financing in which we are the issuer of debt or equity securities. If we raise debt or equity financing during this right of first refusal period, and our common stock is trading below the conversion price of our Series B preferred stock at the time of such financing, and the Series B stockholders do not exercise their right of first refusal, then we shall, at the option of any Series B stockholder, use 25% of the net proceeds from such financing to redeem the requesting Series B stockholders’ shares of Series B preferred stock or common stock into which the Series B preferred stock is converted. The Series B stockholders have communicated to us their intention to exercise their right of redemption in future debt or equity financings. The number of securities that we have outstanding and the right of first refusal and redemption rights that we have granted to our existing shareholders may make it more difficult for us to sell debt, equity or equity-related securities in the future at a time and at a price that we would find acceptable.

Our new business strategy of focusing on our therapeutic programs and technologies makes evaluation of our business prospects difficult.

Our new business strategy of focusing on therapeutic programs and technologies is unproven. Because of this recent strategic shift in focus, we cannot accurately predict our product development success. Moreover, we have limited experience developing therapeutics and we cannot be sure that any product that we develop will be commercially successful. As a result of these factors, it is difficult to predict and evaluate our future business prospects.

If we fail to enter into and maintain successful strategic alliances and relationships for certain of our therapeutic products or drug candidates, we may have to reduce or delay our drug candidate development or increase our expenditures.

Our strategy for developing, manufacturing and commercializing certain of our therapeutic products or drug candidates involves entering into and successfully maintaining strategic alliances and relationships with pharmaceutical companies or other industry participants to advance our programs and reduce our expenditures on each program. However, we may not be able to maintain our current strategic alliances or negotiate additional strategic alliances on acceptable terms, if at all. If we are not able to maintain our existing strategic alliances or establish and maintain additional strategic alliances, we may have to limit the size or scope of, or delay, one or more of our drug development programs or research programs or undertake and fund these programs ourselves or otherwise reevaluate or exit a particular business. To the extent that we are required to increase our expenditures to fund research and development programs or our therapeutic programs or cellular systems technologies on our own, we will need to obtain additional capital, which may not be available on acceptable terms, or at all.

We have never generated, and may never generate, revenues from commercial sales of our drug and/or therapeutic candidates and we may not have drugs and/or therapeutic products to market for at least several years, if ever.

We currently have no drugs and/or therapeutic products for sale and we cannot guarantee that we will ever have marketable drugs and/or therapeutic products. We must demonstrate that our drug and/or therapeutic products candidates satisfy rigorous standards of safety and efficacy to the Food and Drug Administration, or FDA, and other regulatory authorities in the United States and abroad. We and our partners will need to conduct significant additional research and preclinical and clinical testing before we or our partners can file applications with the FDA or other regulatory authorities for approval of our drug candidates and/or therapeutic products. In addition, to compete effectively, our drugs and/or therapeutic products must be easy to use, cost-effective and economical to manufacture on a commercial scale, compared to other therapies available for the treatment of the same conditions. We may not achieve any of these objectives. We cannot be certain that the clinical development of our drug candidates in preclinical testing or clinical development will be successful, that they will receive the regulatory approvals required to commercialize them, or that any of our other research programs will yield a drug candidate suitable for entry into clinical trials. We do not expect any of our drug and/or therapeutic products candidates to be commercially available for several years, if at all. The development of one or more of these drug candidates may be discontinued at any stage of our clinical trials programs and we may not generate revenue from any of drug candidates.

Clinical trials may fail to demonstrate the desired safety and efficacy of our drug and/or therapeutic candidates, which could prevent or significantly delay completion of clinical development and regulatory approval.

Prior to receiving approval to commercialize any of our drug and/or therapeutic candidates, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities in the United States and abroad, that such drug candidate is both sufficiently safe and effective. Before we can commence clinical trials, we must demonstrate through preclinical studies satisfactory product chemistry, formulation, stability and toxicity levels in order to file an investigational new drug application, or IND, (or the foreign equivalent of an IND) to commence clinical trials. In clinical trials we will need to demonstrate efficacy for the treatment of specific indications and monitor safety throughout the clinical development process. Long-term safety and efficacy have not yet been demonstrated in clinical trials for any of our drug and/or therapeutic candidates, and satisfactory chemistry, formulation, stability and toxicity levels have not yet been demonstrated for our drug candidates or compounds that are currently the subject of preclinical studies. If our preclinical studies, clinical trials or future clinical trials are unsuccessful, our business and reputation will be harmed. All of our drug and/or therapeutic candidates are prone to the risks of failure inherent in drug development. Preclinical studies may not yield results that would satisfactorily support the filing of an IND or comparable regulatory filing abroad with respect to our drug candidates, and, even if these applications would be or have been filed with respect to our drug and/or therapeutic candidates, the results of preclinical studies do not necessarily predict the results of clinical trials. Similarly, early-stage clinical trials do not predict the results of later-stage clinical trials, including the safety and efficacy profiles of any particular drug and/or therapeutic candidate. In addition, there can be no assurance that the design of our clinical trials is focused on appropriate disease types, patient populations, dosing regimens or other variables which will result in obtaining the desired efficacy data to support regulatory approval to commercialize the drug and/or therapeutic. Even if we believe the data collected from clinical trials of our drug and/or therapeutic candidates are promising, such data may not be sufficient to support approval by the FDA or any other United States or foreign regulatory authority. Preclinical and clinical data can be interpreted in different ways. Accordingly, FDA officials or officials from foreign regulatory authorities could interpret the data in different ways than we or our partners do, which could delay, limit or prevent regulatory approval. Administering any of our drug candidates and/or therapeutic products, or potential drug candidates that are the subject of preclinical studies to animals may produce undesirable side effects, also known as adverse effects. Toxicities and adverse effects that we have observed in preclinical studies for some compounds in a particular research and development program may occur in preclinical studies or clinical trials of other compounds from the same program. Such toxicities or adverse effects could delay or prevent the filing of an IND or comparable regulatory filing abroad with respect to such drug candidates or potential drug candidates or cause us to cease clinical trials with respect to any drug candidate. In clinical trials, administering any of our drug candidates to humans may produce adverse effects. These adverse effects could interrupt, delay or halt clinical trials of our drug candidates and could result in the FDA or other regulatory authorities denying approval of our drug candidates for any or all targeted indications. The FDA, other regulatory authorities, our partners or we may suspend or terminate clinical trials at any time. Even if one or more of our drug candidates were approved for sale, the occurrence of even a limited number of toxicities or adverse effects when used in large populations may cause the FDA to impose restrictions on, or prevent, the further marketing of such drugs. Indications of potential adverse effects or toxicities which may occur in clinical trials and which we believe are not significant during the course of such trials may later turn out to actually constitute serious adverse effects or toxicities when a drug has been used in large populations or for extended periods of time. Any failure or significant delay in completing preclinical studies or clinical trials for our drug candidates, or in receiving and maintaining regulatory approval for the sale of any drugs resulting from our drug candidates, may severely harm our reputation and business.

Clinical trials are expensive, time consuming and subject to delay.

Clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous requirements. The clinical trial process is also time consuming. According to industry sources, the entire drug development and testing process takes on average 12 to 15 years. According to industry studies, the fully capitalized resource cost of new drug development averages approximately $800 million; however, individual trials and individual drug candidates may incur a range of costs above or below this average. We estimate that clinical trials of our most advanced drug candidates will continue for several years, but may take significantly longer to complete. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including, but not limited to:

•	delays in obtaining regulatory approvals to commence a clinical trial;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	slower than expected rates of patient recruitment and enrollment, including as a result of the introduction of alternative therapies or drugs by others;

•	lack of effectiveness during clinical trials;

•	unforeseen safety issues;

•	adequate supply of clinical trial material;

•	uncertain dosing issues;

•	introduction of new therapies or changes in standards of practice or regulatory guidance that render our clinical trial endpoints or the targeting of our proposed indications obsolete;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

We do not know whether planned clinical trials will begin on time, will need to be restructured or will be completed on schedule, if at all. Significant delays in clinical trials will impede our ability to commercialize our drug candidates and generate revenue and could significantly increase our development costs, any of which could significantly and negatively impact our results of operations and harm our business research and development programs or our therapeutic programs or cellular systems technologies on our own, we will need to obtain additional capital, which may not be available on acceptable terms, or at all.

Our proprietary rights may not adequately protect our technologies and drug candidates.

Our commercial success will depend in part on our obtaining and maintaining patent protection and trade secret protection of our technologies and drug candidates as well as successfully defending these patents against third-party challenges. We will only be able to protect our technologies and drug candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;

•
our issued patents and issued patents of our licensors may not provide a basis for commercially viable pharmaceuticals, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties; and

•	we may not develop additional proprietary technologies or drug candidates that are patentable.

We also rely on trade secrets to protect our technology, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our or our strategic partners’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, our enforcement efforts would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it will be more difficult for us to enforce our rights and our business could be harmed. If we are not able to defend the patent or trade secret protection position of our technologies and drug candidates, then we will not be able to exclude competitors from developing or marketing competing therapies, and we may not generate enough revenue from product sales to justify the cost of development of our therapies and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize therapies depends on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the areas that we are exploring. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our drug candidates may infringe. There could also be existing patents of which we are not aware that our drug candidates and products may inadvertently infringe. Future products of ours may be impacted by patents of companies engaged in competitive programs with significantly greater resources. Further development of these products could be impacted by these patents and result in the expenditure of significant legal fees. If a third party claims that our actions infringe on their patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

•
infringement and other intellectual property claims that, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement which we may have to pay if a court determines that our drugs or technologies infringe upon a competitor’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our drugs or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and

•	if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights.

We may become involved in disputes with our strategic partners over intellectual property ownership, and publications by our research collaborators and scientific advisors could impair our ability to obtain patent protection or protect our proprietary information, which, in either case, would have a significant impact on our business.

Inventions discovered under our strategic alliance agreements become jointly owned by our strategic partners and us in some cases, and the exclusive property of one of us in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention, or whether it is jointly owned, and disputes could arise regarding ownership of those inventions. These disputes could be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business if we were not able to protect or license rights to these inventions. In addition, our research collaborators and scientific advisors have contractual rights to publish our data and other proprietary information, subject to our prior review. Publications by our research collaborators and scientific advisors containing such information, either with our permission or in contravention of the terms of their agreements with us, may impair our ability to obtain patent protection or protect our proprietary information, which could significantly harm our business.

To the extent we elect to fund the development of a drug candidate or the commercialization of a therapy at our expense, we will need substantial additional funding.

The discovery, development and commercialization of ethical pharmaceuticals is costly. As a result, to the extent we elect to fund the development of a drug candidate or the commercialization of a drug at our expense, we will need to raise additional capital to:

•	expand our research and development and technologies;

•	fund clinical trials and seek regulatory approvals;

•	build or access manufacturing and commercialization capabilities;

•	implement additional internal systems and infrastructure;

•	maintain, defend and expand the scope of our intellectual property; and

•	hire and support additional management and scientific personnel.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the rate of progress and cost of our clinical trials and other research and development activities;

•	the costs and timing of seeking and obtaining regulatory approvals;

•	the costs associated with establishing manufacturing and commercialization capabilities;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the costs of acquiring or investing in businesses, products and technologies;

•	the effect of competing technological and market developments; and

•	the payment and other terms and timing of any strategic alliance, licensing or other arrangements that we may establish.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings and strategic alliances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs or future commercialization initiatives.

We have limited capacity to carry out our own clinical trials in connection with the development of our drug candidates and potential drug candidates, and to the extent we elect to develop a drug candidate without a strategic partner we will need to expand our development capacity, and we will require additional funding.

The development of drug candidates is complicated, and requires resources and experience for which we currently have limited resources. To the extent we conduct clinical trials for a drug candidate without support from a strategic partner we will need to develop additional skills, technical expertise and resources necessary to carry out such development efforts on our own or through the use of other third parties, such as contract research organizations, or CROs.

If we utilize CROs, we will not have control over many aspects of their activities, and will not be able to fully control the amount or timing of resources that they devote to our programs. These third parties also may not assign as high a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves, and therefore may not complete their respective activities on schedule. CROs may also have relationships with our competitors and potential competitors, and may prioritize those relationships ahead of their relationships with us. Typically we would prefer to qualify more than one vendor for each function performed outside of our control, which could be time consuming and costly. The failure of CROs to carry out development efforts on our behalf according to our requirements and FDA or other regulatory agencies’ standards, or our failure to properly coordinate and manage such efforts, could increase the cost of our operations and delay or prevent the development, approval and commercialization of our drug candidates.

If we fail to develop additional skills, technical expertise and resources necessary to carry out the development of our drug candidates, or if we fail to effectively manage our CROs carrying out such development, the commercialization of our drug candidates will be delayed or prevented.

We currently have no marketing or sales staff, and if we are unable to enter into or maintain strategic alliances with marketing partners or if we are unable to develop our own sales and marketing capabilities, we may not be successful in commercializing our potential drugs or therapeutic products.

We currently have no internal sales, marketing or distribution capabilities. To commercialize our products or drugs that we determine not to market on our own, we will depend on strategic alliances with third parties, which have established distribution systems and direct sales forces. If we are unable to enter into such arrangements on acceptable terms, we may not be able to successfully commercialize such products or drugs. If we decide to commercialize products or drugs on our own, we will need to establish our own specialized sales force and marketing organization with technical expertise and with supporting distribution capabilities. Developing such an organization is expensive and time consuming and could delay a product launch. In addition, we may not be able to develop this capacity efficiently, or at all, which could make us unable to commercialize our products and drugs.

To the extent that we are not successful in commercializing any products or drugs ourselves or through a strategic alliance, our product revenues will suffer, we will incur significant additional losses and the price of our common stock will be negatively affected.

We have no manufacturing capacity and depend on our partners or contract manufacturers to produce our products and clinical trial drug supplies for each of our drug candidates and potential drug candidates, and anticipate continued reliance on contract manufacturers for the development and commercialization of our potential products and drugs.

We do not currently operate manufacturing facilities for clinical or commercial production of our drug candidates or potential drug candidates that are under development. We have no experience in drug formulation or manufacturing, and we lack the resources and the capabilities to manufacture any of our drug candidates on a clinical or commercial scale. We anticipate reliance on a limited number of contract manufacturers. Any performance failure on the part of our contract manufacturers could delay clinical development or regulatory approval of our drug candidates or commercialization of our drugs, producing additional losses and depriving us of potential product revenues.

Our products and drug candidates require precise, high quality manufacturing. Our failure or our contract manufacturer’s failure to achieve and maintain high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency and other regulatory agencies to ensure strict compliance with current good manufacturing practices and other applicable government regulations and corresponding foreign standards; however, we do not have control over contract manufacturers’ compliance with these regulations and standards. If one of our contract manufacturers fails to maintain compliance, the production of our drug candidates could be interrupted, resulting in delays, additional costs and potentially lost revenues. Additionally, our contract manufacturer must pass a pre-approval inspection before we can obtain marketing approval for any of our drug candidates in development.

If the FDA or other regulatory agencies approve any of our products or our drug candidates for commercial sale, we will need to manufacture them in larger quantities. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to successfully increase the manufacturing capacity for a product or drug candidate, the regulatory approval or commercial launch of any related products or drugs may be delayed or there may be a shortage in supply. Even if any contract manufacturer makes improvements in the manufacturing process for our products and drug candidates, we may not own, or may have to share, the intellectual property rights to such improvements.

In addition, our contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our products and drug candidates. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace such contract manufacturer in a timely manner and the production of our products or drug candidates would be interrupted, resulting in delays and additional costs.

Switching manufacturers may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer prior to manufacturing our products or drug candidates. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our drug candidates after receipt of FDA approval. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all.

We expect to expand our development, clinical research and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to those drug candidates that we elect to develop or commercialize independently or together with a partner. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

The failure to attract and retain skilled personnel could impair our drug development and commercialization efforts.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel. The employment of these individuals and our other personnel is terminable at will with short or no notice. The loss of the services of any member of our senior management, scientific or technical staff may significantly delay or prevent the achievement of drug development and other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, and could have a material adverse effect on our business, operating results and financial condition. We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us. In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. Our inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our products and drug candidates and commercialization of our products and potential drugs and growth of our business.

We have found a material weakness in our internal controls in the past and we cannot be certain in the future that we will be able to report that our controls are without material weakness or to complete our evaluation of those controls in a timely fashion.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"), and the rules and regulations promulgated by the SEC to implement Section 404, we are required to include in our Form 10-KSB an annual report by our management regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. As of November 30, 2006, our internal control over financial reporting was ineffective due to the presence of a material weakness, as more fully described in Item 8A of our most recent Form 10-KSB, filed with the SEC on March 15, 2007.

If we fail to maintain an effective system of disclosure controls or internal control over financial reporting, we may discover material weaknesses that we would then be required to disclose. We may not be able to accurately or timely report on our financial results, and we might be subject to investigation by regulatory authorities. This could result in a loss of investor confidence in the accuracy and completeness of our financial reports, which may have an adverse effect on our stock price.

In addition, all internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to the preparation and presentation of financial statements. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

We are subject to a variety of general business risks.

We are subject to the risks inherent in the ownership and operation of a research and development biotechnology venture such as regulatory setbacks and delays, fluctuations in expenses, competition from other biotechnology ventures and pharmaceutical companies, the general strength of regional and national economies, and governmental regulation. Our products may fail to advance due to inadequate therapeutic efficacy, adverse effects, inability to finance clinical trials or other regulatory or commercial setbacks. Because certain of our costs will not generally decrease with decreases in financing capital or revenues, our operating costs may exceed our income. No assurance can be given that we will be profitable or will be able to generate sufficient working capital.

Risks Related to Our Industry

Our competitors may develop products and drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any drugs that we may commercialize.

We compete with companies that are also developing alternative products and drug candidates. Our competitors may:

•	develop products and drug candidates and market products and drugs that are less expensive or more effective than our future drugs;

•	commercialize competing products and drugs before we or our partners can launch any products and drugs developed from our drug candidates;

•	obtain proprietary rights that could prevent us from commercializing our products;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic alliances;

•	take advantage of acquisition or other opportunities more readily than we can;

•
develop products and drug candidates and market products and drugs that increase the levels of safety or efficacy or alter other product and drug candidate profile aspects that our products and drug candidates need to show in order to obtain regulatory approval; and

•	introduce technologies or market products and drugs that render the market opportunity for our potential products and drugs obsolete.

We will compete for market share against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new products and drug candidates that will compete with ours, as these competitors may, and in certain cases do, operate larger research and development programs or have substantially greater financial resources than we do. Our competitors may also have significantly greater experience in:

•	developing products and drug candidates;

•	undertaking preclinical testing and clinical trials;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals;

•	formulating and manufacturing; and

•	launching, marketing and selling products and drugs.

If our competitors market products and drugs that are less expensive, safer or more efficacious than our potential products and drugs, or that reach the market sooner than our potential products and drugs, we may not achieve commercial success. In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies.

The regulatory approval process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of some or all of our products and drug candidates.

The research, testing, manufacturing, selling and marketing of drug candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We may not market our potential drugs in the United States until we receive approval of an NDA from the FDA. Obtaining an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with the FDA and other applicable foreign and United States regulatory requirements may subject us to administrative or judicially imposed sanctions. These include warning letters, civil and criminal penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production, and refusal to approve pending NDAs, or supplements to approved NDAs.

Regulatory approval of an NDA or NDA supplement is never guaranteed, and the approval process typically takes several years and is extremely expensive. The FDA also has substantial discretion in the drug approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional preclinical testing and clinical trials. The number and focus of preclinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including:

•	a drug candidate may not be safe or effective;

•	FDA officials may not find the data from preclinical testing and clinical trials sufficient;

•	the FDA might not approve our or our contract manufacturer’s processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

The use of immortalized hepatocytes for drug discovery purposes does not require FDA approval.

The Sybiol® synthetic bio-liver device will be classified as a “biologic” regulated under the Public Health Service Act and the Food, Drug and Cosmetic Act. The use of human immortalized liver cells for this application will also be regulated by the FDA. We have not yet begun the regulatory approval process for our Sybiol® biosynthetic liver device with the FDA. We may, when adequate funding and resources are available, begin the approval process. If we are able to validate the device design, then we currently plan to find a partner to take the project forward. Before human studies may begin, the cells provided for the system will be subjected to the same scrutiny as the Sybiol device. We will need to demonstrate sufficient process controls to meet strict standards for a complex medical system. This means the cell production facility will need to meet the same Good Manufacturing Practice (“GMP”) standards as those pertaining to a pharmaceutical company.

If we receive regulatory approval, we will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize our potential drugs.

Any regulatory approvals that we or our partners receive for our drug candidates may also be subject to limitations on the indicated uses for which the drug may be marketed or contain requirements for potentially costly post-marketing follow-up studies. In addition, if the FDA approves any of our drug candidates, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping for the drug will be subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems with the drug, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our drug candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our drugs and our business could suffer.

If physicians and patients do not accept our drugs, we may be unable to generate significant revenue, if any.

Even if our drug candidates obtain regulatory approval, resulting drugs, if any, may not gain market acceptance among physicians, healthcare payors, patients and the medical community. Even if the clinical safety and efficacy of drugs developed from our drug candidates are established for purposes of approval, physicians may elect not to recommend these drugs for a variety of reasons including, but not limited to:

•	timing of market introduction of competitive drugs;

•	clinical safety and efficacy of alternative drugs or treatments;

•	cost-effectiveness;

•	availability of reimbursement from health maintenance organizations and other third-party payors;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects;

•	other potential disadvantages relative to alternative treatment methods; and

•	insufficient marketing and distribution support.

If our drugs fail to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.

The coverage and reimbursement status of newly approved drugs is uncertain and failure to obtain adequate coverage and reimbursement could limit our ability to market any drugs we may develop and decrease our ability to generate revenue.

There is significant uncertainty related to the coverage and reimbursement of newly approved drugs. The commercial success of our potential drugs in both domestic and international markets is substantially dependent on whether third-party coverage and reimbursement is available for the ordering of our potential drugs by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs, and, as a result, they may not cover or provide adequate payment for our potential drugs. They may not view our potential drugs as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our potential drugs to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce healthcare costs or reform government healthcare programs could result in lower prices or rejection of coverage for our potential drugs. Changes in coverage and reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for our drugs may cause our revenue to decline.

We may be subject to costly product liability claims and may not be able to obtain adequate insurance.

If we conduct clinical trials in humans, we face the risk that the use of our drug candidates will result in adverse effects. We cannot predict the possible harms or side effects that may result from our clinical trials. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limit of, our insurance coverage.
In addition, once we have commercially launched drugs based on our drug candidates, we will face exposure to product liability claims. This risk exists even with respect to those drugs that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA. We intend to secure limited product liability insurance coverage, but may not be able to obtain such insurance on acceptable terms with adequate coverage, or at reasonable costs. There is also a risk that third parties that we have agreed to indemnify could incur liability. Even if we were ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources and may create adverse publicity, all of which would impair our ability to generate sales of the affected product as well as our other potential drugs. Moreover, product recalls may be issued at our discretion or at the direction of the FDA, other governmental agencies or other companies having regulatory control for drug sales. If product recalls occur, such recalls are generally expensive and often have an adverse effect on the image of the drugs being recalled as well as the reputation of the drug’s developer or manufacturer.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no such claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential drugs, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We use hazardous chemicals and radioactive and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes involve the controlled use of hazardous materials, including chemicals and radioactive and biological materials. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from those materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts.

In addition, our partners may use hazardous materials in connection with our strategic alliances. To our knowledge, their work is performed in accordance with applicable biosafety regulations. In the event of a lawsuit or investigation, however, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these hazardous materials used by these parties. Further, we may be required to indemnify our partners against all damages and other liabilities arising out of our development activities or drugs produced in connection with these strategic alliances.

Risks Related To This Offering And To Our Common Stock

We have issued a large number of securities convertible into our common stock and the registration and sale of these securities could cause the price of our common stock to decline.

As of March 15, 2007, the Company has outstanding securities (other than its stock options issued pursuant to the company’s stock option plans) exercisable or exchangeable for, or convertible into, 60,085,635 shares of our common stock. This includes 36,440,947 shares that may be issued pursuant to outstanding warrants, up to 4,880,000 shares that may be issued pursuant to the conversion of 12,200 shares of our Series I preferred stock outstanding, up to 3,704,688 shares that may be issued pursuant to the conversion of 10,565 shares of our Series B preferred stock outstanding and up to 12,000,000 shares issuable upon conversion of a 7 3/4% convertible debenture. The conversion of the preferred stock are subject to certain limits. The Company has filed registration statements on Form SB-2 to register 25,841,837 shares of our common stock, in addition to the shares described in this prospectus. Upon effectiveness of these registration statements, all shares registered under them, if resold to non-affiliated parties of the Company, are freely tradable. Depending on market liquidity at the time, a sale of shares under these registration statements could cause the trading price of our common stock to decline or become more volatile.

The sale of our common stock to Fusion Capital will cause dilution and the sale of the shares of common stock acquired by Fusion Capital could cause the price of our common stock to decline.

The sale price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the market price of our common stock. All shares in this offering, if resold to non-affiliated parties of the Company, are freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us pursuant to the common stock purchase agreement at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. Furthermore, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

The shares of common stock issuable upon conversion of our Series B Preferred Stock and upon exercise of warrants to purchase common stock will cause dilution and the sale of such shares acquired by such investors could cause the price of our common stock to decline.

On July 14, 2006, we completed a Series B financing pursuant to which we issued shares of our Series B preferred stock and warrants to purchase up to 10,500,000 shares of common stock. The shares and warrants were issued to Monarch Pointe Fund, Ltd., Mercator Momentum Fund III, L.P., Asset Managers International Ltd. and Pentagon Special Purpose Fund Ltd. A total of 17,000 Series B shares were sold at a price of $100 per share, of which 16,877 are currently outstanding. The Series B shares are convertible at any time into common stock at a conversion price determined by dividing the purchase price per share of $100 by the conversion price per share, initially $0.32. The conversion price is subject to weighted average price-based anti-dilution adjustments, subject to certain exceptions. The conversion of the Series B preferred stock is limited for each Series B investor to a number of shares such that the beneficial ownership of such investor shall not be greater than 9.99% of our common stock outstanding on the date of conversion. We are obligated to file a registration statement covering the resale of the shares issuable upon conversion of the Series B preferred stock and the shares issuable upon warrants issued in connection with Series B financing within 45 days of closing of the Series B financing. Commencing on the date of issuance of the Series B Preferred Stock until the date a registration statement registering the common shares underlying the preferred stock and warrants issued is declared effective by the SEC, the Company will pay on each outstanding share of Series B Preferred Stock a preferential cumulative dividend at an annual rate equal to the product of multiplying $100 per share by the higher of the Wall Street Journal Prime Rate plus 1%, or 9%. In no event will the dividend rate be greater than 12% per annum. The dividend will be payable monthly in arrears in cash on the last day of each month based on the number of shares of Series B Preferred Stock outstanding as of the first day of that month. In the event the Company does not pay the Series B preferred dividends when due, the conversion price of the Series B preferred shares will be reduced to eighty-five percent (85%) of the otherwise applicable conversion price. After this registration statement is declared effective, the investors in our Series B financing may sell none, some or all of the shares of common stock purchased from us pursuant to the Series B purchase agreement at any time. Depending upon market liquidity at the time, a sale of shares under such prospectus at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. Furthermore, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including the Series B investors and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

The shares of common stock issuable upon conversion of the 7 ¾% convertible debenture will cause dilution and the sale of such shares acquired by La Jolla Cove Investors could cause the price of our common stock to decline.

On February 28, 2007, we completed a financing agreement with La Jolla Cove Investors (“LJCI”). Pursuant to a Debenture Purchase Agreement dated February 28, 2007 with LJCI (the “Debenture Purchase Agreement”), we sold a convertible debenture to LJCI in a principal amount of $1,000,000, with an annual interest rate of 7.75%, expiring February 28, 2008 and convertible into shares of our common stock (the “Initial Note”). In addition, pursuant to a Registration Rights Agreement dated February 28, 2007 with LJCI (the “Rights Agreement”), we agreed to register with the U.S. Securities and Exchange Commission 12 million shares of our common stock underlying the Initial Note for re-sale by LJCI. $250,000 of the purchase price of the Initial Note was funded upon closing of the financing with the balance of the purchase price to be paid in installments. The $250,000 funded upon closing is secured by pledges of our common stock held by certain insiders pursuant to a Stock Pledge Agreement dated February 28, 2007. Pursuant to a letter dated February 28, 2007 from LJCI to and acknowledged by us, we agreed to sell to LJCI an additional $1,000,000 with the same terms as the Initial Note no later than thirty days after the principal amount outstanding under the Initial Note is less than $250,000.

In addition, we issued LJCI a warrant to purchase up to 10 million shares of our common stock at a strike price of $1.09 per share, exercisable over the next five years pursuant to a schedule outlined in a letter dated February 28, 2007 from LJCI to and acknowledged by us. Depending upon market liquidity at the time, a sale of shares under such prospectus at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. Furthermore, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company could have an adverse effect on the market price of our shares.

We expect that our stock price will fluctuate significantly, and you may not be able to resell your shares at or above your investment price.

The market price of our common stock, as well as the market prices of securities of companies in the life sciences and biotechnology sectors generally, have been highly volatile and are likely to continue to be highly volatile. While the reasons for the volatility of the market price of our common stock and its trading volume are sometimes unknown, in general the market price of our common stock may be significantly impacted by many factors, including, but not limited to:

•	the viability of our company as a going concern;

•	the thin trading volume of our common stock;

•	results from, and any delays in, the clinical trials programs for our products and drug candidates;

•	delays in or discontinuation of the development of any of our products and drug candidates;

•	failure or delays in entering additional drug candidates into clinical trials;

•	failure or discontinuation of any of our research programs;

•	delays or other developments in establishing new strategic alliances;

•	announcements concerning our existing or future strategic alliances;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•
the exercise of outstanding options and warrants, the conversion of outstanding Series I convertible preferred stock and the issuance of additional options, warrants, preferred stock and convertible debt;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	third-party healthcare reimbursement policies;

•	FDA or other United States or foreign regulatory actions affecting us or our industry;

•	concerns about the safety of our drug candidates;

•	additions or departures of key personnel; and

•	volatility in the stock prices of other companies in our industry.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of our common stock and may otherwise negatively affect the liquidity of our common stock. In addition, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Our common shares are thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. As of February 28, 2007, our average trading volume per day for the past three months was approximately 137,486 shares a day with a high of 1,443,900 shares traded and a low of 38,300 shares traded. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

Sales of our common stock by Fusion Capital into the market could cause our common stock price to decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Using the closing price on February 28, 2007, of $0.20 as an example, Fusion Capital would be issued approximately 250,000 shares once every three business days if we elected to have them purchase the periodic purchase amount of $50,000, whereas our average trading volume for the prior three months ending on February 28, 2007, is 137,486 per day. The market price of our common stock could decline given our minimal average trading volume compared to the number of shares potentially issuable to Fusion Capital. However, there is no obligation for Fusion Capital to sell the shares that it purchases under the common stock purchase agreement into the market. In addition, the voting power and the value of your investment would be subject to continual dilution if Fusion Capital purchases the shares under the common stock purchase agreement. Any adverse affect on the market price of our common stock would increase the number of shares issuable to Fusion Capital each trading day, which would increase the dilution of your investment. Although the sale of our shares to Fusion Capital is at our discretion, our financial condition at the time may require us to continue selling our shares to Fusion Capital even if there is a decline in the market price.

Our common stock is subject to penny stock regulation, which may affect its liquidity.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ Global Market or Capital Market that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity of our common stock and could limit your ability to sell your securities in the secondary market.

It is anticipated that dividends will not be paid in the foreseeable future.

The Company does not intend to pay dividends on its common stock in the foreseeable future. There can be no assurance that the operation of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate positive cash flows. Furthermore, our dividend policy is subject to the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s earnings, financial condition, capital requirements and other factors.

TRANSACTION WITH LA JOLLA COVE INVESTORS

On February 28, 2007, we entered into a Debenture Purchase Agreement with La Jolla Cove Investors, Inc. (the “Debenture Purchase Agreement”) pursuant to which we sold a convertible debenture to LJCI in a principal amount of $1,000,000 with an annual interest rate of 7.75% and expiring on February 28, 2008 (the “Initial Debenture”). We also entered into a Securities Purchase Agreement with LJCI on February 28, 2007 (the “Securities Purchase Agreement”) pursuant to which we agreed to sell a convertible debenture in a principal amount of $100,000 with an annual interest rate of 4.75% and expiring on February 28, 2012 (the “Second Debenture”, and together with the Initial Debenture, the “Debentures”).

We also agreed to issue another convertible debenture in the amount of $1,000,000 to LJCI with the same terms as the initial debenture no later than 30 days after the principal amount outstanding under the initial debenture is less than $250,000.

In addition, we issued to LJCI a warrant to purchase up to 10 million shares of our common stock (the “LJCI Warrant”) at an exercise price of $1.09 per share, exercisable over the next five years according to a schedule described in a letter agreement dated February 28, 2007.

There have been no prior securities transactions between us and La Jolla Cove Investors, Inc. Additional disclosures are included in the section titled “Selling Security Holder” on page 60.

Convertible Debentures. The Initial Debenture has been issued and $250,000 of the total amount was funded on or about February 28, 2007. The initial $250,000 payment was secured by pledges of our common stock held by certain insiders pursuant to stock pledge agreements. The balance of the debenture shall be paid to us in installments according to a schedule based on the effectiveness of this registration statement.

The Debentures will be convertible at the option of LJCI at any time up to maturity at a conversion price equal to the lesser of the fixed conversion price of $1.00, or 80% of the average of the lowest three daily volume weighted average trading prices per share of our common stock during the twenty trading days immediately preceding the conversion date. The Initial Debenture will accrue interest at 7.75% per year payable in cash or our common stock. The Second Debenture will accrue interest at 4.75% per year payable in cash or our common stock. The maximum amount of interest fees that can accrue assuming the Debentures remain outstanding until the maturity date is $103,616. If paid in stock, the stock will be valued at the rate equal to the conversion price of the Debentures in effect at the time of payment. Interest and principal payments on the Initial Debenture are due on the maturity date of February 28, 2008. Interest and principal payments on the Second Debenture are due on the maturity date of February 28, 2012. The Initial Debenture may not be prepaid without the written consent of LJCI. The Second Debenture may not be prepaid without the written consent of LJCI on or before February 28, 2008.

The following table summarizes the value of our common stock underlying the Debentures and potential discount to market price that LJCI may receive. For purposes of this table, we have assumed that the entire $1,100,000 aggregate principal amount of the Debentures were issued and sold on February 28, 2007.

Market Price (1)	Conversion Price (2)	Total Shares Underlying Debentures (3)	Total Value of Shares at Market Price (4)	Total Value of Shares at Conversion Price (5)	Total Possible Discount to Market Price (6)
$0.20	$0.16	6,875,000	$1,375,000	$1,100,000	$275,000

(1)	Market price per share of our common stock on the date of the sale of the Debentures.

(2)
Conversion price per share of our common stock underlying the Debentures on the date of the sale of the Debentures. Pursuant to the terms of the Debentures, the conversion price is equal to the lesser of the fixed conversion price of $1.00, or the market conversion price, defined as 80% of the average of the lowest three daily volume weighted average trading prices per share of our common stock during the 20 trading days immediately preceding the conversion date. The three lowest prices during that period were three separate dates of $0.20, thus the conversion price on the date of the sale of the Debentures was $0.16.

(3)
Total number of shares of common stock underlying the Debentures assuming full conversion as of the date of the sale of the Debentures. Since the actual conversion price of the Debentures can decrease as the market price decreases, the actual number of shares underlying the Debentures can also fluctuate.

(4)
Total market value of shares of common stock underlying the Debentures assuming full conversion as of the date of the sale of the Debentures and based on the market price of the common stock on the date of the sale of the Debentures.

(5)	Total value of shares of common stock underlying the Debentures assuming full conversion of the Debentures as of the date of the sale of the Debentures and based on the conversion price.

(6)	Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

Warrant. On February 28, 2007, we also issued to LJCI a warrant for a total of 10,000,000 shares of our common stock exercisable at $1.09 per share, for an aggregate exercise price of $10,900,000. The shares of common stock underlying the LJCI Warrant are not required to be registered with the SEC. Upon conversion of any portion of the Debentures, LJCI shall purchase the percentage of shares under the warrant equal to the amount of the debenture being converted divided by the purchase price. The LJCI Warrant expires on February 28, 2012.

The following table summarizes the value of the LJCI Warrant:

Market Price on Date of Sale (1)	Conversion Price on Date of Sale (2)	Total Shares Underlying the Warrant (3)	Total Value of Shares at Market Price (4)	Total Value of Shares at Exercise Price (5)	Total Possible Discount to Market Price (6)
$0.20	$1.09	10,000,000	$2,000,000	$10,900,000	$0.00

(1)	Marketprice per share of our common stock on the date of the sale of the LJCI Warrant.

(2)
Exercise price per share of our common stock on the date of the sale and issuance of the LJCI Warrant. The exercise price of the LJCI Warrant is fixed except that it contains anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying the LJCI Warrant assuming full conversion as of the date of the sale. Upon certain anti-dilution adjustments of the exercise price of the LJCI Warrant, the number of shares underlying the LJCI Warrant may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of the shares of common stock underlying the LJCI Warrant assuming full exercise as of the date of the sale based on the market price of the common stock on the date of the sale.

(5)	Total value of shares of common stock underlying the LJCI Warrant assuming full exercise as of the date of the sale based on the conversion price.

(6)
Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4). Since the total value of shares at the exercise price exceeds the total value of the shares at market price, there is no discount to market price.

Registration Rights Agreement. Pursuant to the Registration Rights Agreement with LJCI dated February 28, 2007 (the “Rights Agreement”), we agreed to register for resale under the Securities Act of 1933, as amended, 12,000,000 shares of common stock issuable upon conversion of the Initial Debenture, and use our commercially reasonable best efforts to have the Registration Statement declared effective by May 29, 2007. The number of shares to be registered hereunder was determined through negotiations with LJCI. The value of the total number of shares of common stock that we are currently registering with this Registration Statement pursuant to the Rights Agreement, based on the market price of our common stock on February 28, 2007 ($0.20), is $2,400,000.

There is no guarantee that the SEC will declare the Registration Statement effective. In the event that the Registration Statement is not declared effective by the required dates, then LJCI may claim we are in default on these agreements, and we may face certain liquidated damages in addition to other rights that LJCI may have. The liquidated damages, at LJCI’s option, include a decrease in the discount multiplier used to calculate the conversion price of the Debentures or an acceleration of maturity. LJCI will not claim these damages, however, if we use commercially reasonable best efforts to obtain effectiveness of this Registration Statement or changes in the Commission’s policies or interpretations make us unable to obtain effectiveness of this Registration Statement.

Stock Pledge Agreements. $250,000 of the Initial Debenture is secured by a pledge of 2,527,638 of the shares of our common stock which are owned by certain officers, directors and major stockholders, which comprises approximately 6.0% of our currently issued and outstanding common stock. In the event that this Registration Statement has not been deemed effective on May 29, 2007 or the closing price for shares of our common stock is less than $0.16 prior to the date of effectiveness, LJCI shall have the right to sell the pledged shares according to the terms of the stock pledge agreement.

Use of Proceeds. We plan to use the proceeds for general corporate purposes and for working capital. The following table summarizes the potential proceeds available to us pursuant to the financing with LJCI. For purposes of this table, we have assumed that all of the $1,100,000 aggregate principal amount of convertible debentures were issued and sold, and the LJCI Warrant was fully exercised, on February 28, 2007.

Total Gross Proceeds Payable to Company	Total Maximum Payments by Company(1)	Net Proceeds to Company (2)	Total Possible Profit to LJCI (3)	Percentage of (Payments + Discounts) ÷ Net Proceeds (4)
$12,000,000	$103,616	$11,896,384	$275,000	38.0%

(1)
Maximum payment includes interest payments due on the Debentures assuming that they reach full maturity. Also assumes that the maturity date of the Debentures is not accelerated due to an event of default.

(2)	Total net proceeds to us calculated by subtracting the result in column (2) from the result in column (1).

(3)	Total possible profit to LJCI based on the aggregate discount to market price of the conversion of the Debentures and exercise of the Warrants.

(4)
Percentage equal to the total amount of possible payments to LJCI under the Debentures ($103,616) plus total possible discount to the market price of the shares underlying the Debentures ($334,783) divided by the net proceeds to us resulting from the sale of the Debentures ($11,896,384).

Copies of Agreements. Incorporated by reference to this Registration Statement (see “Exhibits” below) are copies of all agreements between us and:

•	the selling security holder;

•	any affiliates of the selling security holder; and

•	any person with whom any selling security holder has a contractual relationship regarding the transaction in connection with the sale of the convertible debentures and attached warrants.

These documents include the following, which were included in our Report on Form 8-K filed on March 7, 2007:

•	Debenture Purchase Agreement between MultiCell Technologies, Inc. and La Jolla Cove Investors, Inc. dated February 28, 2007

•	Registration Rights Agreement between MultiCell Technologies, Inc. and La Jolla Cove Investors, Inc. dated February 28, 2007

•	Stock Pledge Agreement dated February 28, 2007

•	7 ¾ % Convertible Debenture for $1,000,000

•	Escrow Letter dated February 28, 2007 from La Jolla Cove Investors, Inc.

•	Letter Agreement dated February 28, 2007 from La Jolla Cove Investors, Inc.

•	Securities Purchase Agreement between MultiCell Technologies, Inc. and La Jolla Cove Investors, Inc. dated February 28, 2007

•	4 ¾ % Convertible Debenture for $100,000

•	Warrant to Purchase Common Stock dated February 28, 2007

•	Letter Agreement dated February 28, 2007 from La Jolla Cove Investors, Inc.

USE OF PROCEEDS

We will not receive proceeds from the resale of our common stock by the selling security holder.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board under the symbol MCET.OB. Our stock is considered penny stock and is, therefore, subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. Penny stock is defined as any equity security not traded on a national stock exchange or quoted on NASDAQ and that has a market price of less than $5.00 per share. Additional disclosure is required in connection with any trades involving a stock defined as a penny stock (subject to certain exceptions); including the delivery, prior to any such transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser’s written consent prior to the transaction.

The table below gives the range of high and low bid prices of our common stock for the quarters ended February 28, 2006, May 31, 2006 and August 31, 2006, and for the fiscal years ended November 30, 2006, November 30, 2005 and November 30, 2004, based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without mark-up, mark-down or commissions and may not necessarily represent actual transactions or a liquid trading market.

	Fiscal Year Ended November 30, 2006
	High	Low
First quarter	$0.75	$0.47
Second quarter	$0.60	$0.34
Third quarter	$0.42	$0.32
Fourth quarter	$0.42	$0.24

	Fiscal Year Ended November 30, 2005
	High	Low
First quarter	$2.35	$.75
Second quarter	$1.55	$.80
Third quarter	$1.35	$.90
Fourth quarter	$1.00	$.50

	Fiscal Year Ended November 30, 2004
	High	Low
First quarter	$3.70	$2.45
Second quarter	$2.80	$1.35
Third quarter	$1.65	$.95
Fourth quarter	$1.35	$.90

No cash dividends have been paid on our common stock or our preferred stock for the 2004, 2005 and 2006 fiscal years. Commencing on the date of the issuance of the Company’s Series B Preferred Stock (July 14, 2006) until the date a registration statement registering the common shares underlying the preferred stock and warrants issued is declared effective by the SEC, the Company will pay on each outstanding share of Series B Preferred Stock a preferential cumulative dividend at an annual rate equal to the product of multiplying $100 per share by the higher of the Wall Street Journal Prime Rate plus 1%, or 9%. In no event will the dividend rate be greater than 12% per annum. The dividend will be payable monthly in arrears in cash on the last day of each month based upon the number of shares of Series B Preferred Stock outstanding as of the first day of that month. In the event the Company does not pay the Series B preferred dividends when due, the conversion price of the Series B preferred shares will be reduced to eighty-five percent (85%) of the otherwise applicable conversion price. No other change to the Company’s dividend policy is under consideration by the Board of Directors.

The payment of cash dividends in the future will be determined by the Board of Directors in light of conditions then existing, including our Company’s earnings, financial requirements, and opportunities for reinvesting earnings, business conditions, and other factors. There are otherwise no restrictions on the payment of dividends. The number of stockholders of record of our Company’s common stock on February 28, 2007 was approximately 1,053. As of November 30, 2006, the number of stockholders of record of our Company’s Series I Convertible Preferred Stock was three. As of November 30, 2006, the number of stockholders of record of our Company’s Series B convertible preferred stock was four.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF BUSINESS

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. was incorporated in Delaware on April 28, 1970 as Exten Ventures, Inc., subsequently the Company changed its name to Exten Industries, Inc. (“Exten”). An agreement of merger between Exten and MultiCell was entered into on March 20, 2004 whereby MultiCell ceased to exist and all of its assets, property, rights and powers, as well as all debts due it, were transferred to and vested in Exten as the surviving corporation. Effective April 1, 2004 Exten changed its name to MultiCell Technologies, Inc. (“MultiCell”). MultiCell operates three subsidiaries, MCT Rhode Island Corp., Xenogenics Corporation (“Xenogenics”), and as of September 2005, MultiCell holds approximately 67% of the outstanding shares (on an as if converted basis) of a newly formed subsidiary, MultiCell Immunotherapeutics, Inc. (“MCTI”). As used herein, the “Company”, “we” or “us” refers to MultiCell, together with MCT Rhode Island Corp., Xenogenics, and MCTI. Our principal offices are at 701 George Washington Highway, Lincoln, RI 02865. Our telephone number is (401) 333-0610.

Following the formation of MultiCell Immunotherapeutics, Inc. during September 2005 and the recent in-licensing of drug candidates, the Company is pursuing research and development of therapeutics in addition to continuing to advance its cellular systems business. Historically, the Company has specialized in developing primary liver cell immortalization technologies to produce cell-based assay systems for use in drug discovery. The Company seeks to become an integrated biopharmaceutical company that will use its proprietary cell-based systems and immune system modulation technologies to discover, develop and commercialize new therapeutics itself and with strategic partners.

On May 18, 2005, the Company filed an amendment to the Company’s Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect a one-for-five reverse split of the Company’s common stock. As a result of the reverse stock split, each outstanding five shares of the Company’s common stock held by a stockholder was exchanged for one share of the Company’s common stock. No rights of the holders of the Company’s common stock were affected in any other manner.

In September 2005, MCTI acquired from Astral, Inc. and Alliance Pharmaceutical Corp. certain assets and assumed certain liabilities relating to their Astral business pursuant to an Asset Contribution Agreement. The intellectual property acquired included ten United States and 20 foreign issued and pending patents and patent applications related to chimeric antibody technology, treatment of type 1 diabetes, T-cell tolerance, Toll-like receptor technology, dendritic cells, dsRNA technology, and immunosuppression. As consideration, MCTI issued to Alliance 490,000 shares of MCTI’s common stock (representing 49% of the outstanding shares of MCTI as of the closing of the transaction). As part of the acquisition, MultiCell guaranteed the obligations of MCTI to assume the liabilities of the Astral business. Immediately following the closing of the acquisition, MCTI sold 500,000 shares of MCTI’s Series A Preferred Stock to MultiCell and MultiCell (a) paid to MCTI cash in the amount of $1,000,000, and (b) issued a secured promissory note to MCTI in the amount of $1,000,000. Following such issuance of Series A Preferred Stock to MultiCell, MultiCell held approximately 67% of the outstanding shares (on an as-converted basis) of MCTI and Alliance held the remaining approximately 33%. Simultaneously with the execution of the Asset Contribution Agreement, MultiCell entered into an IP Agreement and Release with Mixture Sciences, Inc. and Astral pursuant to which Mixture assigned to MCTI certain intellectual property related to the Astral business previously assigned by Astral to Mixture and in consideration therefore, MultiCell (a) paid $100,000 to Mixture, and (b) issued to Mixture a warrant to purchase up to 400,000 shares of MultiCell common stock.

Following the formation of MultiCell Immunotherapeutics, Inc. in September 2005 and the recent in-licensing of drug candidates, the Company is pursuing research and development of therapeutics in addition to continuing to advance its cellular systems business. Historically, the Company has specialized in developing primary liver cell immortalization technologies to produce cell-based assay systems for use in drug discovery. The Company seeks to become an integrated biopharmaceutical company that will use its proprietary cell-based systems and immune system modulation technologies to discover, develop and commercialize new therapeutics itself and with strategic partners.

Our Therapeutic Programs. MultiCell is pursuing research and development targeting degenerative neurological diseases, including multiple sclerosis, or MS, metabolic and endocrinological disorders, including Type-1 diabetes, infectious diseases, including hepatitis, sepsis and influenza, and degenerative ocular diseases, including macular degeneration. We are focusing our efforts primarily on advancing MCT-125, which is a potential treatment for fatigue in patients diagnosed with MS, licensed in December 2005 from Amarin Corporation plc. If funds are sufficient, MultiCell will additionally seek to advance MCT-175 (for the treatment of relapsing-remitting MS) and MCT-275 (for the treatment of early-onset Type-1 diabetes) first, and then pursue one or more of our other therapeutics programs and our technologies described in this prospectus.

Multiple Sclerosis Therapeutic Program. Multiple Sclerosis, or MS, is an autoimmune disease in which immune cells attack and destroy the myelin sheath, which insulates neurons in the brain and spinal cord. When the myelin sheath is destroyed, nerve messages are sent more slowly and less efficiently. Scar tissue then forms over the affected areas, disrupting nerve communication. MS symptoms occur when the brain and spinal cord nerves cease to communicate properly with other parts of the body.

Approximately 350,000 individuals have been diagnosed with MS in the United States and more than one million persons worldwide are afflicted with MS. An estimated 10,000 new MS cases are diagnosed in the USA annually. Initial symptoms typically manifest themselves between the ages of 20 and 40; symptoms rarely begin before 15 or after 60 years of age. Women are almost twice as likely to get MS as men, especially in their early years. People of northern European heritage are more likely to be affected than people of other racial backgrounds, and MS rates are higher in the United States, Canada, and Northern Europe than in other parts of the world. MS is very rare among Asians, North and South American Indians, and Eskimos.

MCT-125 for the treatment of fatigue in patients with multiple sclerosis

Fatigue is the most common symptom in MS. Overall, greater than 75% of persons with MS report having fatigue, and 50% to 60% report it as the worst symptom of their disease. Fatigue can severely affect an individual’s quality of life and functioning, even if the level of disability appears to be insignificant to the outside observer. Many MS care providers are unaware that fatigue is also a major reason for unemployment, especially for those individuals with otherwise minor disability. Moreover, fatigue in MS has a severe effect on patients’ ability to feel as if they have control over their illness. Perhaps the most dramatic evidence that fatigue is a distinct symptom of MS comes from the clinical characteristics that have been recognized by clinicians for years. These characteristics include the sensitivity of MS fatigue patients to heat as well as the fact that in about 30% of MS patients, fatigue predates other symptoms of MS. In addition, clinical observation has shown that MS fatigue exhibits relapsing-remitting characteristics. Many individuals appear to have “fatigue relapses”. Individuals can suffer from weeks of extraordinary fatigue for no apparent reason, then report feeling not fatigued for a period of time followed by a relapse of feeling fatigued; these episodes may or may not be associated with the typical symptoms of an MS relapse. All of these characteristics suggest that fatigue is not a secondary effect of MS, but is a primary part of the disease itself.

In January 2006, MultiCell exclusively licensed LAX-202 from Amarin Corporation plc for the treatment of fatigue in patients suffering from multiple sclerosis. MultiCell renamed LAX-202 to MCT-125, and will further evaluate MCT-125 in a pivotal Phase IIb/III clinical trial. In a 138 patient, multi-center, double-blind placebo controlled Phase II clinical trial conducted in the UK by Amarin, LAX-202 demonstrated efficacy in significantly reducing the levels of fatigue in MS patients enrolled in the study. LAX-202 proved to be effective within 4 weeks of the first daily oral dosing, and showed efficacy in MS patients who were moderately as well as severely affected. LAX-202 demonstrated efficacy in all MS patient sub-populations including relapsing-remitting, secondary progressive and primary progressive. Patients enrolled in the Phase II trial conducted by Amarin also reported few if any side effects following daily oral dosing of LAX-202. MultiCell intends to proceed with the anticipated pivotal Phase IIb/III trial of MCT-125 using the data generated by Amarin for LAX-202 following discussions with the regulatory authorities.

MCT-175 for the treatment of relapsing-remitting multiple sclerosis

Currently there is no cure for MS, but there are treatments both to slow down the course of the disease and to mitigate against its effects. These drugs are called disease modifying drugs. Disease modifying drugs such as the beta interferons and glatiramer acetate work by suppressing, or altering, the activity of the body’s immune system. These therapies are based on the theory that MS is, at least in part, a result of an abnormal response of the body’s immune system that causes it to attack the myelin sheath surrounding nerves. These medications work to reduce the frequency and severity of attacks, and help to minimize the development of new brain lesions. Disease modifying drugs help to improve the quality of life for many people with MS. Therefore, most doctors suggest patients be treated with one of these drugs as soon as a diagnosis of relapsing-remitting MS has been made.

MultiCell is developing MCT-175 as a disease modifying therapy to slow the progression of relapsing-remitting multiple sclerosis. MCT-175 was developed using MultiCell’s epitope-based T-cell immunotherapy, or ETI, technology platform. MCT-175 is a myelin proteolipid protein chimeric IgG construct, which has demonstrated proof of concept in the preclinical experimental autoimmune encephalomyletisis, or EAE, mouse model.

Type-1 Diabetes Therapeutic Program. Diabetes is the name given to disorders in which the body has trouble regulating its blood glucose, or blood sugar levels. There are two major types of diabetes: Type-1 and Type-2. Type-1 diabetes, also called juvenile diabetes or insulin-dependent diabetes, is a disorder of the body’s immune system. Type-1 diabetes occurs when the body’s immune system attacks and destroys certain cells in the pancreas, an organ about the size of a hand that is located behind the lower part of the stomach. These cells, known as beta cells, are contained, along with other types of cells, within small islands of endocrine cells called the pancreatic islets. Beta cells normally produce insulin, a hormone that helps the body move the glucose contained in food into cells throughout the body, which the body uses for energy. But when the beta cells are destroyed, no insulin can be produced, and the glucose stays in the blood, where it can cause serious damage to all the organ systems of the body. Roughly 5%-15% of all cases of diabetes are Type-1 diabetes. It is the most common metabolic disease of childhood, with a yearly incidence of 15 cases per 100,000 people younger than 18 years. Approximately 1 million Americans have Type-1 diabetes, and physicians diagnose 10,000 new cases every year. Many forms of insulin are used to treat Type-1 diabetes. They are classified by how fast they start to work and how long their effects last. The types of insulin include: rapid-acting, short-acting, intermediate-acting, long-acting, and pre-mixed.

MCT-275 for the treatment of early-onset Type-1 diabetes

MultiCell’s lead diabetes drug candidate MCT-275 is indicated for the treatment of early-onset Type-1 diabetes. MCT-275 is a chimeric immunoglobulin therapeutic derived using the company’s ETI and T-cell tolerance technologies, which contains antigenic peptide sequences from GAD 65 and insulin that can be presented on DR4/DQ8 HLA class II molecules. The binding of these epitope bearing immunoglobulins to Fc receptors results in endocytosis allowing the specific peptide to be presented on MHC class II molecules. Because this chimeric immunoglobulin is able to present in the absence of inflammatory signals, MultiCell believes it is likely that the presentation of these peptides on MHC class II molecules will result in anergy in antigen reactive CD4 cells and/or the induction of T regulatory cells. In the case of autoimmune diseases such as Type-1 diabetes, the immune response generated by the fusion proteins located on the chimeric immunoglobulin suppresses the otherwise unwanted T1 cytokine pro-inflammatory response that occurs in autoimmune diseases.

Influenza A Therapeutic Program. Epidemics of influenza A infection typically occur during the winter months in temperate regions and have been responsible for an average of approximately 36,000 deaths/year in the United States during 1990-1999. Influenza viruses also can cause pandemics, during which rates of illness and death from influenza-related complications can increase worldwide. The rates of influenza A infection are highest among children, but rates of serious illness and death are highest among persons aged >65 years, children aged <2 years, and persons of any age who have medical conditions that place them at increased risk for complications from influenza A infection. Influenza vaccination is the primary method for preventing influenza A infection and its severe complications. Vaccination is associated with reductions in influenza-related respiratory illness and physician visits among all age groups, hospitalization and death among persons at high risk, middle ear infections among children, and work absenteeism among adults. Although influenza vaccination levels increased substantially in the 1990s, further increases in vaccination coverage levels are needed, chiefly among persons aged greater than 65 years who are at increased risk for influenza-related complications among all racial and ethnic groups, among blacks and Hispanics aged less than 65 years, among children aged 6-23 months, and among healthcare workers. Although influenza vaccination remains the cornerstone for the control and treatment of influenza, there is a strong need for new antiviral medications as an adjunct to vaccine therapy.

MCT-465 is prospective adjuvant therapy for the treatment of Influenza A infection
MultiCell’s drug candidate MCT-465 is indicated as a prospective adjuvant therapy for the treatment of influenza A infections. MCT-465 is a dsRNA molecule designed to exploit the body’s TLRs ability to recognize generic molecules related to pathogens. In preclinical studies, originally published in the Journal of Clinical Investigation, MCT-465 reduced pulmonary influenza A H1N1 virus titers by 1,000-fold in mouse models,resulting in barely detectable levels of the virus. The results suggest MCT-465 may also be able to reduce influenza A H5N1 viral load, also known as the “bird flu” or “avian flu” virus. The H5N1 strain of influenza A virus is genetically similar to the H1N1 strain of influenza A virus. MultiCell is planning further preclinical studies to determine the effectiveness of MCT-465 to induce immunity in mice infected by the H5N1 influenza A virus.

BioFactories™ Therapeutic Protein Program. MultiCell has developed an immortalized human hepatocyte cell line that secretes clinically relevant plasma proteins including clotting factors and alpha-1-antitrypsin that are virtually indistinguishable from plasma-derived proteins. Traditional methods to commercially produce therapeutic proteins include purification from plasma and expression of recombinant proteins in nonhuman producer cells. Unfortunately there are limitations to both of these approaches that lead to a market shortage of therapeutic proteins. The global supply of human plasma is limited and there will always be the risk of unknown viral contamination. MultiCell believes its therapeutic protein BioFactories™ offer the potential to become next generation producer cells the manufacture of important bio-molecules.

MultiCell received a Small Business Innovation Research (SBIR) award in August 2005 to create proprietary BioFactories™ that express a serine protease inhibitor recently implicated as a novel treatment for sepsis.

Sepsis is the leading cause of death in the non-cardiac intensive care unit and the tenth leading cause of death overall in the United States. Sepsis is a systematic and overwhelming response to infection. Once triggered, an uncontrolled cascade of coagulation, impaired fibrinolysis, and inflammation occur, causing further disease progression. This results in damage to the lungs, liver, kidney and cardiovascular system, leading to multiple organ failure, which is usually followed by death. Presently the treatment viewed as the best for severe sepsis is Eli Lilly’s Xigris, however this product only reduces the absolute risk of death by six percent. The annual cost to treat patients with severe sepsis in U.S. hospitals is nearly $17 billion.

MultiCell’s highly functional, immortalized human hepatocytes naturally produce plasma proteins including inter-alpha-inhibitor proteins (I(alpha)Ip), serine protease inhibitors that have been found valuable as a treatment for sepsis in preclinical studies. Presently, the only source of I(alpha)Ip is to purify it from human plasma. The biochemical complexity and critical post-translation modifications of I(alpha)Ip preclude expressing the recombinant protein by conventional systems.

The goal of this Phase I SBIR project is to genetically engineer the Company’s proprietary cell lines to express high levels of recombinant I(alpha)Ip that are biochemically identical to the native protein. If successful, the goal of the Phase II SBIR project will then be to create stable cell lines that express I(alpha)Ip and to scale up the production and purification of recombinant I(alpha)Ip for preclinical evaluation.

We believe that our hepatocyte methodology has the following key advantages over current bio-manufacturing systems:

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Human-based. We believe that antibody and protein products based on the human-based liver cell hepatocyte methodology will demonstrate enhanced biological properties making them potentially more efficacious.

•	High Yields. MultiCell’s hepatocyte methodology potentially offers a system for high yield, large-scale biopharmaceutical product production with proper posttranslational modification.

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Scalability in Serum-free Conditions. MultiCell’s cells can be cultured in its proprietary serum-free medium. The use of a serum-free medium also offers the potential to significantly improve the purification of biopharmaceuticals produced using our hepatocyte methodology. We believe the absence of animal proteins will also accelerate regulatory approval.

The worldwide market for therapeutic proteins exceeded $20 billion dollars in 2004. MultiCell plans to out-license its human hepatocyte BioFactories to pharmaceutical companies that produce recombinant derived therapeutic plasma proteins.

Our Cellular System Technologies. MultiCell Technologies has specialized in developing primary cell immortalization technologies to produce cell-based assay systems for use in drug discovery. While we plan to focus our efforts on our lead drug candidates, if we can raise sufficient funds we also intend to continue to pursue our cellular technologies initiatives.

Toll-like Receptor and T-Cell Targeting Technology Platform. When humans encounter a pathogen that the body recognizes as foreign, the body’s adaptive immune system seeks to neutralize the invader pathogen and rid the body of its presence. Typically, this process occurs in a relatively short period of time. If the body’s adaptive immune systems encounter a pathogen it does not recognize, the body’s innate immune system is activated to dispense with the pathogen. The innate immune system recognizes generic classes of molecules produced by a variety of disease causing agents and pathogens. When the innate immune system detects such foreign molecules, an inflammatory response is triggered in which certain cells attempt to isolate the invader and halt its spread. The activity of these cells precipitates the redness and swelling at the site of injuries, and accounts for the fever, body aches, and flu-like symptoms, which accompany many types of infections.

Toll-like receptors, or TLRs, are an ancient family of proteins that mediate the innate immunity in many species from fruit flies to humans. If the TLRs fail, the entire immune system fails, leaving a person open to infection. If the TLRs are over-stimulated, they can induce disorders marked by chronic inflammation such as arthritis, lupus and even cardiovascular disease.

MultiCell’s Toll-like receptor and T-cell targeting technologies are used to study how drug candidates modulate the immune system and suppress the pro-inflammatory response elements common in autoimmune disorders such as Type-1 diabetes and multiple sclerosis, or mobilized during an immune response due to bacterial or viral infections.

T-Cell Tolerance Technology Platform. MultiCell’s T-cell tolerance technology platform involves the delivery of specific epitopes to the immune system to generate a desired immune response, a process we call Epitope-based T-Cell Immunotherapy, or ETI. Our ETI technology has the ability to control the magnitude and profile of the immune response, namely immune suppression in the case of an autoimmune disease, or immune stimulation in the case of infectious disease or cancer. The uniqueness of MultiCell’s ETI technology is related to the use of a delivery vehicle, namely the use of immunoglobulins that are engineered to bear specific disease-associated epitope peptides “IgPs” or fusion molecules to greatly improve the pharmacokinetics of delivered epitopes to target antigen presenting cells, or APCs and to regulate the profile of the immune response. Unlike general immunotherapeutics, ETI is intended to selectively affect the T-cell response to disease-associated molecules by specifically targeting the autoaggressive T-lymphocytes, while leaving the rest of the immune system functional. Other technologies have relied upon non-engineered peptides or native protein antigens to modify immune or inflammatory reactions. Some of these competing technologies have been based on the use of live vectors that may trigger deleterious immune responses to vector-associated antigens. These earlier approaches resulted in therapies with limited specificity and reduced efficacy, as well as side effects due to interference with normal immune responses. ETI is an in vivo technology that we believe is applicable to all patient groups and does not require patient-customized processing. In addition, ETI does not involve viral or cell-based vectors, and thus does not elicit the untoward immune responses associated with these vectors.

Immortalized Human Hepatocytes. We are a leading producer of immortalized human liver cells (“hepatocytes”). We believe our intellectual property portfolio positions us as a leader in the creation of highly functional, immortalized, non-tumorigenic human hepatocyte cell lines. We believe our proprietary human cell lines are ideal for developing highly predictive, high throughput drug discovery assays and enable innovative clinical approaches for treating a variety of liver-related diseases. We believe we are unique due to our understanding of the function, engineering and culturing of liver cells.

We believe we are differentiated by: our understanding of the function and manipulation of the liver cell, and our understanding of stem cells, cell therapy and cell transplantation. Our intellectual property portfolio positions us for use of non-tumorgenic immortalized mammalian hepatocytes for treating liver disease. We have established a worldwide reputation as a source of licensed immortalized liver cell lines. We are developing cell-related technologies and products to treat a variety of liver diseases and have identified four clinically relevant applications for its cell-based products.

•	High throughput screening assays for drug discovery, lead optimization, and pharmacogenomic studies.

•	Stem cells and cell transplantation to treat metabolic liver deficiencies.

•	Cellular component of liver assist devices used to treat patients suffering from acute and chronic liver failure.

•	Production of natural therapeutic plasma proteins.

According to a Bain and Company study, it costs approximately $1.7 billion to discover, test and launch a new drug. In spite of this large investment of time, effort and money, drugs continue to be withdrawn from human clinical trials and the commercial market. Bain and Company estimate that failures or U.S. Food and Drug Administration (“FDA”) rejections of new drug applications due to unanticipated toxicity and/or drug-drug interactions costs the pharmaceutical industry about $2 billion each year. According to the FDA, a ten percent improvement in predicting failures before clinical trials could save a pharmaceutical company $100 million in development costs per drug.

Most drugs that enter the body are metabolized by liver cells called hepatocytes. Unfortunately, the overall disposition of the drug may vary from patient to patient because of genetic and environmental factors. These factors affect drug metabolism and drug transport and may lead to unforeseen adverse drug reactions and/or altered metabolism and clearance of the drug itself. We believe there is an urgent need for highly predictive, high-throughput cell-based models to identify the impact of genetics on what the body does to the drug and what the drug does to the body. Although primary human hepatocytes are used to screen for potential toxicities and drug-drug interactions, their expense, limited supply, variable quality, and rapid loss of functions in culture may prohibit the routine use of these cells during the early stages of drug development.

MultiCell’s immortalized human hepatocyte cell lines have demonstrated the ability to replace the continuous need for primary cells for many absorption, distribution, metabolism, excretion and toxicity applications. Expanded from our cell banks, we believe our cell lines have significant cost and quality control advantages over primary cell sources. We believe our proprietary hepatic cell lines radically differ from other liver cell lines in that they are non-tumorigenic yet regenerate while maintaining liver function. A prolific cell without liver function is of little value. We believe our cell lines provide a consistent and functional resource for drug discovery and toxicology research, and can also be clinically utilized for cell-based therapies to supplement liver function and regeneration.

If funds are sufficient we intend to continue developing new cell lines to better model the impact of genetic differences on drug disposition. We envision that validated cell lines could be incorporated into medium-to-high throughput assays to identify potential adverse drug reactions economically and rapidly prior to expensive clinical studies.

Liver Stem Cell and Other Stem Cell Programs. In December 2003, we acquired the exclusive worldwide rights to US Patent 6,129,911 for liver stem cells. This patent involved methods for the identification and extraction of stem cells from adult liver tissue. In April, 2005, the Company was granted US Patent 6,872,389 which covers a method of obtaining a population of liver stem cell clusters from adult stem cells, and is an important enhancement to the Company’s adult stem cell portfolio.

Stem cells have two overall characteristics:

•	Cells developed from stem cells produce all the kinds of mature cells making up the particular organ or tissue; and

•	They are multi- or pluripotent and self renew, that is, other cells developed from stem cells are themselves new stem cells.

Stem cells are known to or thought to exist for many systems of the human body, including the blood and immune system, cardiovascular, the central and peripheral nervous systems and the liver, pancreas endocrine, and the skin systems. These cells are responsible for organ regeneration during normal cell replacement or after trauma to a specific organ.

It is our goal to obtain broader patent protection on liver stem cell technology followed by diversification into other stem cell fields such as cardiovascular and pancreatic stem cell technologies. If funds are sufficient, we intend to continue to advance our internal research programs to characterize the liver stem and/or progenitor cells. Liver stem cells may be useful in the treatment of diseases such as hepatitis, liver failure, blood-clotting disorder, cirrhosis of the liver and liver cancer. Our adult stem cell (ASCs) technology has two distinct advantages over embryonic stem cells (ESCs): (1) it has a non-fetal origin and, therefore, is less or non-controversial, and (2) it has no animal protein contamination.

MultiCell has extensive expertise in primary cell and stem cell immortalization techniques. MultiCell’s fundamental knowledge of stem cell biology, regulation and regeneration, has been validated by several major pharmaceutical companies including Pfizer and Hoffman La Roche which use our cell-based systems to evaluate drug candidates for cytochrome P450 induction and toxicity. We believe our knowledge and expertise also allows us to protect stem cells from immune system targeting thereby preventing their destruction in vivo. We believe MultiCell’s immortalization technology renders human cells non-tumorigenic, and does so in a very specific manner which preserves cellular function that is comparable to what we observe in the original non-immortalized cells. Based on our experience working with stem cells, and our ability to control their biology, we believe we may be able to utilize our proprietary stem cell knowledge-base to discover new medicines for the treatment of several human diseases.

Proprietary Cell Proliferation. Using our proprietary know-how, we are able to immortalize primary human hepatocytes in such a way that we preserve their biological function and cause them to proliferate (“grow”) in vitro and in vivo. These proliferating primary human hepatocytes are fully functional biologically, and are capable of secreting several important biomolecules such as human serum albumin, Factor VIII, Factor XI, and a-1-Antitrypsin. We can also use these proliferating human hepatocytes to determine how a drug candidate influences their growth and biology. We believe being able to evaluate drug candidates for Cytochrome P450 induction and toxicity as well as the cells’ ability to manufacture and secrete a wide variety of proteins may be important to understanding if a drug candidate will have success in the clinic.

We believe possessing a means to reproducibly isolate liver stem cells is important to the understanding of a variety of diseases. Liver stem cells are located in a unique anatomical niche defined by its association with neighboring cell types. Stem cells reside between an adjacent hepatocyte and a biliary ductule cell. MultiCell exploits this anatomical relationship to identify and isolate liver stem cells from adult human livers. In combination with immunological markers, liver stem cells can be identified by their junctional association with neighboring hepatocytes. MultiCell has been awarded several patents related to stem cell technology and primary cell immortalization, isolation and growth technologies.

Liver Assist Device. Xenogenics, our majority-owned (56.4%) subsidiary, owns all of the rights to the Sybiol® synthetic bio-liver device, for which a United States patent (patent # 6,858,146) has been issued. The Sybiol “artificial liver” is intended to act as a substitute liver for a patient whose own liver is healing from injury or disease or for use as an artificial liver “bridge” for transplant patients awaiting a donor organ. The device may also be used to assist and improve the quality of life for patients with chronic liver disease; or episodic liver trauma. The key to our device, or other devices attempting to gain approval, is the functionality of the cells. The Company plans to use its proprietary immortalized human hepatocytes in the Sybiol device. The Company will need to demonstrate sufficient process controls to meet strict standards for a complex medical system. This means the cell production facility will need to meet the same standards as those pertaining to a pharmaceutical company. The cells may be produced in our own facility, or by a manufacturing partner with the requisite skills and equipment that meets FDA requirements. Both the device and the cells will require FDA approval. The Company has not yet initiated FDA approved clinical trials for the Sybiol device, and has no plans to do so in the immediate future.

XenoTech

In August 2003, we signed an exclusive manufacturing and distribution license agreement for two of our cell lines with XenoTech, LLC. The agreement was for a seven year term, with minimum royalties of $18 million due the Company in order for XenoTech to maintain exclusivity. XenoTech was founded in 1994 by Andrew Parkinson, Ph.D. to study drug metabolism. XenoTech provides products and contract research services to optimize discovery, development and approval of new drugs and has an established sales and marketing organization to the global pharmaceutical industry. Prior to December 1, 2004, the Company had recognized revenues under the XenoTech agreement based on the minimum royalty amount for each period because it had received a prepayment of a substantial portion of the amount due. XenoTech was required to pay a $2.1 million minimum royalty amount for the current fiscal year as a condition of its exclusivity. Since collection of the contractual amount is no longer reasonably assured and, in accordance with SEC Staff Accounting Bulletin Topic 13, commencing December 1, 2004, the Company began recognizing revenues under the XenoTech agreement based on the agreement’s royalty percentage applied to XenoTech’s actual sales for the period instead of the minimum royalty amount. On February 1, 2006, the Company terminated the agreement with XenoTech due to the failure of XenoTech, with due notice, to cure various breaches within the time allotted by the agreement, including the payment of minimum royalties to maintain exclusivity. The company is currently in discussion with other third parties concerning their interest in distributing the immortalized hepatocyte cell lines to the pharmaceutical industry for the conduct of cytochrome P450 induction studies.

In January 2003, we signed a 15-year non-exclusive license agreement with Pfizer, Inc. for further research use of our two cell lines. Under terms of the license agreement, Pfizer may utilize the two cell lines for internal research purposes. On each fifth anniversary of the license agreement, Pfizer must pay a non-refundable license renewal fee of $1,000.

Patents and Proprietary Technology

Our success depends in part on intellectual property protection and the ability of our licensees to preserve those rights.

We rely on trade secrets and proprietary knowledge unprotected by patents, that we protect, in part, by confidentiality agreements. It is our policy to require our employees, directors, consultants, licensees, outside contractors and collaborators, scientific advisory board members and other advisors to execute confidentiality agreements upon the commencement of their relationships with us. These agreements provide that all confidential information made known to the individual in the course of the individual’s relationship with the Company be kept as confidential and not be disclosed to third parties except in specific limited and agreed upon circumstances. We also require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements generally provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of the Company. There can be no guarantee that these agreements will not be violated or that we would have adequate remedies for such violation or that our trade secrets or proprietary knowledge will not become known by or independently developed by competitors.

Any proprietary protection that our Company can obtain and maintain will be important to our business.

On September 7, 2005, MCTI, entered into an Asset Contribution Agreement (the “Agreement”) with MultiCell Technologies, Alliance Pharmaceutical Corp. (“Alliance”), and Astral, Inc. (“Astral”, and together with Alliance, (“Transferors”). Pursuant to the Agreement, MCTI issued 490,000 shares of common stock to Alliance in consideration for the acquisition of certain assets and the assumption of certain liabilities relating to Transferors’ business. The intellectual property acquired by MCTI includes ten United States and twenty foreign issued and pending patents and patent applications related to chimeric antibody technology, treatment of Type 1 diabetes, T-cell tolerance, toll-like receptor technology, dendritic cells, dsRNA technology and immunosuppression.

In December 2003, we acquired the exclusive worldwide rights to US Patent # 6129911, for Liver Stem Cells from Rhode Island Hospital. We agreed to pay an annual license fee of $20,000 for the first three years of the agreement and $10,000 per annum thereafter until a product is developed. Once a product is developed, if ever, the annual license fee will end and we will pay Rhode Island Hospital a 5% royalty on net sales of any product we sell covered by the patent until we pay an aggregate of $550,000 in royalties and a 2% royalty thereafter until the expiration of the patent. In April, 2005, the Company was granted US Patent # 6872389 for the liver stem cell invention of Dr. Ron Faris, MultiCell’s Senior Vice President and Chief Scientific Officer. This patent contains twenty-four claims to a method of obtaining a population of liver cell clusters from adult stem cells and is an important enhancement to the Company’s adult stem cell portfolio. The Company has an exclusive, long-term license agreement with Rhode Island Hospital for use of the following patents owned by the hospital related to liver cell lines and Liver Assist Devices (LADs):

US Patent #6,017,760, Isolation and Culture of Porcine Hepatocytes, expires October 9, 2015;

US Patent #6,107,043, Immortalized Hepatocytes, expires February 8, 2019;

US Patent #5,043,260, Perfusion Device for Hepatocytes, expires August 27, 2008;

US Patent #6,129,911, Liver Stem Cell, expires October 10, 2017;

US Patent #6,858,146, Artificial Liver Apparatus and Method (Sybiol), expires on February 20, 2019; and

US Patent #6,872,389, Liver Stem Cell, expires on July 8, 2019.

If we generate revenues and pay royalties, the annual license fee structure does not apply. Our agreement provides that we would pay a 5% royalty until we pay Rhode Island Hospital an aggregate of $550,000. After that, the royalty percentage decreases to 2% for the life of the patents.

On November 3, 2003, Xenogenics was notified by the United States Patent and Trademark Office that its patent application for an “Artificial Liver Apparatus And Method”, the Sybiol® Synthetic Bio-Liver Device, will be allowed. United States patent 6,858,146 was issued in 2005. The Sybiol® trademark is registered in the United States Patent and Trademark Office, number 2,048,080.

Government Regulation

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our drug candidates and drugs.

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act and implementing regulations. The process required by the FDA before our drug candidates may be marketed in the United States generally involves the following:

•	completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies, all performed in accordance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an IND application which must become effective before clinical trials may begin;

•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the drug candidate for each proposed indication;

•	submission of a new drug application, or NDA, to the FDA;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with current GMP, or cGMP, regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

This testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our drug candidates will be granted on a timely basis, if at all.

Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of preclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the clinical trial until completed. The FDA, the IRB or the clinical trial sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice, or GCP, regulations and regulations for informed consent.

Clinical Trials. For purposes of an NDA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap:

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Phase I. The clinical trials are initially conducted in a limited population to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in patients, such as cancer patients. In some cases, particularly in cancer trials, a sponsor may decide to run what is referred to as a “Phase Ib” evaluation, which is a second, safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently approved drugs.

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Phase II. These clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the drug candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some cases, a sponsor may decide to run what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial that could, if positive and accepted by the FDA, serve as a pivotal clinical trial in the approval of a drug candidate.

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Phase III. These clinical trials are commonly referred to as pivotal clinical trials. If the Phase II clinical trials demonstrate that a dose range of the drug candidate is effective and has an acceptable safety profile, Phase III clinical trials are then undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

In some cases, the FDA may condition approval of an NDA for a drug candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval. Such post-approval trials are typically referred to as Phase IV clinical trials.

New Drug Application. The results of drug candidate development, preclinical testing and clinical trials are submitted to the FDA as part of an NDA. The NDA also must contain extensive manufacturing information. Once the submission has been accepted for filing, by law the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable regulatory criteria are not satisfied, or it may require additional clinical data or an additional pivotal Phase III clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we do. Once issued, the FDA may withdraw a drug approval if ongoing regulatory requirements are not met or if safety problems occur after the drug reaches the market. In addition, the FDA may require further testing, including Phase IV clinical trials, and surveillance programs to monitor the effect of approved drugs which have been commercialized. The FDA has the power to prevent or limit further marketing of a drug based on the results of these post-marketing programs. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to a drug, including changes in indications, labeling or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require us to develop additional data or conduct additional preclinical studies and clinical trials.

Fast Track Designation. The FDA’s fast track program is intended to facilitate the development and to expedite the review of drugs that are intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug candidate may request the FDA to designate the drug candidate for a specific indication as a fast track drug concurrent with or after the filing of the IND for the drug candidate. The FDA must determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

If fast track designation is obtained, the FDA may initiate review of sections of an NDA before the application is complete. This rolling review is available if the applicant provides and the FDA approves a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the time period specified in the Prescription Drug User Fees Act, which governs the time period goals the FDA has committed to reviewing an application, does not begin until the complete application is submitted. Additionally, the fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

In some cases, a fast track designated drug candidate may also qualify for one or more of the following programs:

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Priority Review. Under FDA policies, a drug candidate is eligible for priority review, or review within a six-month time frame from the time a complete NDA is accepted for filing, if the drug candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. A fast track designated drug candidate would ordinarily meet the FDA’s criteria for priority review. We cannot guarantee any of our drug candidates will receive a priority review designation, or if a priority designation is received, that review or approval will be faster than conventional FDA procedures, or that FDA will ultimately grant drug approval.

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Accelerated Approval. Under the FDA’s accelerated approval regulations, the FDA is authorized to approve drug candidates that have been studied for their safety and effectiveness in treating serious or life-threatening illnesses, and that provide meaningful therapeutic benefit to patients over existing treatments based upon either a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than patient survival. In clinical trials, surrogate endpoints are alternative measurements of the symptoms of a disease or condition that are substituted for measurements of observable clinical symptoms. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase IV or post-approval clinical trials to validate the surrogate endpoint or confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to validate a surrogate endpoint or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

When appropriate, we intend to seek fast track designation or accelerated approval for our drug candidates. We cannot predict whether any of our drug candidates will obtain a fast track or accelerated approval designation, or the ultimate impact, if any, of the fast track or the accelerated approval process on the timing or likelihood of FDA approval of any of our drug candidates.

Satisfaction of FDA regulations and requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Typically, if a drug candidate is intended to treat a chronic disease, as is the case with some of our drug candidates, safety and efficacy data must be gathered over an extended period of time. Government regulation may delay or prevent marketing of drug candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for new indications for our drug candidates on a timely basis, if at all. Even if a drug candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug may result in restrictions on the drug or even complete withdrawal of the drug from the market.

Other regulatory requirements. Any drugs manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil penalties.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.

Need for Government Approval

The use of immortalized hepatocytes for drug discovery purposes does not require FDA approval. However, some of our products will be subject to regulation in the United States by the FDA and by comparable regulatory authorities in foreign jurisdictions. The Sybiol synthetic bio-liver device will be classified as a “biologic” regulated under the Public Health Service Act and the Food, Drug and Cosmetic Act. The use of human immortalized liver cells for this application will also be regulated by the FDA. Development of therapeutic products for human use is a multi-step process. The process required by the FDA before our drug candidates may be marketed in the United States generally involves the following:

•	completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies all performed in accordance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an IND application which must become effective before clinical trials may begin;

•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission of a new drug application, or NDA, to the FDA;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with current GMP, or cGMP, regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our drug candidates will be granted on a timely basis, if at all.

Research and Development

For the years ended November 30, 2006 and 2005, research and development costs were $2,252,250 and $947,764, respectively. These efforts have been towards improving the functionality of our immortalized hepatocytes, introducing products utilizing these cells and expanding our intellectual property base. Improvements in the function of our immortalized hepatocytes will open more markets and expand the usage in the current markets for our cells.

Our research and development has also been funded by the National Institute of Health (“NIH”), Small Business Innovative Research (“SBIR”) and other grants.

Competition

We compete in the segments of the pharmaceutical and biotechnology markets that are highly competitive. We face significant competition from most pharmaceutical companies a well as biotechnology companies that are also researching and selling products similar to ours. Many of our competitors have significantly greater financial, manufacturing, marketing and drug development resources than we do. Large pharmaceutical companies in particular have extensive experience in clinical testing and in obtaining regulatory approvals for drugs. These companies also have significantly greater research capabilities than we do. In addition, many universities and private and public research institutes are active in research, some in direct competition with us. We believe that our ability to successfully compete will depend on, among other things:

•	Our drug candidates’ efficacy, safety and reliability;

•	The speed at which we develop our drug candidates;

•	The completion of clinical development and laboratory testing and obtaining regulatory approvals for drug candidates;

•	The timing and scope of regulatory approvals for our drug candidates;

•	Our ability to manufacture and sell commercial quantities of a drug to the market;

•	Acceptance of our drugs by physicians and other health care providers;

•	The willingness of third party payors to provide reimbursement for the use of our drugs;

•	Our ability to protect our intellectual property and avoid infringing the intellectual property of others;

•	The quality and breadth of our technology;

•	Our employees’ skills and our ability to recruit and retain skilled employees;

•	Our cash flows under existing and potential future arrangements with licensees, partners and other parties; and

•	The availability of substantial capital resources to fund development and commercialization activities.

Our competitors may develop drug candidates and market drugs that are less expensive and more effective than our future drugs or that may render our drugs obsolete. Our competitors may also commercialize competing drugs before we or our partners can launch any drugs developed from our drug candidates.

Other companies that are early-stage are currently developing alternative treatments and products that could compete with our drugs. These organizations also compete with us to attract qualified personnel and potential parties for acquisitions, joint ventures or other strategic alliances.

Employees

As of February 28, 2007, we had eight full-time and one part-time employee.

Description Of Property

On April 6, 2005, the Company entered into a three-year sublease agreement for new research and administrative facilities. Remaining basic rental commitments under the sublease agreement as of November 30, 2006 total $143,479 payable as follows: $103,778 on November 30, 2007 and $39,701 on April 6, 2008. The sublease agreement also provides for an optional three-year renewal period.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Registration Statement contains forward-looking statements that involve a number of risks and uncertainties as well as assumptions that if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Although the Company’s forward looking statements reflect the good faith judgment of our management, these statements can only be based on facts and the factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements. The Management’s Discussion and Analysis for the years ended November 30, 2005 and 2004 and for the three-month and nine-month periods ending August 31, 2006 and 2005 presented below reflects certain restatements to the Company’s previously reported results of operations for these periods.

Overview

MultiCell Technologies, Inc. was incorporated in Delaware on April 28, 1970 as Exten Ventures, Inc., and subsequently changed its name to Exten Industries, Inc. (“Exten”). Exten acquired MultiCell Associates Inc. in September 2001. An agreement of merger between Exten and MultiCell Associates was entered into on March 20, 2004 whereby MultiCell Associates ceased to exist and all of its assets, property, rights and powers, and debts, were transferred to and vested in Exten as the surviving corporation. Effective April 1, 2004 Exten changed its name to MultiCell Technologies, Inc. (“MultiCell”). MultiCell operates three subsidiaries, MCT Rhode Island Corp., Xenogenics Corporation (“Xenogenics”), and as of September 2006, MultiCell holds approximately 67% of the outstanding shares (on an as if converted basis) of a newly formed subsidiary, MultiCell Immunotherapeutics, Inc. (“MCTI”). As used herein, the “Company” refers to MultiCell, together with MCT Rhode Island Corp., Xenogenics, and MCTI. Our principal offices are at 701 George Washington Highway, Lincoln, RI 02865. Our telephone number is (401) 333-0610.

Following the formation of MCTI during September 2005 and the recent in-licensing of drug candidates, the Company is pursuing research and development of therapeutics in addition to continuing to advance its cellular systems business. Historically, the Company has specialized in developing primary liver cell immortalization technologies to produce cell-based assay systems for use in drug discovery. The Company seeks to become an integrated biopharmaceutical company that will use its proprietary cell-based systems and immune system modulation technologies to discover, develop and commercialize new therapeutics itself and with strategic partners.

In August 2003, MultiCell signed an exclusive sales, manufacturing and distribution agreement for the use of two of its cell lines by XenoTech, an unrelated party. The agreement, which had a term of seven years, required XenoTech to make an initial non-refundable payment of $800,000 to MultiCell in August 2003. This payment represented consideration for and a guarantee of Nosan’s (XenoTech’s distributor) right of first negotiation for distribution rights for the Asia Pacific Rim, should MultiCell successfully complete the development of its cell lines for the production of proteins, other cellular constituents and or drug-like molecules. Additional consideration under the August 2003 agreement included a $700,000 royalty prepayment. This prepayment was an advance against the minimum royalty payment of $800,000 for the first royalty period, which was 16 months, culminating on November 30, 2004. The subsequent 5 royalty periods were to be 12 months and the last royalty period was to be 8 months. Under the agreement, XenoTech was to bear all the costs for its manufacturing and sales activities and make specified minimum periodic royalty payments that total $18 million over the 7 year term of the agreement to maintain distribution exclusivity. The agreement required XenoTech to make royalty payments to MultiCell of 17.5% of net sales for the direct sale of its cells and 34% of net sales derived from any sublicense agreement. Prior to December 1, 2004, the Company had recognized revenues under the XenoTech agreement based on the minimum royalty amount for each period because it had received a prepayment of a substantial portion of the amount due. XenoTech was required to pay a $2.1 million minimum royalty amount as a condition of its exclusivity. As collection of the contractual amount was no longer reasonably assured and, in accordance with SEC Staff Accounting Bulletin Topic 13, commencing December 1, 2004, the Company began recognizing revenues under the XenoTech agreement based on the agreement’s royalty percentage applied to XenoTech’s actual sales for the period instead of the minimum royalty amount. On February 1, 2006, the Company terminated the agreement with XenoTech due to the failure of XenoTech, with due notice, to cure various breaches within the time allotted by the agreement, including the payment of minimum royalties to maintain exclusivity. As a result of this termination, the Company recognized income for the remaining amount of deferred income of $533,334 in the quarter ended February 28, 2006, which had been scheduled to be recognized over a longer period.

Regardless of the outcome of our negotiations with potential partners or acquirers of our cell line business, we have operated and will continue to operate our business and seek to minimize expenses. Our largest expenses relate to personnel and meeting the legal and reporting requirements of being a public company. By utilizing consultants whenever possible, and asking employees to manage multiple responsibilities, operating costs are minimized. Additionally, several employees and our Board of Directors receive Company stock in lieu of cash as all or part of their compensation to help in the effort to minimize monthly cash flow. With our strategic shift in focus on therapeutic programs and technologies, however, we expect our future cash expenditures to increase significantly as we advance our therapeutic programs into clinical trials.

As funding permits, we intend to gradually add scientific and support personnel. We want to add specialists for our key research areas. These strategic additions will help us expand our product offerings leading us to additional revenues and profits. As revenues increase, additional administrative personnel will be necessary to meet the added workload. Other expenses, such as sales and customer service, will be added commensurate with increased revenues. The Company’s current research and development efforts focus on development of future cell line products and redesign of existing products. Due to the ongoing nature of this research, we are unable to ascertain with certainty the estimated completion dates and total costs associated with this research. As with any research efforts, there is uncertainty and risk associated with whether these efforts will produce results in a timely manner so as to enhance the Company’s market position. Company sponsored research and development costs related to future products and redesign of present products are expensed as incurred. For the twelve months ended November 30, 2006 and 2005, research and development costs were $2,252,250 and $947,764, respectively. Research and development costs include such costs as salaries, employee benefits, costs determined utilizing the Black-Scholes option-pricing model for options issued to the Scientific Advisory Board, and supplies.

The Application of Critical Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development - Company sponsored research and development costs related to future products and redesign of present products are expensed as incurred. Such costs are offset partly by proceeds from research grants.

License Agreements - Costs incurred to obtain license agreements for which income can be projected are capitalized and amortized on a straight-line basis over the term of the respective agreement. License agreements for which no income can be projected are expensed in the year incurred.

Revenue Recognition - The Company’s revenues have been generated primarily from contractual research activities and royalties on the license for the sale of cells through its sale and distribution agreement with XenoTech, LLC (“XenoTech”). Management believes such sources of revenue (such as a distribution agreement with a new partner) will be part of the Company’s ongoing operations. The Company applies the guidance provided by SEC Staff Accounting Bulletin Topic 13, “Revenue Recognition” (“Topic 13”). Under the provisions of Topic 13, the Company recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contractual amounts is reasonably assured. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Deferred revenues associated with services expected to be performed within the 12 - month period subsequent to the balance sheet date are classified as a current liability. Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

Prior to December 1, 2004, the Company had recognized revenues under its exclusive distribution agreement with XenoTech based on the minimum royalty amount for each period because it had received a prepayment of a substantial portion of the amount due. XenoTech was required to pay a $2.1 million minimum royalty amount for the current fiscal year as a condition of its exclusivity. As collection of the contractual amount was no longer reasonably assured and, in accordance with SEC Staff Accounting Bulletin Topic 13, commencing December 1, 2004, the Company began recognizing revenues under the XenoTech agreement based on the agreement’s royalty percentage applied to XenoTech’s actual sales for the period instead of the minimum royalty amount. On February 1, 2006, the Company terminated the license agreement with XenoTech, due to the failure of XenoTech, with due notice, to cure various breaches within the time allotted by the agreement, including the payment of minimum royalties to maintain exclusivity. As a result of this termination, the Company recognized in income the remaining amount of deferred income of $533,334 in the quarter ended February 28, 2006, which had been scheduled to be recognized over a longer period.

Stock-Based Compensation - In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which revises SFAS No. 123 “Accounting for Stock-Based Compensation”, (“SFAS 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB 25”), which provided for the use of the intrinsic value method of accounting for employee stock options. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first quarter of the first annual reporting period that begins after December 15, 2005. Under SFAS 123R, the use of the intrinsic value method and the pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition.

The Company has adopted the provisions of SFAS 123R effective December 1, 2005 and has selected the Black-Scholes method of valuation for share-based compensation. The Company has adopted the modified prospective transition method which does not require restatement of prior periods. Instead, it requires that compensation cost be recorded as earned for all unvested stock options outstanding at the beginning of the first quarter of adoption of SFAS 123R. The charge is being recognized in research and development and selling, general and administrative expenses over the remaining service period after the adoption date based upon the original estimate of fair value of the options as of the grant date.

Long-Lived Assets - Long-lived assets that do not have indefinite lives, such as property and equipment and license agreements, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment losses are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses for assets to be held and used are then measured based on the excess, if any, of the carrying amounts of the assets over their fair values. Long-lived assets to be disposed of in a manner that meets certain criteria are stated at the lower of their carrying amounts or fair values less costs to sell and are no longer depreciated.

Recent Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board ("FASB") issued a FASB Staff Position ("FSP") Emerging Issues Task Force ("EITF") Issue No. 00-19-2 "Accounting for Registration Payment Arrangements" ("FSP 00-19-2") which addresses an issuer's accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 "Accounting for Contingencies". The guidance in FSP 00-19-2 amends FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", and No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", and FASB Interpretation No. 45, 'Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" to include scope exceptions for registration payment arrangements. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of FSP 00-19-2. For registration payments arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP 00-19-2, this is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We have analyzed the provisions of FSP 00-19-2 and determined that it will not have a material effect on our financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements". SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, of the provisions of SFAS No. 157

In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 108. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. We have analyzed SAB No. 108 and determined that it will have no impact on our reported results of operations, cash flows or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes." FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 and the provisions of FIN 48 will be applied to all tax positions upon initial adoption of the Interpretation. The cumulative effect of applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The adoption of FIN 48 is not expected to have a material impact on our financial statements.

Results of Operations

The following discussion is included to describe our consolidated financial position and results of operations. The consolidated financial statements and notes thereto contain detailed information that should be referred to in conjunction with this discussion.

Year Ended November 30, 2006 compared to Year Ended November 30, 2005

Revenue. Total revenue for the year ended November 30, 2006 was $679,881, as compared to revenue of $209,156 for the prior fiscal year, an increase of $470,725. In the current year, as a result of the termination of the Company’s agreement with XenoTech, the Company recognized income for the remaining amount of deferred income associated with the XenoTech agreement which amounted to $533,334. In the prior year, the Company recognized deferred income under the XenoTech agreement of $114,286. Additionally, the Company recognized royalty income of $47,318 related to sales of its cell lines by XenoTech as compared to $86,485 in the prior year. Additionally, as a result of the termination of the Company’s agreement with XenoTech, the Company took over a sub-license that XenoTech had with Bristol Myers Squibb. During the current year, the Company received an annual license fee of $55,000 that was initially recorded to deferred income with $31,041 recognized as income in the current year.

Operating Expenses. Total operating expenses for the year ended November 30, 2006 were $6,709,260, representing an increase of $474,534, as compared to the prior fiscal year. This increase results from the Company increasing research and development expenses by $1,304,486 due to the formation of MCTI in September 2005, the recent in-licensing of drug candidates, and the recognition of the total cost of the Amarin license agreement in the amount of $700,000. Selling, general and administrative expenses increased by $616,789 (17.7%). This is primarily due to increases in stock based compensation for services (non cash expenses) in the current year. The write down of the license agreement due to impairment was $232,348 for the current year representing a decrease of $1,393,727 as compared to the prior fiscal year.

Other income (expense). Losses on the sale of marketable securities for the year ended November 30, 2006 were $24,712. There were no losses on the sale of marketable securities in the prior fiscal year as the Company had no sales of marketable securities in the prior year. The Company recognized a $136,554 gain on the sale of undeveloped land near the Grand Canyon in the prior year in addition to a loss of $14,286 on the abandonment of leasehold improvements, also in the prior year. There were no comparable items in the current fiscal year. Interest expense decreased $20,633 in the current year as a result of a reduction in the Company’s outstanding debt through payments and conversions of convertible notes and accrued interest into the Company’s common stock. Interest and dividend income for the year ended November 30, 2006 was $24,351 as compared to $98,010 in the previous year. This decrease is attributable to the Company having less available funds to invest in marketable securities in the current year. Also in the year ended November 30, 2006, the Company had a $473,510 increase in the minority interest in net loss of subsidiary due to an acquisition in September 2005.

Net Loss. Net loss for the year ended November 30, 2006 was $5,418,252, as compared to a net loss of $5,682,947 for the same period in the prior fiscal year, representing a decrease in the net loss of $264,695 (4.7%). The primary reason for this reduced loss in the current year is due to the Company recognizing in income for the remaining amount of deferred income associated with the XenoTech agreement in the first quarter which amounted to $533,334 and the reduction in the write down of the license agreement due to impairment in value as explained above.

Non-cash deemed dividend related to beneficial conversion feature of Series B preferred stock. In connection with the issuance of the Series B preferred stock and warrants, the Company recorded $1,700,000 related to the beneficial conversion feature on the Series B preferred stock and fair value of the warrants as a deemed dividend. This deemed dividend increased the carrying value of the preferred stock. A beneficial conversion feature is present because the effective conversion price of the Series B preferred stock was less than the fair value of the common stock on the date of issuance. The beneficial conversion feature on the issuance of the Series B preferred stock was calculated as $1,244,076. However, because the combined value of the beneficial conversion feature plus the value of the warrants issued to the Series B preferred holders as calculated using the Black-Scholes pricing model exceeded the carrying value of the net proceeds received in the private placement, the deemed dividend recorded was limited to $1,700,000. The deemed dividend increased the loss applicable to common stockholders in the calculation of basic loss per common share.

Preferred stock dividends. In connection with the issuance of the Series B preferred stock and warrants, commencing on the date of issuance of the Series B preferred stock until the date a registration statement registering the common shares underlying the preferred stock and warrants issued is declared effective by the SEC, the Company will pay on each outstanding share of Series B preferred stock a preferential cumulative dividend at an annual rate equal to the product of multiplying (A) $100 per share by the higher of the Wall Street Journal Prime Rate plus one percent (1%), or nine percent (9%). In no event will the dividend rate be greater than 12% per annum. The dividend shall be payable monthly in arrears in cash on the last day of each month based on the number of shares of Series B preferred stock outstanding as of the first (1st) day of such month. In the event the Company does not pay the Series B preferred dividends when due, the conversion price of the Series B preferred shares will be reduced to eighty-five percent (85%) of the otherwise applicable conversion price. For the year ended November 30, 2006, the Company paid and/or accrued preferred dividends in the amount of $60,053.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through the issuance of debt or equity instruments. The following is a summary of our key liquidity measures at November 30, 2006 and November 30, 2005:

	November 30, 2006	November 30, 2005
Cash and cash equivalents	$77,611	$1,515,475
Marketable securities	0	1,138,201

Total cash and cash equivalents and marketable securities	$77,611	$2,653,676
Current assets	$138,037	$2,806,708
Current liabilities	1,163,480	1,144,009

Working capital (deficiency)	$(1,025,443)	$1,662,699

Funds made available to the Company from its current equity credit line facility and its recently announced financing with La Jolla Cove Investors will provide sufficient working capital to run day-to-day operations. The Company intends to seek additional sources of capital to help fund its clinical development programs and long-term business initiatives. Additionally, with our strategic shift in focus to therapeutic programs and technologies, we expect our future cash requirements to increase significantly as we advance our therapeutic programs into clinical trials. Until we are successful in raising additional funds, we may have to prioritize our therapeutic programs and delays may be necessary in some of our development programs.

On May 3, 2006, MultiCell entered into a common stock purchase agreement with Fusion Capital, which was amended and restated on October 5, 2006. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from the Company up to an aggregate amount of $8 million from time to time over a 25 month period. MultiCell has authorized 8,000,000 shares of its common stock for sale to Fusion Capital under the agreement. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement. The Company does not have the right to commence any sales of its shares to Fusion Capital until the SEC has declared effective the registration statement. After the SEC has declared effective such registration statement, generally the Company has the right but not the obligation from time to time to sell its shares to Fusion Capital in amounts between $50,000 and $1 million depending on certain conditions. MultiCell has the right to control the timing and amount of any sales of its shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of the Company’s shares without any fixed discount. Fusion Capital shall not have the right nor the obligation to purchase any shares of MultiCell’s common stock on any business day that the price of its common stock is below $0.20. The agreement may be terminated by MultiCell at any time at the Company’s discretion without any cost to the Company. Through February 28, 2007 Fusion had purchased shares from the Company for $750,000 and there were 4,998,990 shares available under the agreement.

If the holders of our Series B redeemable convertible preferred stock do not elect to require the Company use 25% of the gross proceeds received by the Company to repurchase and redeem their Series B shares or Series B shares converted into common stock, we anticipate using the proceeds from this financing for general corporate purposes, including the advancement of MCT-125 in a pivotal Phase IIb/III clinical trial for the treatment of fatigue in Multiple Sclerosis.

As consideration for entering into the original transaction on May 3, 2006, MultiCell issued to Fusion Capital 1,572,327 shares of its common stock and warrants to purchase an additional 1,572,327 shares of its common stock at a price of $0.01 per share. Upon execution of the amended and restated purchase agreement on October 5, 2006, Fusion Capital retained the original 1,572,327 shares of common stock and returned the warrant to the Company.

On July 14, 2006, the Company completed a private placement of Series B convertible preferred stock. A total of 17,000 Series B shares were sold to accredited investors at a price of $100 per share. The Series B shares are convertible at any time into common stock at a conversion price determined by dividing the purchase price per share of $100 by $0.32 per share (the “Conversion Price.”) The Conversion Price is subject to equitable adjustment in the event of any stock splits, stock dividends, recapitalizations and the like. In addition, the Conversion Price is subject to weighted average anti-dilution adjustments in the event the Company sells common stock or other securities convertible into or exercisable for common stock at a per share price, exercise price or conversion price lower than the Conversion Price then in effect in any transaction (other than in connection with an acquisition of the securities, assets or business of another company, joint venture and employee stock options). The conversion of the Series B preferred stock is limited for each investor to 9.99% of the Company’s common stock outstanding on the date of conversion. The Series B preferred stock does not have voting rights. Commencing on the date of issuance of the Series B preferred stock until the date a registration statement registering the common shares underlying the preferred stock and warrants issued is declared effective by the SEC, the Company will pay on each outstanding share of Series B preferred stock a preferential cumulative dividend at an annual rate equal to the product of multiplying $100 per share by the higher of (a) the Wall Street Journal Prime Rate plus 1%, or (b) 9%. In no event will the dividend rate be greater than 12% per annum. The dividend will be payable monthly in arrears in cash on the last day of each month based on the number of shares of Series B Preferred Stock outstanding as of the first day of that month. In the event the Company does not pay the Series B preferred dividends when due, the conversion price of the Series B preferred shares will be reduced to 85% of the otherwise applicable conversion price. For the year ended November 30, 2006, the dividend amounted to $60,053.

If the Company draws any proceeds from the Company’s equity line credit facility with Fusion Capital, the purchasers may require the Company to use 25% of the gross proceeds received by the Company under such equity line to repurchase and redeem purchaser’s Series B shares or Series B preferred shares converted into Common Stock, as determined in the discretion of such purchaser. Series B shares so redeemed shall be redeemed at $100 per share, plus accrued and unpaid dividends thereon, and shares of common stock so redeemed shall be redeemed at a price per share equal to the value weighted average closing price of the Company’s common stock over the immediately preceding five trading days, plus accrued and unpaid dividends thereon.

On February 28, 2007 the Company completed a financing agreement with La Jolla Cove Investors, Inc. Pursuant to a Debenture Purchase Agreement between the Company and LJCI, the Company sold a convertible debenture to LJCI with a principal amount of $1,000,000, carries an annual interest rate of 7.75%, expires February 28, 2008 and is convertible into shares of the Company’s common stock. In addition, pursuant to a Registration Rights Agreement dated February 28, 2007 between the Company and LJCI, the Company agreed to register with the U.S. Securities and Exchange Commission up to 12 million shares of the Company’s common stock underlying the Initial Note for re-sale by LJCI. $250,000 of the purchase price of the Initial Note was funded upon closing of the financing with the balance of the purchase price to be paid in installments. The $250,000 funded upon closing is secured by pledges of Company common stock held by certain insiders of the Company pursuant to a Stock Pledge Agreement dated February 28, 2007. Pursuant to a letter dated February 28, 2007 from LJCI to and acknowledged by the Company, the Company agreed to sell to LJCI an additional $1,000,000 with the same terms as the Initial Note no later than thirty days after the principal amount outstanding under the Initial Note is less than $250,000.

In addition, pursuant to a Securities Purchase Agreement dated February 28, 2007 between the Company and LJCI, the Company agreed to sell to LJCI a convertible debenture with a principal amount of $100,000, an annual interest rate of 4.75%, expiration date of February 28, 2012 and convertible into shares of the Company’s common stock (the “Second Note”). The shares underlying the Second Note are not required by LJCI to be registered with the SEC. All $100,000 principal amount of the Second Note was funded to the Company upon closing. In addition, the Company issued LJCI a warrant to purchase up to 10 million shares of the Company’s common stock at a strike price of $1.09 per share, exercisable over the next 5 years pursuant to a schedule outlined in a letter dated February 28, 2007 from LJCI to and acknowledged by the Company.

Subsequent to November 30, 2006, the Company raised $400,000 under Fusion Capital equity line of credit by issuing 2,022,074 common shares until the earlier of (a) two (2) years after the closing date or (b) the date upon which all of the Series B Shares have been converted into common stock, the purchasers shall have a right of first refusal on any financing in which the Company is the issuer of debt or equity securities. If (a) the Company raises debt or equity financing during the right of first refusal period, (b) the Company’s common stock is trading below the conversion price of the Series B shares at the time of such financing, and (c) the purchasers do not exercise their right of first refusal, then the Company shall, at the option of any purchaser, use 25% of the net proceeds from such financing to redeem such purchasers’ shares of Series B preferred stock or common stock, as determined by such purchaser. The redemption price shall be determined in the same manner as any redemption set forth in the preceding paragraph. In addition, if an event of default (as defined in the agreement) occurs, the conversion price of the Series B shares (as set forth below) shall be reduced to 85% of the then applicable conversion price of such shares.

In addition, the purchasers also received warrants to acquire up to 10,500,000 shares of the Company’s common stock. The terms associated with the warrants are described in Note 10 to the consolidated financial statements. In the event of any dissolution or winding up of the Company, whether voluntary or involuntary, holders of each outstanding share of Series B preferred stock shall be entitled to be paid second in priority to the Series I preferred stock holders out of the assets of the Company available for distribution to stockholders, an amount equal to $100 per share of Series B preferred stock held plus any declared but unpaid dividends. After such payment has been made in full, such holders of Series B preferred stock shall be entitled to no further participation in the distribution of the assets of the Company.

Cash provided by (used in) operating, investing and financing activities for the year ended November 30, 2006 and 2005 is as follows:

	November 30, 2006	November 30, 2005)
Operating activities	$(4,430,461)	$(2,954,600)
Investing activities	1,091,940	(862,450)
Financing activities	1,900,657	4,020,646

Net increase (decrease) in cash and cash equivalents	$(1,437,864)	$203,596

Operating Activities

The most significant difference between our net loss and our cash used in operating activities is due to non-cash charges included in our net loss for service and compensation which were paid through the issuance of common stock, options and warrants. These totaled $1,082,123 in 2006 and $1,191,672 in 2005. During the year ended November 30, 2006, another significant difference between our net loss for the year and our cash used in operations was due to the inclusion in income of a non-cash item related to the remaining amount of deferred income associated with the XenoTech agreement which amounted to $533,334 of cash that had been received prior to December 1, 2004. Other non-cash charges included in our net loss include an allowance for bad debts recorded in 2006 ($47,519), depreciation and amortization ($127,316 in 2006 and $180,330 in 2005) and non-cash charges related to minority interest in loss of subsidiary ($616,407 in 2006 and $142,897 in 2005). Changes in operating assets and liabilities decreased the cash used in operations in 2006 by $587,752 and increased the cash used in operations in 2005 by $11,962.

Investing Activities

Net cash provided by investing activities in 2006 related to the sale of marketable securities to fund the operations of the Company which amounted to $1,113,188. In the prior year, we purchased marketable securities amounting to $1,503,025.

Financing Activities

Net cash provided by financing activities for the year ended November 30, 2006 related primarily to a $1,700,000 private placement completed in July 2006 resulting in net proceeds of $1,660,000, in exchange for the issuance of 17,000 shares of Series B preferred stock and 10,500,000 warrants. Additionally, the Company paid $35,000 to investment bankers during the year ended November 30, 2006 for due diligence and legal fees associated with potential financings for the Company. Net cash provided by financing activities in the year ended November 30, 2005 related primarily to a $4,000,000 private placement completed in February 2005 resulting in net proceeds of $3,441,721, in exchange for the issuance of 5,333,333 shares of common stock and related warrants. This transaction substantially improved the Company’s liquidity position at that time. The Company additionally received $578,925 in the prior year due to the exercise of stock options and warrants outstanding at that time.

Through November 30, 2006, a significant portion of our financing has been provided through private placements of preferred and common stock and the exercise of stock options and warrants. We have in the past increased, and if funding permits plan to increase further, our operating expenses in order to fund higher levels of product development, undertake and complete the regulatory approval process, and increase our administrative resources in anticipation of future growth. In addition, acquisitions such as MCTI increase operating expenses and therefore negatively impact, in the short term, the liquidity position of the Company. We anticipate that our future cash requirements may be fulfilled by potential direct product sales, the sale of additional equity securities, debt financing and/or the sale or licensing of our technologies. We also anticipate the need for additional financing in the future in order to fund continued research and development and to respond to competitive pressures. We cannot guarantee, however, that enough future funds will be generated from operations or from the aforementioned or other potential sources. If adequate funds are not available or are not available on acceptable terms, we may be unable to fund expansion, develop new or enhance existing products and services or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations and financial condition.

Research Agreements

In July 2003, MultiCell Technologies was awarded a Phase I Small Business Innovation Research (“SBIR”) grant from the National Institutes of Health to study the production of therapeutic plasma proteins by immortalized, non-tumorigenic human hepatocytes. The aim of the SBIR award was to compare the function of MultiCell’s hepatocyte-derived products to recombinant and plasma-derived therapeutic plasma proteins. The grant was for $139,314 and was completed in December 2004. During the fiscal year ended November 30, 2005, the Company received $36,256 under the grant and has accounted for this as an offset to research and development expenses. On August 30, 2005, notification was received that a new Small Business Innovation Research award in the amount of $137,724 had been granted to the Company to create proprietary BioFactories™ that express a serine protease inhibitor recently implicated as a novel treatment for sepsis. The Company received $45,113 in fiscal year 2005 and $92,611 in fiscal year 2006 under this grant and has accounted for this as an offset to research and development expenses for the year.

On June 22, 2006, The National Institutes of Health awarded a grant in the amount of $210,000 to treat Type 1 Diabetes. During the year ended November 30, 2006, the Company received $74,699 under this grant and has accounted for this as an offset to research and development expenses for the year.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and Executive Officers of the Company as of November 30, 2006 were:

Name	Age	Position	Date elected(1)
W. Gerald Newmin	69	Chairman, Chief Financial Officer, Secretary and Director	December 1, 1995(2)
Stephen Chang	50	Chief Executive Officer, President and Director	June 16, 2004(3)
Edward Sigmond	46	Director	May 17, 2000
Thomas A. Page	73	Director	September 11, 2003
Anthony E. Altig	49	Director	September 15, 2005
Ronald A. Faris	52	Chief Science Officer, Senior Vice President	January 27, 2004

(1)	Each director serves until the next annual meeting of stockholders.

(2)	Appointed as Chief Financial Officer on September 28, 2006.

(3)	Elected as Chief Executive Officer on May 23, 2006.

W. Gerald “Jerry” Newmin joined the Company in June 1995. He currently serves as the Chairman, Chief Financial Officer and Secretary. Mr. Newmin served as Chief Executive Officer of the Company from June 1995 to May 2006. Mr. Newmin is Chairman, Chief Executive Officer, Secretary and a director of Xenogenics, a partially-owned subsidiary, Chairman, Chief Executive Officer, Secretary and director of MCT Rhode Island Corp, a wholly-owned subsidiary of the Company and Chief Executive Officer, Secretary and a director of MCTI, a partially-owned subsidiary of the Company. He serves on the Board of Directors of The Corporate Directors Forum, a not-for-profit organization based in San Diego that promotes excellence in corporate governance and San Diego Defcomm, a not-for-profit consortium of defense companies based in San Diego. Mr. Newmin has a Bachelor’s degree in Accounting from Michigan State University.

Stephen Chang, Ph.D. has served as a director of the Company since June 2004, became President of the Company in February 2005, and became Chief Executive Officer in May 2006. Dr. Chang also serves as President of MultiCell Immunotherapeutics, Inc., a subsidiary of the Company. Dr. Chang is President of CURES, a coalition of patient advocates, biotechnology companies, pharmaceutical companies and venture capitalists dedicated to ensuring the safety, research and development of innovative life saving medications.

Dr. Chang is on the board of BIOCOM, San Diego’s premier life sciences organization. Dr. Chang was chief science officer and vice president of Canji Inc./Schering Plough Research Institute in San Diego from 1998 to 2004. Dr. Chang earned his doctoral degree in Biological Chemistry, Molecular Biology and Biochemistry from the University of California, Irvine. Prior to that he received a bachelor of science in Zoology, Microbiology, and Cell and Molecular Biology from the University of Michigan and a USPHS Postdoctoral Fellowship at the Baylor College of Medicine.

Edward Sigmond has served as a director of the Company since May 2000. He has been in sales, marketing and operations management for the past 20 years. Mr. Sigmond has served as president of Kestrel Holdings, Inc., a holding company, since its inception in 1997. Mr. Sigmond served as president of Kestrel Development, a Texas based real estate development company, from 1993 to 1998 when it was dissolved. He studied Marketing and Chemistry at Duquesne University.

Thomas A. Page has served as a director of the Company since September 2003. Mr. Page is Director Emeritus and former Chairman of the Board and CEO of Enova Corporation and San Diego Gas and Electric Company (now part of Sempra Energy). Prior to the formation of Sempra Energy Corporation as a holding company in 1996, Mr. Page was SDG&E’s chairman, president and CEO. Mr. Page held one or more of these positions until his retirement in 1998. Mr. Page joined SDG&E in 1978 as executive vice president and COO. In 1981, he was elected president and CEO and added the chairmanship in 1983. Mr. Page has been active in numerous industrial, community and governmental associations and has funded medical research. He is a director of the San Diego Regional Economic Development Corporation, Community National Bank, Sys Technologies and is an advisory director of Sorrento Ventures. Mr. Page earned a Bachelor of Science degree in civil engineering, a masters in industrial administration and was awarded a doctorate in management, all from Purdue University. He has been licensed as an engineer and as a certified public accountant (CPA). Mr. Page also serves on the University of California Presidents Council on the National Laboratories.

Anthony E. Altig has served as a director of the Company since September 2005. Mr. Altig serves as the Chair of the Audit Committee of the Company. Mr. Altig has extensive experience in financial management, strategic planning and financial reporting primarily with biotechnology and other technology companies. Since 2004 Mr. Altig has been the Chief Financial Officer of Diversa Corporation a leader in providing proprietary genomic technologies for the rapid discovery and optimization of novel protein based products. From 2002 through 2004 Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, a public biopharmaceutical company. Prior to Maxim, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., a leading Internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer at USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. Mr. Altig is a certified public accountant and is a graduate of the University of Hawaii.

Ronald Faris, Ph.D. has been our Chief Science Officer since January 27, 2004. Dr. Faris joined the Company in May 2001 and served as President and Chief Science Officer of the MCT subsidiary until spring 2004. Dr. Faris is Senior Vice President and Chief Science Officer and a director of MCT Rhode Island Corp. Dr. Faris is also Senior Vice President and Chief Science Officer of Xenogenics Corporation. Prior to that, he consulted with the Company for two years. Dr. Faris recently worked as the Director of Pediatric Oncology Research at the Rhode Island Hospital, Providence Rhode Island and as an Associate Professor of Pediatrics and Pathology, Brown University. Dr. Faris received his Bachelor of Science degree in Biochemistry from Virginia Polytechnic Institute and State University and his Doctorate in Nutritional Toxicology/Biochemistry from Cornell University. He holds a patent on adult stem cells and has authored numerous publications related to hepatic research.

Audit Committee and Financial Expert

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-KSB; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements. Three directors comprise the Audit Committee: Anthony Altig (Chairman), Edward Sigmond and Tom Page.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 10A-3 of the Exchange Act of 1934). The Board of Directors has determined that Anthony Altig and Thomas A. Page qualify as “audit committee financial experts”, as defined in applicable SEC rules. The Board made a qualitative assessment of Anthony Altig’s and Thomas A. Page’s level of knowledge and experience based on a number of factors, including their formal education and experience as financial experts and their prior experience as certified public accountants. The Audit Committee met seven times during the fiscal year ended November 30, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years November 30, 2006, 2005 and 2004, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other three most highly compensated executive officers at November 30, 2006 (the “Named Executive Officers”):

		Annual Compensation						Long Term Compensation Awards

Name and principal position	Year	Salary ($)		Bonus ($)	Other annual compensation ($)			Restricted stock award(s) ($)	Securities Options/SARs (#)

W. Gerald Newmin, Chairman of the Board, Chief Financial Officer, , Treasurer, Secretary and Director	2006 2005 2004	$ $	68,682 95,041 -0-	-0- -0- -0-	$ $ $	88,226 88,000 65,250	(1) (1) (1)	0 -0- -0-	0 -0- 50,000

Dr. Stephen Chang Ph.D. Chief Executive Officer, President, and Director	2006 2005	$ $	162,610 188,179		$ $	80,000 88,000	(1) (1)	0 -0-	0 1,000,000
	2004					$10,000	(1)		130,000

Dr. Ronald A. Faris Chief Science Officer, Senior Vice President	2006 2005 2004	$ $ $	157,995 148,569 145,542	$-0- 50,000		0 -0- -0-		0 -0- -0-	300,000 200,000 100,000

Gerard Wills, Chief Financial Officer	2006		$180,231	0		$42,448		0	300,000

(1)
Represents the fair market value of shares of our common stock paid in lieu of cash based on the closing market price of our common stock on the date of approval by our board of directors. A total of 246,037, 94,806 and 32,294 shares were issued to Mr. Newmin in fiscal 2006, 2005, and 2004 respectively; and a total of 246,037, 112,305 and 3,200 shares were issued to Dr. Chang in fiscal 2006, 2005 and 2004, respectively.

Stock Option Grants in Fiscal Year 2006

The Company grants options to its executive officers under its 2004 Equity Incentive Plan (the “Incentive Plan”). As of November 30, 2006, options to purchase a total of 2,380,000 shares were outstanding under the Incentive Plan and options to purchase 2,620,000 remained available for grant under the plan.

The following tables show for the fiscal year ended November 30, 2006, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

Jerry Wills	300,000	71%	$0.56	1/17/2011

Option Exercises and Fiscal Year-end Values

The following table presents information for the named officer in the Summary Compensation Table with respect to options exercised during fiscal 2006 and unexercised options held as of the end of the fiscal year.

Aggregated Options Exercised in Fiscal Year 2006 and Fiscal Year End Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (11/30/06) Exercisable/ Unexercisable	Value of Unexercisable In-the- Money Options at Fiscal Year End (11/30/06) (1) Exercisable/ Unexercisable
W. Gerald Newmin	0	$0	40,278 /9,722	$54,375 / $13,124
Stephen Chang, Ph.D.			805,833 /324,167	$1,115,486 / $452,014
Ronald A. Faris, Ph.D.			449,556 /94,444	$580,378 / $132,222

(1)	Based on March 15, 2007 the closing price was $0 .18 per share.

Compensation of Directors

Each director of the Company receives fee of $3,000 for each board meeting attended. The Chairman of the Audit Committee was paid $4,000 per meeting for each Audit committee meeting attended during the year and each committee member received $1,000 per meeting attended. The Chairman of the Nominating, Corporate Governance and Compensation Committee was paid $2,000 per Compensation Committee meeting attended and members of the Committee were paid $1,000 per meeting attended. All directors’ fees were paid in shares of common stock based on the market price of the stock on the date of grant by the board. In the fiscal year ended November 30, 2006, the total compensation paid to non-employee directors in the form of stock was $125,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Each director of the Company also receives stock option grants under the 2004 Equity Incentive Plan (which shall be referred to as the “Directors’ Plan”). Directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Each non-employee director is granted 50,000 stock options on the date he or she joins the Board of Directors. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The standard terms of the plan call for vesting in equal installments over three years and expiring in five years.

Employment, Severance and Change of Control Agreements

Effective January 29, 2005 and February 1, 2005, subject to the completion of the private placement offering completed on February 10, 2005, the Company entered into an employment agreement with Stephen Chang, Ph.D., as President, and a director and entered into a consulting agreement with Anthony Cataldo. Under the terms of these agreements both Dr. Chang and Mr. Cataldo will be paid $15,000 per month in a combination of stock and cash, plus directors fees of $3,000 for each board meeting attended. In the event that the Company terminates Dr. Chang’s employment, without cause (as defined in the agreements), or terminates his employment for good reason, he shall be entitled to receive severance pay in the form of salary continuation then in effect, less applicable deductions and withholdings, for a period of six (6) months. Dr. Chang was issued 1.0 million stock options under the Company’s equity incentive plan at $1.40 per share, the fair market value on the date of grant. The stock options will vest monthly over three years and expire in five years. The stock options and warrants granted to Dr. Chang will in no event be exercisable prior to an increase in the authorized number of shares of the Company’s common stock.

On November 16, 2005, the board of directors of MultiCell Technologies, Inc. (the “Company”) approved resolutions to pay Stephen Chang, a member of the board of directors and the Company’s President, $200,000 owed to Dr. Chang (the “Accrued Amount”) by MultiCell Immunotherapeutics, Inc. (“Sub”) that were accrued by Sub prior to the Company’s acquisition of Sub on September 7, 2005. The Accrued Amount represents compensation in consideration of services of Dr. Chang to Sub prior to the acquisition. Following the acquisition, Dr. Chang has served as President of Sub. Dr. Chang has also previously entered into an Employment Agreement with the Company dated as of February 1, 2005.

Dr. Chang will receive the Accrued Amount as follows: (a) $100,000 was paid in November 2005, $50,000 of which was paid in cash and $50,000 of which was paid in shares of the Company’s Common Stock based on the closing price per share of the Company’s Common Stock on November 16, 2005 (the date of issuance), and (b) $100,000 is to be paid in 2006, $50,000 of which is to be paid in cash and $50,000 of which is to be paid in shares of the Company’s Common Stock based on the closing price per share of the Company’s Common Stock on the date of issuance. Accordingly, the Company issued to Dr. Chang 73,529 shares of Common Stock on November 16, 2005 pursuant to the Company’s 2000 Employee Benefit Plan in consideration of the $50,000 to be paid in shares in November 2005. The closing price per share of the Company’s Common Stock on November 16, 2005 was $0.68. The Company also granted to Dr. Chang 121,951 shares of Common Stock on March 10, 2006 in consideration of $50,000 to be paid in 2006. The closing price per share of the Company’s Common Stock on March 10, 2006 was $0.41.

On May 26, 2005, the Company executed a new employment agreement with Ronald Faris, Ph.D., continuing his employment as Senior Vice President and Chief Science Officer. The agreement is for a term of three years and may be cancelled by Dr. Faris or by the Company at any time. The agreement provides for a base salary of $175,000 per year plus participation in the Company’s bonus and compensation programs for executive management, if and when established. In addition, Dr. Faris received a stock option (the “Option”) to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $1.40 per share. The Option will be exercisable for a period of five years and will vest monthly in equal installments over the three year term of the agreement. The agreement also provides that Dr. Faris shall be eligible to participate in any executive benefit plan made available to the Company’s executive or key management employees, including paid vacation and medical insurance. In the event Dr. Faris is terminated without cause (as defined in the agreement) or he terminates his employment for good reason (as defined in the agreement), Dr. Faris is entitled to receive severance pay equal to six months of his base salary then in effect. In addition, for a period of one year after his employment with the Company ends, Dr. Faris has agreed not to solicit the Company’s employees, consultants, customers, suppliers or distributors.

On December 23, 2005, the Company entered into an employment agreement with Gerard A. Wills. Pursuant to the Agreement, effective January 9, 2006, Mr. Wills was appointed the Company’s new Chief Financial Officer. The employment of Janice DiPietro, Chief Financial Officer of the Company, was terminated effective as of January 9, 2006. On September 28, 2006, the Company entered into a Separation Agreement and Release with Mr. Wills. The agreement provided for, among other things, (i) a cash payment representing all accrued wages and vacation time, (ii) the acceleration of vesting of Mr. Wills’ stock options so that Mr. Wills is 100% vested in all 300,000 stock options he owns, (iii) the execution of a Consulting Agreement under which Mr. Wills will continue to provide services to the Company at his current rate of pay through December 31, 2006, (iv) the resignation of Mr. Wills as the Chief Financial Officer of the Company, and (v) the execution by Mr. Wills of a general release of all claims, known and unknown, against the Company.

On July 25, 2006, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Anthony Cataldo, a member of the Company’s board of directors and a consultant to the Company. The Separation Agreement provided for, among other things, (i) a cash payment to Mr. Cataldo of $15,000 for consulting fees due for work performed for the month of June 2006, (ii) cash reimbursement of Mr. Cataldo’s expenses incurred on behalf of the Company up to the effective date of the Separation Agreement, (iii) issuances of $45,000 worth of shares of common stock on each of July 1, 2006, October 1, 2006, January 1, 2007, April 1, 2007, July 1, 2007 and October 1, 2007, as determined by a formula based on the then current fair market value of such shares, (iv) issuance of $15,000 worth of shares of common stock on January 1, 2008, as determined by a formula based on the then current fair market value of such shares, (v) payment of director’s fees in shares of common stock due and not previously paid for attendance at board meetings up to the effective date of the Separation Agreement, (vi) amendment of a warrant to purchase common stock dated August 1, 2005 issued by the Company to Mr. Cataldo for 2,000,000 shares of the Company’s common stock to provide full vesting of 1,000,000 of such shares and the termination and cancellation of the right to purchase any of the remaining 1,000,000 shares, (vii) termination of the Company’s consulting agreement with Mr. Cataldo, (viii) execution by Mr. Cataldo of a general release of all claims, known and unknown, against the Company, and (ix) resignation by Mr. Cataldo as a director and consultant to the Company. The amended and restated warrant shall remain exercisable until July 31, 2010 and the exercise price per share shall remain at $1.40. In connection with the execution of the Separation Agreement, on August 1, 2006, the Company issued 158,333 shares of common stock at $0.36 per share (the closing price on that date) to Mr. Cataldo. The total value of these shares was $57,000 and it was for the July 1, 2006 payment of $45,000 plus payment of $12,000 of director’s fees not previously paid. The related expense related to the issuance of these shares is included in selling, general and administrative expenses.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2007, certain information as to shares of our common stock owned by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and executive officers named in our summary compensation table, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 701 George Washington Highway, Lincoln, RI 02865.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class Beneficially Owned
David Firestone (3)	20,266,989	33.62%
Monarch Pointe Fund, LTD (4)	11,445,033	21.85%
Affiliated Entities of Asset Managers International, Ltd. and Pentagon Special Purposes Fund, Ltd. (5)	9,528,111	20.80%
Asset Managers International, LTD (6)	6,616,251	14.37%
W. Gerald Newmin (7)	7,425,320	16.75%
Mercator Momentum Fund III, LP (8)	5,029,899	10.81%
Pentagon Special Purposes Fund, LTD (9)	2,911,860	6.60%
Mercator Momentum Fund, LP (10)	2,487,057	5.67%
Thomas A. Page (11)	1,347,910	3.15%
Stephen Chang, Ph.D. (12)	1,502,278	3.49%
Ronald A. Faris (13)	685,387	1.62%
Edward Sigmond (14)	394,288	0.94%
Anthony Altig (15)	353,750	0.84%
La Jolla Cove Investors (16)	22,000,000	34.43%
All executive officers and directors as a group (Six persons)	11,764,488	26.91%

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. Applicable percentages are based on 41,892,372 shares outstanding on March 15, 2007.

(2)	Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable.

(3)
David F. Firestone is the managing member of MAG Capital, LLC, a California limited liability company (“MAG”). Mercator Momentum Fund, L.P. and Mercator Momentum Fund III, L.P. are private investment limited partnerships organized under California law. The general partner of each fund is MAG. Monarch Pointe Fund, Ltd. is a corporation organized under the laws of the British Virgin Islands. MAG controls the investments of Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P. and Mercator Momentum Fund III, L.P. which investments include an estimated 4,880,000 shares of common stock issuable upon the conversion of outstanding shares of our Series I Preferred Stock, 3,301,563 shares of common stock issuable upon the conversion of outstanding shares of our Series B preferred stock and 10,207,230 shares of common stock issuable upon exercise of outstanding warrants. Assumes a conversion price of $0.25 on the Series I Preferred Stock and a conversion price of $0.32 on the Series B Preferred Stock, which would have been the applicable conversion prices if the conversion had occurred on October 30, 2006. MAG agreed not to convert preferred shares or to exercise warrants to the extent such holder’s beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for this entity is c/o MAG Capital, LLC, 555 South Flower Street, Suite 4200 Los Angeles, CA 90071.

(4)
Includes an estimated 2,293,600 shares of common stock issuable upon the conversion of outstanding shares of our Series I Preferred Stock, 2,297,188 shares of common stock issuable upon the conversion of outstanding shares of our Series B Preferred Stock and 5,895,616 shares of common stock issuable upon exercise of outstanding warrants. Assumes a conversion price of $0.25 on the Series I Preferred Stock and a conversion price of $0.32 on the Series B Preferred Stock, which would have been the applicable conversion price if the conversion had occurred on October 30, 2006. MAG has agreed not to convert preferred shares or to exercise warrants to the extent such holder’s beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for this entity is c/o MAG Capital, LLC, 555 South Flower Street, Suite 4200 Los Angeles, CA 90071.

(5)
Asset Managers International Ltd is a wholly-owned subsidiary of AFC Holdings Ltd and is controlled by Olympia Capital (Ireland) Limited. Winchester Global Trust Company Limited and Pentagon Special Purpose Fund, Ltd. own all of the equity security of AFC Holdings Ltd. Pentagon Capital Management Plc is an investment adviser that controls the investments of Asset Managers International Ltd and Pentagon Special Purpose Fund, Ltd. Therefore, AFC Holdings Ltd, Olympia Capital (Ireland) Limited, Winchester Global Trust Company Limited, Pentagon Capital Management Plc and the directors of both Asset Managers International Ltd and Pentagon Special Purpose Fund, Ltd., Oskar P. Lewnowski, Carolyn D. Hiron and William Maycock, are all deemed to be beneficial owners of the shares of Company equity security owned by Asset Managers International Ltd and Pentagon Special Purpose Fund, Ltd.

(6)
Includes an estimated 1,607,813 shares of common stock issuable upon the conversion of outstanding shares of our Series B Preferred Stock and 3,093,513 shares of common stock issuable upon exercise of outstanding warrants. Assumes a conversion price of $0.32 on the Series B Preferred Stock, which would have been the applicable conversion price if the conversion had occurred on October 30, 2006. MAG has agreed not to convert preferred shares or to exercise warrants to the extent such holder’s beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for this entity is c/o Pentagon Capital Management Plc, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

(7)
Includes an estimated 1,029,065 stock purchase warrants at $0.20 per share, 1,372,000 stock purchase warrants at $0.50 per share and 494,133 shares of our common stock and warrants for 62,000 shares of our common stock owned by Mr. Newmin’s spouse, over which Mr. Newmin disclaims beneficial ownership. Includes 40,278 shares issuable under options, which are exercisable within 60 days of February 28, 2007 and 1,310,000 shares in the form of warrants.

(8)
Includes an estimated 1,073,600 shares of common stock issuable upon the conversion of outstanding shares of our Series I Preferred Stock, 1,004,375 shares of common stock issuable upon the conversion of outstanding shares of our Series B Preferred Stock and 2,546,866 shares of common stock issuable upon exercise of outstanding warrants. Assumes a conversion price of $0.25 on the Series I Preferred Stock and a conversion price of $0.32 on the Series B Preferred Stock, which would have been the applicable conversion price if the conversion had occurred on November 30, 2006. MAG has agreed not to convert preferred shares or to exercise warrants to the extent such holder’s beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for this entity is c/o MAG Capital, LLC, 555 South Flower Street, Suite 4200 Los Angeles, CA 90071.

(9)
Includes an estimated 1,709,256 shares of common stock issuable upon exercise of outstanding warrants. Assumes a conversion price of $0.32 on the Series B Preferred Stock, which would have been the applicable conversion price if the conversion had occurred on November 30, 2006. Pentagon Special Purposes Fund, Ltd. has agreed not to convert preferred shares or to exercise warrants to the extent such holder’s beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for this entity is c/o Pentagon Capital Management Plc, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

(10)
Includes an estimated 1,512,800 shares of common stock issuable upon the conversion of outstanding shares of our Series I Preferred Stock, and 459,748 shares of common stock issuable upon exercise of outstanding warrants. Assumes a conversion price of $0.25 on the Series I Preferred Stock which would have been the applicable conversion price if the conversion had occurred on November 30, 2006. MAG has agreed not to convert preferred shares or to exercise warrants to the extent such holder’s beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for this entity is c/o MAG Capital, LLC, 555 South Flower Street, Suite 4200 Los Angeles, CA 90071.

(11)
Includes (i) 475,903 shares issuable upon the exercise of common stock warrants at $0.20 per share, (ii) 350,000 shares issuable upon the exercise of common stock warrants at $0.50 per share and (iii) 90,278 shares issuable under options which are exercisable within 60 days of February 28, 2007.

(12)
Includes (i) 364,071 shares issuable upon the exercise of common stock warrants at $0.20 per share, and (ii) 805,833 shares issuable under options, which are exercisable within 60 days of February 28, 2007.

(13)	Includes 449,556 shares issuable under options which are exercisable within 60 days of February 28, 2007

(14)
Includes (i) 161,577 shares issuable upon the exercise of common stock warrants at $0.20 per share and (ii) 40,278 shares issuable under options which are exercisable within 60 days of February 28, 2007.

(15)
Includes (i) 179,930 shares issuable upon the exercise of common stock warrants at $0.20 per share and (ii) 23,611 shares issuable under options which are exercisable within 60 days of February 28, 2007.

(16)
Includes (i) a maximum of 12,000,000 shares issuable upon conversion of a convertible debenture, which are convertible pursuant to a formula set forth in our Certificate of Incorporation, as amended, and (ii) 10,000,000 shares issuable upon the exercise of a common stock warrant at $1.09 per share. The selling security holder has agreed not to acquire shares to the extent such holder’s beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From August 2001 through November 2003, the Company borrowed an aggregate of $1,858,500 in order to finance the acquisition of MultiCell and for working capital. Of this amount, the Company borrowed $736,000 from Mr. Newmin, our Co-Chairman and Chief Executive Officer, and $50,000 from Mr. Szabo, Exten’s former President. The notes bear interest at the rate of 10% per annum, with all principal and accrued interest due and payable in August 2004 and various dates in 2005. During 2003, Mr. Newmin converted $157,000 of his loans plus accrued interest and Mr. Szabo converted his entire loan plus accrued interest into shares of MultiCell Technologies, Inc. common stock. Mr. Newmin received a total of 1,036,306 shares and Mr. Szabo received 304,658 shares of stock. During the fiscal year ended November 30, 2004, Mr. Newmin converted $113,000 of his loans plus accrued interest into 705,700 shares of MultiCell Technologies, Inc. common stock.

The remainder of Mr. Newmin’s loans originally due August 4, 2004 were extended for one additional year, to August 3, 2005. During 2005 these loans were converted into shares of our common stock at $.50 per share.

Mr. Newmin’s wife, Barbara Corbett, provides investor relations consulting services to the Company. Ms. Corbett is compensated on an hourly basis and is paid in common stock of the Company. For the fiscal year ended November 30, 2006 Ms. Corbett was paid a total of $7,571.

See also “Employment, Severance and Change of Control Agreements”.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock and provisions of our amended Certificate of Incorporation and Bylaws, which have previously been filed with the Commission, and is qualified in its entirety by reference to our amended Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of November 30, 2006, there were 38,479,499 shares of our common stock outstanding and held of record by approximately 1,053 holders.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued pursuant to this registration statement will be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock without any further vote or action by stockholders. These rights and preferences include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Series I Convertible Preferred Stock

On July 13, 2004, we completed the sale in a private placement of 20,000 shares of Series I convertible preferred stock, at a price of $100 per share. The Series I shares are convertible at any time into common stock at 80% of the average trading price of the lowest three inter-day trading prices of the common stock for the ten trading days preceding the conversion date, but at an exercise price of no more than $1.00 per share and no less than $0.25 per share. The Series I preferred stock described does not have voting rights, but does have conversion rights which could adversely effect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of our company.

Series B Convertible Preferred Stock

On July 14, 2006, we entered into Subscription Agreements to sell Shares of Series B Convertible Preferred Stock and Common Stock Warrants (the “Subscription Agreements”) with Monarch Pointe Fund, Ltd., Mercator Momentum Fund III, L.P., Asset Managers International Ltd. and Pentagon Special Purpose Fund Ltd. (collectively, the “Series B Purchasers”). Pursuant to the Subscription Agreements, the Series B Purchasers purchased an aggregate of 17,000 shares of Series B Preferred Stock of the Company (the “Series B Shares”) at a purchase price of $100 per share, for an aggregate purchase price of $1,700,000.

In certain instances, holders of Series B Shares shall receive a senior cumulative dividend per share. In addition, commencing on the date of issuance of the Series B Preferred Stock until the date a registration statement registering the common shares underlying the preferred stock and warrants issued is declared effective by the SEC, the Company will pay on each outstanding share of Series B Preferred Stock a preferential cumulative dividend at an annual rate equal to the product of multiplying $100 per share by the higher of the Wall Street Journal Prime Rate plus 1%, or 9%. In no event will the dividend rate be greater than 12% per annum. The dividend will be payable monthly in arrears in cash on the last day of each month based on the number of shares of Series B Preferred Stock outstanding as of the first day of that month. In the event the Company does not pay the Series B preferred dividends when due, the conversion price of the Series B preferred shares will be reduced to eighty-five percent (85%) of the otherwise applicable conversion price. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B Shares have a junior preference to the holders of Series I Preferred Convertible Preferred Stock and a senior preference to the holders of the Company’s Common Stock. The holders of Series B Preferred Stock shall not have the right to vote on shareholder matters; provided, however, consent or vote of holders of a majority of the issued and outstanding Series B Preferred Stock (voting together as a separate class) shall be required for certain significant transactions. The Series B Shares are convertible into shares of the Company’s Common Stock at any time at the sole discretion of the holders thereof. The number of shares of Common Stock issuable upon conversion is determined by dividing the purchase price per share ($100) by the conversion price per share (initially $0.32). The conversion price shall be subject to adjustment including weighted average price-based anti-dilution adjustment, subject to certain exceptions.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203 of the Delaware General Corporation Law, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of fiduciary duty as a director. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit that is obtained. Article TENTH of our amended Certificate of Incorporation includes the following language limiting the liability of, and providing indemnification for, directors.

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit (the “Director Liability Provision”).

This provision in the Certificate of Incorporation does not eliminate the director’s fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation provisions are necessary to attract and retain qualified persons as directors and officers.

PLAN OF DISTRIBUTION

The selling security holder may offer all or a portion of their shares offered by this prospectus for sale, from time to time, pursuant to this prospectus, in one or more private negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. The selling security holder may effect these transactions by selling shares directly to one or more purchasers or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.

To our knowledge, the selling security holder has not made any arrangements with any brokerage firm for the sale of the shares. The selling security holder have advised us that they presently intend to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, the selling security holder may also dispose of the shares through one or more of the other methods described above.

The selling security holder may be considered “underwriters” within the meaning of the Securities Act in connection with the sale of their shares. Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by the selling security holder and any discounts, commissions or concessions received by such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling security holder may be considered to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling security holder may be subject to the prospectus delivery requirements of Section 5 of the Securities Act for transactions involving the sale of our common stock.

The selling security holder are subject to the applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling security holder and any other person distributing our common stock. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period beginning five business days prior to the commencement of such distribution and ending upon such person’s completion of participation in the distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M, among other things, generally prohibit certain participants in a distribution from bidding for, purchasing or inducing any person to bid for or purchase any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The shares offered hereby are being registered pursuant to our contractual obligations and we have agreed to pay the expenses of the preparation of this prospectus.

SELLING SECURITY HOLDER

With regard to the transaction with La Jolla Cove Investors, Inc., reference is made to the section above entitled “Transaction with La Jolla Cove Investors”. Pursuant to the terms of agreements with LJCI dated February 28, 2007, we agreed to register a total of 12,000,000 shares of our common stock, which may be issuable upon conversion of a convertible debenture for $1,000,000 at a conversion price equal to the lesser of the fixed conversion price of $1.00, or the market conversion price, defined as 80% of the average of the lowest three daily volume weighted average trading prices per share of our common stock during the 20 trading days immediately preceding the conversion date.

The shares described in the section above entitled “Transaction with La Jolla Cove Investors” constitute all of the shares known to us to be beneficially owned by the selling security holder. The selling security holder has not held any position or office with us. The selling security holder is not a broker-dealer or affiliates of a broker-dealer to our knowledge.

Contractual Relationships and Arrangements with the Selling Security Holder. With regard to the transaction with LJCI, there are no contractual relationships and arrangements that have existed in the past three years between us and the selling security holder, any affiliates of the selling security holder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction.

The relationships and arrangements that are to be performed in the future between us and the selling security holder, any affiliates of the selling security holder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction with LJCI are described in the section titled “Transaction with La Jolla Cove Investors”

Shares held by Selling Security Holder and Affiliates. The table below compares the share holdings as indicated with regard to the transaction with LJCI. The number of shares outstanding does not include any securities underlying any outstanding convertible securities, options or warrants.

Shares Outstanding Prior to Transaction Held By Non-Affiliates (1)	Shares Previously Registered for Resale by Selling Security Holder (2)	Shares Previously Registered Held by Selling Security Holder (3)	Shares Previously Sold in Registered Transactions by Selling Security Holder (4)	Shares Registered for Resale on Behalf of Selling Security Holder (5)
41,892,372	0	0	0	12,000,000

(1)
Number of shares outstanding as of the date of this Registration Statement that are held by persons other than the selling security holder, affiliates of the company or affiliates of the selling security holder.

(2)	Number of shares registered for resale by the selling security holder or their affiliates of the selling security holder in prior registration statements.

(3)	Number of shares previously registered for resale by the selling security holder or affiliates that continue to be held by the selling security holder or its affiliates.

(4)	Number of shares that have been sold in registered resale transactions by the selling security holder or its affiliates.

(5)	Number of shares registered for resale on behalf of the selling security holder or its affiliates in the current transaction.

The following table indicates (i) the number of shares owned by the selling security holder prior to the offering, (ii) the number of shares to be offered for the selling security holder’s account and (iii) the number of shares and percentage of outstanding shares to be owned by the selling security holder upon completion of the offering.

Name of Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder before the Offering	Amount of Shares of Common Stock to be Offered by the Selling Security Holder (1)	Amount of Shares (2) and the Percentage (3) of Common Stock Owned by Selling Security Holder after the Offering is Complete
La Jolla Cove Investors, Inc.	0	12,000,000	6,875,000 14.1%
TOTAL	0	12,000,000	6,875,000 14.1%

(1)	Assumes the maximum number of shares sought to be registered are issued upon the conversion of the convertible debentures issued to LJCI.

(2)
Assumes all convertible debentures are converted at the conversion price of $0.16 on the date of sale resulting in 6,875,000 shares owned. The selling security holder has agreed not to acquire shares of common stock to the extent that such security holder’s beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding.

(3)
Assumes a total of 48,767,372 shares issued and outstanding, based on the current total of 41,892,372 plus an additional 6,875,000 shares issuable to LJCI pursuant to the conversion of all debentures held by LJCI.

LEGAL PROCEEDINGS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Wilson Sonsini Goodrich & Rosati, San Diego, California.

EXPERTS

The consolidated financial statements as of and for the years ended November 30, 2006 and 2005 included in this prospectus have been audited by J.H. Cohn LLP, independent registered public accounting firm, as stated in their report dated March 14 2007, containing an explanatory paragraph relating to the Company’s ability to continue as a going concern, which is also included in this prospectus. Such financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in our company or any of our subsidiaries. Nor was any such person connected with us, or any of our subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters.

Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the Securities and Exchange Commission as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC’s web site on the Internet at http://www.sec.gov. Our common stock is traded on The Over The Counter Bulletin Board Market under the symbol “MCET.OB”.

Copies of our filings with the Securities and Exchange Commission are also available, free of charge, on our corporate website at http://www.multicelltech.com. The information found on our website is not incorporated by reference into this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204-2991.

 I NDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
MultiCell Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of MultiCell Technologies Inc. and Subsidiaries as of November 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MultiCell Technologies, Inc. and Subsidiaries as of November 30, 2006 and 2005, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Statements of Financial Accounting Standards No. 123R, “Share-Based Payment”.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has sustained substantial losses and it has an accumulated deficit at November 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

/s/ J. H. Cohn LLP

Roseland, NJ
March 2, 2007

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Consolidated Balance Sheets
November 30, 2006 and 2005

ASSETS

	2006	2005

Current assets:
Cash and cash equivalents	$77,611	$1,515,475
Marketable securities		1,138,201
Interest and dividends receivable		18,235
Accounts and royalties receivable	17,620	71,764
Other current assets	42,806	63,033

Total current assets	138,037	2,806,708

Equipment and improvements, net	132,140	151,524
License agreement, net of accumulated amortization 2006, $2,433,393; 2005, $2,183,393		250,000
Intangible assets, net of accumulated amortization 2006, $86,290; 2005, $17,258	1,199,429	1,268,461
Other assets	35,891	30,952

Total Assets	$1,505,497	$4,507,645

See accompanying notes to consolidated financial statements.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Consolidated Balance Sheets
November 30, 2006 and 2005

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

	2006	2005

Current liabilities:
Accounts payable and accrued expenses	$1,134,321	$605,476

Current portion of deferred income	29,159	538,533

Total current liabilities	1,163,480	1,144,009

Non-current liabilities:
Deferred income, net of current portion	52,000	57,200

Total non-current liabilities	52,000	57,200

Total liabilities	1,215,480	1,201,209

Minority interest	14,248	630,655

Commitments and contingencies

Series B Redeemable Convertible Preferred, 17,000 designated as series B, 16,877 shares issued and outstanding, liquidation value of $1,700,709	1,660,709
Stockholders' equity (deficiency):
Preferred stock, $.01 per value: 2,000,000 shares authorized, 12,200 and 15,000 shares designated as Series I convertible preferred issued and outstanding, liquidation value of $1,220,000 and $1,500,000	121	150
Common stock, $.01 par value: 200,000,000 shares authorized, 2006: 38,479,499 shares issued and outstanding, 2005: 33,046,811 shares issued and outstanding	384,795	330,468
Additional paid-in capital	31,289,858	28,227,833
Accumulated deficit	(33,059,714)	(25,881,409)
Accumulated other comprehensive loss		(1,261)

Total stockholders' equity (deficiency)	(1,384,940)	2,675,781

Total Liabilities and Stockholders' Equity (deficiency)	$1,505,497	$4,507,645

See accompanying notes to consolidated financial statements.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Consolidated Statements of Operations
For The Years ended November 30, 2006 and 2005

	2006	2005

Revenue	$679,881	$209,156
Operating expenses:
Selling, general and administrative	4,097,346	3,480,557
Research and development	2,252,250	947,764
Depreciation and amortization	127,316	180,330
Write-down of license agreement due to impairment in value	232,348	1,626,075
Total operating expenses	6,709,260	6,234,726

Operating loss	(6,029,379)	(6,025,570)
Other income (expense):
Gain on sale of property		136,554
Loss on abandonment of leasehold improvements		(14,286)
Loss on sale of marketable securities	(24,712)
Interest expense	(4,919)	(25,552)
Interest and dividend income	24,351	98,010
Amortization of discount on note receivable		5,000
Minority interest in net loss of subsidiary	616,407	142,897

Total other income (expense)	611,127	342,623

Net loss	(5,418,252)	(5,682,947)
Preferred stock dividends	(60,053)
Non-cash deemed dividend related to beneficial conversion feature of Series B Preferred stock	(1,700,000)
Net loss applicable to common stockholders	$(7,178,305)	($5,682,947)

Net loss per share applicable to common stockholders - basic and diluted	$(0.20)	$(0.18)
Weighted average number of common shares outstanding - basic and diluted	35,312,804	30,851,817

See accompanying notes to consolidated financial statements.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity (Deficiency)
For The Years ended November 30, 2006 and 2005

	Series I Preferred Stock		Common Stock		Additional Paid-in	Accumulated		Accumulated other comprehensive	Total stockholders Equity
	Shares	Amount	Shares	Amount	Capital	Deficit		Income (Loss)	(Deficiency)

Balance, November 30, 2004	18,000	$180	25,096,688	$250,966	$22,299,574	$(20,198,462)			$2,352,258
Proceeds from issuance of common stock			5,333,333	53,333	3,388,388				3,441,721

Conversion of preferred stock	(3,000)	(30)	300,000	3,000	(2,970)

Issuance of common stock for services			616,636	6,167	521,866				528,033
Options issued for services					89,394				89,394
Warrants issued for services					574,245				574,245
Conversion of convertible notes and interest payable			529,272	5,293	513,979				519,272
Options and warrants exercised			1,170,882	11,709	567,216				578,925
Warrants issued in connection with astral purchase					276,141				276,141

Net loss						(5,682,947)	(A)		(5,682,947)
Unrealized loss on marketable securities								$(1,261)	(1,261)
Balance November 30, 2005	15,000	$150	33,046,811	$330,468	$28,227,833	$(25,881,409)		$(1,261)	$2,675,781

(A)	Comprehensive net loss (net loss plus unrealized loss on marketable equity securities) for the years ended November 30, 2006 and 2005 was $(5,418,252) and $(5,684,208), respectively.

See accompanying notes to consolidated financial statements.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity (Unaudited) (Deficiency)

	Series I Preferred stock		Common Stock		Additional Paid-in	Accumulated		Accumulated other comprehensive	Total stockholders Equity
	Shares	Amount	Shares	Amount	Capital	Deficit		Income (Loss)	Deficiency

Balance, November 30, 2005	15,000	$150	33,046,811	$330,468	$28,227,833	$(25,881,409)		$(1,261)	$2,675,781

Stock-based compensation for services					456,292				456,292

Common stock issued for services and settlement of accrued expenses			1,791,425	17,915	607,916				625,831

Common stock issued in conjunction with equity line			1,572,327	15,723	(15,723)

Conversion of preferred stock into common	(2,800)	(29)	1,000,000	10,000	(9,971)

Common Stock issued in settlement of lawsuit			90,000	900	33,300				34,200

Proceeds from issuance of common stock to Fusion Capital as a put under the company’s equity line of credit			978,936	9,789	290,211				300,000

Non-cash deemed dividend related to beneficial conversion feature of series B preferred stock					1,700,000	(1,700,000)

Dividends on preferred stock						(60,053)			(60,053)

Net loss						(5,418,252)	(A)		(5,418,252)

Unrealized gain on marketable securities								1,261	1,261

Balance, November 30, 2006	12,200	$121	38,479,499	$384,795	$31,289,858	$(33,059,714)		$0	$(1,384,940)

(A)	Comprehensive net loss (net loss plus unrealized loss on marketable equity securities) for the years ended November 30, 2006 and 2005 was $(5,418,252) and $(5,684,208), respectively.

See accompanying notes to consolidated financial statements.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
For The Years ended November 30, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(5,418,252)	$(5,682,947)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-down of license agreement	232,348	1,626,075
Depreciation and amortization	127,316	180,330
Amortization of bond discount (premium)	2,823	12,397
Amortization of discount on note receivable		(5,000)
Loss on sale of marketable securities	23,451
Common stock issued for services	625,831	528,033
Common stock issued for legal settlements	34,200
Stock-based compensation for services	456,292	663,639
Minority interest in loss of subsidiary	(616,407)	(142,897)
XenoTech deferred income recognized	(533,334)
Bad debts	47,519
Loss on abandonment of leasehold improvements		14,286
Gain on sale of property		(136,554)
Changes in operating assets and liabilities:
Accounts, royalties and interest and dividends receivable	72,379	4,519
Other current assets	20,227	(27,890)
Other assets	(4,939)	(21,750)
Accounts payable and accrued expenses	528,845	194,065
Other current liabilities		(41,688)
Deferred income	(28,760)	(119,486)
Other liabilities		268

Net cash used in operating activities	(4,430,461)	(2,954,600)

See accompanying notes to consolidated financial statements.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
For The Years ended November 30, 2006 and 2005 (Continued)

	2006	2005
Cash flows from investing activities:
Purchase of equipment	(21,248)	(45,672)
Proceeds from sale of assets		2,620
Principal payments on notes receivable		600,000
Proceeds from sale of marketable securities	1,113,188	351,166
Business acquisition		(267,539)
Purchases of marketable securities		(1,503,025)
Net cash provided by (used in) investing activities:	1,091,940	(862,450)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	300,000	3,441,721
Proceeds from issuance of preferred stock, net	1,660,000
Proceeds from notes payable
Payments of notes payable
Proceeds from exercised options and warrants		578,925
Preferred stock dividends	(47,043)
Redemption of preferred stock	(12,300)
Net cash provided by financing activities	1,900,657	4,020,646

Net increase (decrease) in cash and cash equivalents	(1,437,864)	203,596
Cash and cash equivalents, beginning of year	1,515,475	1,311,879

Cash and cash equivalents, end of year	$77,611	$1,515,475

Supplemental disclosures:
Interest paid	$4,919
Non-cash transactions:
Conversion of convertible notes payable and accrued interest into common stock		$519,272
Deferred compensation arising from issuance of warrants to consultants		$1,476,376
Other current assets arising from issuance of warrants to consultants		$157,393
Accrued real estate taxes assumed by buyer in sale of real estate		$179,728
Accrued expenses settled by issuance of common stock	$45,000

See accompanying notes to consolidated financial statements.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005

Note 1 - Organization and Summary of Significant Accounting Policies

Organization - MultiCell Technologies, Inc. (“MultiCell”), which was named Exten Industries, Inc. until April 1, 2004, operates three subsidiaries, MCT Rhode Island Corp., Xenogenics Corporation (“Xenogenics”), and as of March 2007, MultiCell holds approximately 67% of the outstanding shares (on an as if converted basis) of a newly formed subsidiary, MultiCell Immunotherapeutics, Inc. (“MCTI”). MCT Rhode Island Corp. (“MCT”) is a 100%-owned subsidiary formed on June 24, 2004 and has been inactive since its formation. Xenogenics Corporation (“Xenogenics”), which is a 56.4%-owned subsidiary formed on June 24, 2004, was incorporated in February 1997 to focus on the research and development of Sybiol technology. Xenogenics has not generated any revenues as of November 30, 2006. As used herein, the “Company” refers to MultiCell, together with MCT Rhode Island Corp., Xenogenics, and MCTI.

Historically, the Company has specialized in developing primary liver cell immortalization technologies to produce cell-based assay systems for use in drug discovery. The Company seeks to become an integrated biopharmaceutical company that will use its proprietary cell-based systems and immune system modulation technologies to discover, develop and commercialize new therapeutics itself and with strategic partners. Following the formation of MultiCell Immunotherapeutics, Inc. during September 2005, the Company is pursuing research and development of therapeutics in addition to continuing to advance its cellular systems business.

Basis of Consolidation - The consolidated financial statements include the accounts of MultiCell Technologies Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents - The Company considers all unrestricted highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair market value because of the short maturity of those instruments.

Credit Risk - It is the Company’s practice to place its cash equivalents in high quality money market securities with one major banking institution. Periodically, the Company maintains cash balances at this institution (at November 30, 2006, approximately $0) that exceeds the Federal Deposit Insurance Corporation insurance limit of $100,000 per bank. The Company considers its credit risk associated with cash and cash equivalents to be minimal. The Company does not require collateral from its customers. The Company closely monitors the extension of credit to its customers while maintaining an allowance for potential credit losses. On a periodic basis, management evaluates its accounts receivable and, if warranted, adjusts its allowance for doubtful accounts based on historical experience and current credit considerations. However, accounts receivable at November 30, 2006 consist primarily of amounts due under contractual agreements. In the opinion of management, all accounts receivable at November 30, 2006 and 2005, related to contractual agreements are collectible; accordingly, the Company recorded no allowance for doubtful accounts.

Reverse Stock Split - On May 18, 2005, the Company's stockholders approved a one-for-five reverse stock split for its common stock. As a result, stockholders of record at the close of business on May 18, 2005 received one share of common stock for every five shares held. Pursuant to the foregoing reverse stock split, $1,263,721 was transferred from the Company's common stock account and such amount was credited to the Company's additional paid-in capital account. Common stock, additional paid-in capital and share and per share data for prior periods have been restated to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition - The Company's revenues have been generated primarily from contractual research activities and royalties on the license for the sale of cells through its sale and distribution agreement with XenoTech, LLC ("XenoTech"). Management believes such sources of revenue will be part of the Company's ongoing operations. The Company applies the guidance provided by SEC Staff Accounting Bulletin. Topic 13, "Revenue Recognition" ("Topic 13"). Under the provisions of Topic 13, the Company recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contractual amounts is reasonably assured. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Deferred revenues associated with services expected to be performed within the 12 - month period subsequent to the balance sheet date are classified as a current liability. Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

Prior to December 1, 2004, the Company had recognized revenues under the XenoTech agreement based on the minimum royalty amount for each period because it had received a prepayment of a substantial portion of the amount due. XenoTech was required to pay a $2.1 million minimum royalty amount for the current fiscal year as a condition of its exclusivity. Since collection of the contractual amount was no longer reasonably assured and, in accordance with SEC Staff Accounting Bulletin Topic 13, commencing December 1, 2004, the Company began recognizing revenues under the XenoTech agreement based on the agreement’s royalty percentage applied to XenoTech’s actual sales for the period instead of the minimum royalty amount. Such revenues amounted to $55,382 and $86,485 for the years ended November 30, 2006 and 2005, respectively. On February 1, 2006, the Company terminated the agreement with XenoTech due to the failure of XenoTech, with due notice, to cure various breaches within the time allotted by the agreement, including the payment of minimum royalties to maintain exclusivity. As a result of this termination and the Company’s recognition of the initial non-refundable payment of $800,000, over the 7-year term of the agreement, the Company recognized income for the remaining amount of deferred income of $533,334 in the current fiscal year.

Equipment and Improvements - Equipment and improvements are valued at cost. Improvements to leased properties are amortized using the straight-line method over their estimated useful lives or the remaining lease period, whichever is shorter. Depreciation for equipment and furniture is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years.

License Agreements - Costs incurred to obtain license agreements for which income can be projected are capitalized. The Company amortizes these costs on a straight-line basis over the term of the respective license agreement. Amortization totaled $17,652 and $132,432 for each of the years ended November 30, 2006 and 2005. License agreements for which no income can be projected are expensed in the year incurred.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Intangible Assets. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company does not amortize intangible assets with indefinite useful lives. The Company amortizes identifiable intangible assets over the estimated useful lives of the assets. The Company performs its annual intangible asset impairment tests during the fourth quarter of its fiscal year and more frequently if an event or circumstance indicates that impairment has occurred. If the assets were considered to be impaired, the impairment charge would be the amount by which the carrying value of the assets exceeds the fair value of the assets.

Impairment of long-lived assets - The impairment of long-lived assets that do not have indefinite lives, such as equipment, patents, and license agreements, is recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. As of November 30, 2006 and 2005, management tested the carrying value of its license agreement with Rhode Island Hospital for impairment and concluded that it had been impaired. Therefore, the Company has recognized a charge of $232,348 and $1,626,075 to write down the estimated value of the license agreement in the years ended November 30, 2006 and 2005 respectively. (See Note 5).

Share Based Compensation The Company has stockholder approved stock incentive plans for employees, directors, officers and consultants. Prior to December 1, 2005, the Company accounted for the employee, director and officer plans using the intrinsic value method under the recognition and measurement provisions of Accounting Principles Board ("APB") No.25, "Accounting for Stock Issued to Employees" and related interpretations, as permitted by Statement of Financial Accounting Standards (" SFAS" or "Statement") No. 123, "Accounting for Stock-Based Compensation".

Effective December 1, 2005, the company adopted SFAS No. 123 R, "Share-based Payment", ("Statement 123 R") for employee options using the modified prospective transition method. Statement 123 R revised Statement 123 to eliminate the option to use the intrinsic value method and required the Company to expense the fair value of all employee options over the vesting period. Under the modified prospective transition method, the Company recognized compensation cost for the year ending November 30, 2006 which includes a) period compensation cost related to share-based payments granted prior to, but not yet vested, as of December 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123; and b) period compensation cost related to share-based payments granted on or after December 1, 2005 based on the grant date fair value estimated in accordance with Statement 123 R. In accordance with the modified prospective method, the Company has not restated prior period results.

Beginning December 1, 2005, the Company is recognizing compensation expense for stock option awards to employees based on their grant-date fair value. We utilize the Black-Scholes model to measure the value of an employee option. Our estimates of employee stock option values rely on estimates of factors we input into the Black-Scholes model. The key factors involve an estimate of future uncertain events. We determine expected volatility based on historical activity. We believe that these market-based inputs provide a better estimate of our future stock price movements. We also use historical exercise patterns as our best estimate of future exercise patterns. We utilize historical turnover rates in estimating expected forfeitures. We have incorporated the following assumptions into the Black-Scholes.

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

	2006	2005
Risk-free interest rate	4.42-5.07%	2.56-4.05%
Expected weighted average term (in years)	3.54-5.0	5.0
Expected weighted average volatility	68% -94%	64%-84%
Expected dividend yield	0%	0%

The weighted average fair value per share for stock options granted to employees during years ended November 30, 2006, and 2005 was $0.41 and $1.33, respectively.

The Company recognized compensation expense related to stock option grants on a straight-line basis over the vesting period. For the year ended November 30, 2006, the Company recognized share-based employee compensation cost of $419,404 in accordance with Statement 123 R of which $295,528 of this expense resulted from the grants of stock options to employees and directors of the Company on or prior to November 30, 2005. The balance of $123,876 relates to the granting of stock options to employees and officers on or after December 1, 2005. The Company did not capitalize any share-based compensation cost. Options granted to consultants and other non-employees are accounted for in accordance with EITF No. 96-18 "Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". Accordingly, such options are recorded at fair value at the date of grant and subsequently adjusted to fair value at the end of each reporting period until such options vest, and the fair value of the options, as adjusted, is amortized to consulting expense over the related vesting period. As a result of adjusting consultant and other non-employee options to fair value as of November 2006, the Company recognized an increase to general and administrative and research and development expenses of $36,888 for the year ended November 30, 2006.

As result of adopting Statement 123R, net loss for the year ended November 30, 2006 was greater than if the Company had continued to account for share-based compensation under APB 25 by $419,404. The effect of adopting Statement 123R on basic and diluted loss per share for the year ended November 30, 2006 was $0.01.

The total compensation related to nonvested awards not yet recognized was $323,108. The Company is expected to recognize these awards in the next two years.

The Company's historical net loss and basic net loss per share, and pro forma net loss and basic net loss per share, for the year ended November 30, 2005 assuming compensation cost had been determined based on fair value of all options at the respective dates of grant using a pricing model consistent with the provisions of SFAS 123 is set forth below:

Net loss applicable to common stockholders as reported	$(5,682,947)
Share-based employee compensation expense assuming a fair value based method has been used for all awards	271,182

Net loss - pro forma	$(5,954,129)

Basic loss per share as reported	$(0.18)
Basic loss per share - pro forma under SFAS 123	$(0.19)

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

123 R requires that the Company elect an approved method to calculate the historical pool of windfall tax benefits upon the adoption of SFAS 123R within one year of its adoption. As of November 30, 2006, the Company has not made that election.

Research and Development Costs - Research and development costs are expensed as incurred. Amounts received for research through grants are accounted for as an offset to research and development expenses for the year.

Income Taxes - Deferred income taxes are provided for the estimated tax effects of temporary differences between income for tax and financial reporting purposes. A valuation allowance is provided against deferred tax assets, where realization is uncertain. The income tax provision is the tax payable for the period plus or minus the change during the period in deferred tax assets and liabilities

Comprehensive Loss - Comprehensive loss, which is reported on the accompanying consolidated statement of stockholders' equity as a component of accumulated other comprehensive loss, consists of net loss and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States of America, are excluded from net loss. For the Company, comprehensive loss consisted of the net loss adjusted for the unrealized holding gains and losses on the Company's available-for-sale marketable securities at November 30, 2005.

Loss Per Common Share - The Company computes basic and diluted loss per common share amounts for 2006 and 2005 pursuant to Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. Basic loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average common shares outstanding during each period. Since the Company incurred losses during the years ended 2006 and 2005, the assumed effects of the exercise of outstanding stock options and warrants, and the conversion of convertible preferred stock were anti-dilutive and, accordingly, diluted per common share amounts equal basic loss per share amounts and have not been separately presented in the accompanying consolidated statements of operations. The total number of common shares potentially issuable upon exercise or conversion excluded from the calculation of diluted loss per common share for the years ended November 30, 2006 and 2005 was 36,840,063 and 18,055,146, respectively.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of these financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Risks and Uncertainties - The Company is dependent on continued financing from investors and obtaining new research grants to sustain the development and other activities necessary to commercialize new products. Management is seeking additional financing in order to fund its future activities. There is no assurance, however, that such financing will be available, if and when needed, or if available, that such financing will be completed on commercially favorable terms, or that such development and other activities in connection with its planned products will be successful.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Environmental Remediation - Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the Company’s commitment to a formal plan of action. As of November 30, 2006 and 2005, no amounts have been accrued for environmental liabilities.

Note 2 - Going Concern

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of November 30, 2006, the Company has operating and liquidity concerns and, as a result of recurring losses has incurred an accumulated deficit of $33,059,714. These factors, among others, create an uncertainty about the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to successfully acquire the necessary capital to continue its on-going research efforts and bring its products to the commercial market. Management’s plans to acquire future funding include the potential sale of our common and/or preferred stock, the sale of warrants, and sales of its proprietary media, immortalized cells and primary cells to the pharmaceutical industry. Additionally, the Company continues to pursue research projects, government grants and capital investment. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

On May 3, 2006, MultiCell entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion Capital”), an Illinois limited liability company, which was amended and restated on October 5, 2006. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from the Company up to an aggregate amount of $8 million from time to time over a 25 month period. MultiCell has authorized 8,000,000 shares of its common stock for sale to Fusion Capital under the agreement. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement. The Company does not have the right to commence any sales of its shares to Fusion Capital until the SEC has declared effective the registration statement. After the SEC has declared effective such registration statement, generally the Company has the right but not the obligation from time to time to sell its shares to Fusion Capital in amounts between $50,000 and $1 million depending on certain conditions. MultiCell has the right to control the timing and amount of any sales of its shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of the Company’s shares without any fixed discount. Fusion Capital shall not have the right nor the obligation to purchase any shares of MultiCell’s common stock on any business day that the price of its common stock is below $0.20. The agreement may be terminated by MultiCell at any time at the Company’s discretion without any cost to the Company. If the holders of our Series B redeemable convertible preferred stock do not elect to require the Company use 25% of the gross proceeds received by the Company to repurchase and redeem their Series B shares or Series B shares converted into common stock, we anticipate using the proceeds from this financing for general corporate purposes, including the advancement of MCT-125 in a pivotal Phase IIb/III clinical trial for the treatment of fatigue in Multiple Sclerosis.

As consideration for entering into the original transaction on May 3, 2006, MultiCell issued to Fusion Capital 1,572,327 shares of its common stock and warrants to purchase an additional 1,572,327 shares of its common stock at a price of $0.01 per share. Upon execution of the amended and restated purchase agreement on October 5, 2006, Fusion Capital retained the original 1,572,327 shares of common stock and returned the warrant to the Company. As of February 28, 2007 the Company has received $750,000 from this transaction for 3,001,010 shares of common stock.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 2 - Going Concern (Continued)

On July 14, 2006, the Company completed a private placement of Series B convertible preferred stock. A total of 17,000 Series B shares were sold to accredited investors at a price of $100 per share. The Series B shares are convertible at any time into common stock at a conversion price determined by dividing the purchase price per share of $100 by $0.32 per share (the “Conversion Price.”) The Conversion Price is subject to equitable adjustment in the event of any stock splits, stock dividends, recapitalizations and the like. In addition, the Conversion Price is subject to weighted average anti-dilution adjustments in the event the Company sells common stock or other securities convertible into or exercisable for common stock at a per share price, exercise price or conversion price lower than the Conversion Price then in effect in any transaction (other than in connection with an acquisition of the securities, assets or business of another company, joint venture and employee stock options). The conversion of the Series B preferred stock is limited for each investor to 9.99% of the Company’s common stock outstanding on the date of conversion. The Series B preferred stock does not have voting rights. Commencing on the date of issuance of the Series B preferred stock until the date a registration statement registering the common shares underlying the preferred stock and warrants issued is declared effective by the SEC, the Company will pay on each outstanding share of Series B preferred stock a preferential cumulative dividend at an annual rate equal to the product of multiplying $100 per share by the higher of (a) the Wall Street Journal Prime Rate plus 1%, or (b) 9%. In no event will the dividend rate be greater than 12% per annum. The dividend will be payable monthly in arrears in cash on the last day of each month based on the number of shares of Series B preferred stock outstanding as of the first day of that month. In the event the Company does not pay the Series B preferred dividends when due, the conversion price of the Series B preferred shares will be reduced to 85% of the otherwise applicable conversion price.

If the Company draws any proceeds from the Company’s equity line credit facility with Fusion Capital, the purchasers may require the Company to use 25% of the gross proceeds received by the Company under such equity line to repurchase and redeem purchaser’s Series B preferred shares or Series B preferred shares converted into common stock, as determined in the discretion of such purchaser. Series B shares so redeemed shall be redeemed at $100 per share, plus accrued and unpaid dividends thereon, and shares of common stock so redeemed shall be redeemed at a price per share equal to the value weighted average closing price of the Company’s common stock over the immediately preceding five trading days, plus accrued and unpaid dividends thereon.

Until the earlier of (a) two (2) years after the closing date or (b) the date upon which all of the Series B Shares have been converted into common stock, the purchasers shall have a right of first refusal on any financing in which the Company is the issuer of debt or equity securities. If (a) the Company raises debt or equity financing during the right of first refusal period, (b) the Company’s common stock is trading below the conversion price of the Series B Shares at the time of such financing, and (c) the purchasers do not exercise their right of first refusal, then the Company shall, at the option of any purchaser, use 25% of the net proceeds from such financing to redeem such purchasers’ shares of Series B preferred stock or common stock, as determined by such purchaser. The redemption price shall be determined in the same manner as any redemption set forth in the preceding paragraph. In addition, if an event of default (as defined in the agreement) occurs, the conversion price of the Series B shares (as set forth below) shall be reduced to 85% of the then applicable conversion price of such shares.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 2 - Going Concern (Continued)

In addition, the purchasers also received warrants to acquire up to 10,500,000 shares of the Company’s common stock. The terms associated with the warrants are described in Note 10. In the event of any dissolution or winding up of the Company, whether voluntary or involuntary, holders of each outstanding share of Series B preferred stock shall be entitled to be paid second in priority to the Series I preferred stockholders out of the assets of the Company available for distribution to stockholders, an amount equal to $100 per share of Series B preferred stock held plus any declared but unpaid dividends. After such payment has been made in full, such holders of Series B preferred stock shall be entitled to no further participation in the distribution of the assets of the Company.

Note 3- Equipment and Improvements

Equipment and improvements are valued at cost, less accumulated depreciation and amortization and is comprised of the following:

	2006	2005
Lab equipment	$282,708	$270,680
Furniture and fixtures	84,051	74,831
	366,759	345,511
Less: Accumulated depreciation and amortization	234,619	193,987
Property and equipment, net	$132,140	$151,524

The Company recorded depreciation expense of $40,632 and $30,640 in the years ended November 30, 2006 and 2005 respectively.

Note 4 - Real Estate Held for Sale

The Company purchased a parcel of undeveloped land near the Grand Canyon in February 1992 and during the year ended November 30, 1995; the Company tested the land for impairment and expensed all but the remaining fair market value of $47,200. During the year ended November 30, 2005, the Company sold lots with a carrying value of $45,794 for $2,620 in cash and the buyer’s assumption of the applicable unpaid property taxes in the amount of $179,728. As a result of the transaction, the Company recorded a gain on sale of property of $136,554.

Note 5 - License Agreement

In September 2001, MultiCell completed the purchase of its cell line business and, as a result, it acquired an exclusive license agreement with Rhode Island Hospital for the use of four patents owned by the hospital related to liver cell lines and liver assist devices. The primary patent acquired and being utilized is for immortalized hepatocytes (see Note 7). As of November 30, 2006 and 2005, management tested the carrying value of the license agreement for impairment and concluded that it had been impaired. Therefore, the Company recognized a charge of $232,348 and $1,626,075 to write down the estimated value of the license agreement in the year ended November 30, 2006 and 2005. The license agreement had a net carrying value of $0 and $250,000 as of November 30, 2006 and 2005, respectively, which represented the original cost of $2,433,393 allocated in connection with the acquisition, net of accumulated amortization of $2,433,393 and $2,183,939 at November 30, 2006 and 2005, respectively. Amortization expense totaled $17,652 and $132,432 for the years ended November 30, 2006 and 2005, respectively (in addition to the charge to write down the estimated value of the license agreement of $232,348 and $1,620,075 in the years ended November 30, 2006 and 2005, respectively). The Company will pay the hospital a 5% royalty on net sales derived from licenses based upon the patented technology, until it has paid a total of $550,000. As of November 30, 2006, no significant payments had been made under this license agreement. After royalties totaling $550,000 have been paid, the Company pays a 2% royalty instead of a 5% royalty for the life of the patent.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 5 - License Agreement (Continued)

On December 1, 2005, the Company entered into a Research Agreement (the “Agreement”) with the Trustees of Columbia University (“Columbia”). Among other things, the Agreement provides for the investigation of a novel anti-apoptosis compound. The research project is designed to determine whether the compound can protect against Retinal Ganglion Cell (RGC) death in acute and chronic in vivo models of optic neuropathy. The research will be conducted in a Columbia laboratory under the direction of Dr. James Tsai, Associate Professor of Ophthalmology. The Company will provide financial support for the research during the two year term of the Agreement in an aggregate amount of at least approximately $310,000, subject to certain adjustments. The Company will also pay Columbia an additional $50,000 in consideration of Columbia’s grant to the Company of an option to enter into an exclusive worldwide license for any invention resulting from the research, subject to certain conditions. Subject to the Company’s option, Columbia will own any invention or research information that results from the research.

On December 31, 2005, the Company entered into a worldwide Exclusive License Agreement (the “License Agreement”) with Amarin Neuroscience Limited (“Amarin”). Among other things, the License Agreement provides that Amarin shall grant to the Company and its affiliates an exclusive worldwide license with respect to therapeutic or commercial uses of certain technology of Amarin, including LAX-202 (to be renamed MCT-125), and the Company shall develop and seek to commercialize products based on such technology. The initial technology to be developed is Amarin’s LAX-202, which is a potential treatment for fatigue in patients diagnosed with multiple sclerosis.

The agreement, which is for a term equal to the life of the patents licensed, required MultiCell to make an initial non-refundable payment of $500,000 to Amarin in January 2006 in addition to a second non-refundable payment of $500,000 in May 2006. In addition, the parties shall have a four-year mutual option to exclusively negotiate with the other with respect to entering into a commercial agreement with respect to certain additional patents owned by Amarin related to the technology licensed to the Company. MultiCell will pay to Amarin (a) a one-time license fee, (b) milestone payments based on time, approval by the Food and Drug Administration of any products developed under the License Agreement, and sales by MultiCell of such products, and (c) royalty payments based on sales by MultiCell of any such products.

Amarin shall retain ownership of all licensed patent rights under the License Agreement. The License Agreement further includes customary provisions related to, among other things, indemnification, insurance, maintenance of patent rights, confidentiality, and arbitration.

On June 28, 2006, the Company entered into a letter agreement with Amarin amending the timing of the second license payment to be made to Amarin as outlined in the original License Agreement. In that letter agreement, the parties agreed to extend the deadline for the Company to make its second licensing payment which was to be made in May 2006. Under the terms of the agreement, the original second payment due to Amarin will be split into three payments. The first payment of $100,000 was made on July 17, 2006, the second payment was made on November 2, 2006, and the final payment for 2006 was made on December 13, 2006. Since no income can be projected from this license, the Company has recorded as a charge to research and development $700,000 in the current fiscal year.

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 6- Intangible Assets

Intangible assets consist of patents and patent rights obtained under licensing agreements and are amortized on a straight-line basis over the estimated useful life which is 18 years. The Company estimates amortization expenses related to intangible assets owned as of November 30, 2006 to be approximately $69,032 per year for the next five years.

Note 7- XenoTech Agreement

In August, 2003, MultiCell signed an exclusive sales, manufacture and distribution agreement for the use of its cell lines by XenoTech, an unrelated party. The agreement, which is for a term of seven years, required XenoTech to make an initial non refundable payment of $800,000 to MultiCell in August 2003. This payment represented consideration for and a guarantee of Nosan, XenoTech’s distributor’s, the right of first negotiation for distribution rights for the Asia Pacific Rim, should MultiCell successfully complete the development of its cell lines for the production of proteins, other cellular constituents and or drug like molecules. This $800,000 payment was being recognized by the Company as revenue over the 7 year term of the agreement and was reflected as deferred revenue in the accompanying consolidated balance sheet at November 30, 2005.

On February 1, 2006, the Company terminated the agreement with XenoTech due to the failure of XenoTech, with due notice, to cure various breaches within the time allotted by the agreement, including the payment of minimum royalties to maintain exclusivity. The Company recognized as income during the first quarter of 2006 the remaining deferred income balance $533,334 arising from the nonrefundable prepayment of $800,000 described above due to the termination of the original license agreement.

Note 8 - Income Taxes

The Company provides for income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company had net deferred tax assets of approximately $8,256,000 and $6,169,000 at November 30, 2006 and 2005 relating primarily to the net operating loss carry-forwards generated by its operations. For financial statement purposes, the deferred tax assets have been fully offset by valuation allowances due to the uncertainties related to the extent and timing of the Company’s future taxable income.

A reconciliation of the expected income tax benefit at the U.S. Federal income tax rate to the income tax benefit actually recognized for the years ended November 30, 2006 and 2005 is set forth below:

	2006	2005
Expected income tax benefit	$(1,842,206)	$(1,932,202)
Tax effect of nondeductible permanent differences	237,019	783,116
State income benefit, net of federal tax	(280,400)	(242,500)
Net increase in valuation allowance	1,885,587	1,391,586
Income tax benefit	$0	$0

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 8 - Income Taxes (Continued)

The Company’s net operating loss carry-forwards expire as follows:

Year Loss Generated	Balance of Loss Carry-forwards	Year of Expiration
November 30, 1999 and prior	$5,264,158	2008 through 2019
November 30, 2000	1,025,963	2020
November 30, 2001	1,604,660	2021
November 30, 2002	1,516,313	2022
November 30, 2003	369,377	2023
November 30, 2004	1,561,148	2024
November 30, 2005	4,082,489	2025
November 30, 2006	5,218,031	2026
Total	$20,642,139

Note 9 - Lease Commitments

On April 6, 2005, the Company entered into a three-year sublease agreement to lease a Lincoln, Rhode Island facility that houses activities related to administration, research and development. Remaining basic rental commitment under the sublease agreement as of November 30, 2006 total $143,479 payable as follows: $103,778 and $39,701 in years ending November 30, 2007 and November 30, 2008, respectively. The sublease agreement also provides for an optional three-year renewal period.

On September 1, 2006, the Company entered into a one-year sublease agreement to lease a San Diego, California research facility. The remaining basic rental commitments under the sublease agreement as of November 30, 2006 totals $42,164 payable as follows: $42,164 in the year ending November 30, 2007.

As a result of the relocation of operations during the year ended November 30, 2005, the Company recognized a loss associated with the abandonment of leasehold improvements of $14,286.

Rent expense under the Company’s operating leases was $188,612 and $102,973 for the fiscal years ended November 30, 2006 and 2005, respectively.

Note 10 - Warrants

On December 7, 2004, The Board of Directors voted to approve the issuance of 110,000 three year warrants at $.05 per share to an investor relations firm for consulting services to be rendered over a twelve month period commencing December 1, 2004. The fair value of the warrants determined using the Black-Scholes option pricing model was $82,961.

In addition, in February 2005, as consideration for consulting services over the three-year contract period, the Company issued to its non-executive Co-Chairman of the Board a five-year warrant to purchase 2,000,000 shares of the Company's common stock at $1.40 per share. One half the warrants become exercisable in equal monthly installments over a three-year vesting period. The second half of the warrants become exercisable and the first half will be accelerated within 30 days of the Company closing an additional equity financing arranged by the non- executive Co- Chairman of the Board of at least $10,000,000. The Company recognized expense on this warrant using variable accounting treatment determined using the Black-Scholes option pricing model.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 10 - Warrants (Continued)

On June 23, 2005, the Board of Directors voted to approve the issuance of 100,000 five-year warrants at $1.27 per share to an investor relations firm as a nonrefundable deposit for consulting services. The fair value of the warrants determined using the Black-Scholes option pricing model was $74,432 and is included in selling, general and administrative expenses.

In conjunction with the February 2005 private offering a total of 5,200,000 warrants were issued to investors at prices ranging from $1.00 to $1.50 per share, a total of 2,000,000 warrants were issued to a consultant and member of the Board of Directors at an exercise price of $1.40 per share and 110,000 warrants were issued to a consultant at a price of $.05 per share.

During the year ended November 30, 2005, 948,000 warrants were exercised at prices ranging from $.50 to $1.00 per share for total proceeds of $499,000. Also during the year, 160,000 warrants with an aggregate exercise price of $160,000 were exchanged in a cashless transaction for 84,882 shares.

In connection with the purchase of MCTI in September 2005, the Company issued 400,000 warrants to Mixture Sciences, Inc. (“Mixture”). The first 200,000 shares underlying the warrant may be exercised by Mixture commencing six months following the issue date of the warrant at an exercise price per share of $1.20. The second 200,000 shares underlying the warrant may be exercised by Mixture (a) commencing on the one-year anniversary of the issue date of the Warrant at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such one-year anniversary, or (b) in the event of a change of control of the Company prior to such one-year anniversary, commencing on the date of the public announcement of such change of control at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such change of control. The warrant shall terminate upon the earlier of (a) the seventh anniversary of the issue date of the Warrant and (b) a change of control of the Company.

On January 24, 2006, the Company issued a warrant to purchase common stock (the “Warrant”) to Trilogy Capital Partners, Inc. (the “Holder”). Pursuant to the Warrant, the Holder is entitled to purchase from the Company up to 1,000,000 shares of the Company’s common stock, at an exercise price per share of $0.59. The warrants are fully vested and immediately exercisable. The Warrant shall expire and shall no longer be exercisable on the earlier of February 1, 2009 or any change of control of the Company. The Company granted piggyback registration rights to the Holder with respect to the Warrant and the shares exercisable thereunder. The Company recorded charges associated with the warrant of $335,281 to selling, general and administrative expenses during the fiscal year ended November 30, 2006.

On May 3, 2006, as consideration for entering into a Common Stock Purchase Agreement (see Note 13), the Company issued to Fusion Capital a warrant to purchase 1,572,327 shares of its common stock. Upon execution of an amended purchase agreement on October 5, 2006, this warrant issued to Fusion Capital was cancelled and returned to the Company.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 10 - Warrants (Continued)

On July 14, 2006, in connection with the private placement of the Series B convertible preferred stock the Company issued warrants to acquire up to 10,500,000 shares of the Company’s common stock at an exercise price of $0.35 per share. The warrants have a term of five years and expire on July 14, 2011.

On August 16, 2006, as consideration for a research report written about the Company, the Company issued to Crystal Research a warrant to purchase 200,000 shares of its common stock that vested immediately at an exercise price of $0.60 per share. The warrant has a term of four years the Company recorded a charge of $21,236 to selling, general and administrative expense during the three months ended August 31, 2006, based on the fair value of this warrant issued as determined by the Black-Scholes option pricing model.

During March, 2006 the Company entered into a placement agency agreement with Bristol Investment Group, Inc. As part of this agreement, the Company agreed to issue 350,000 warrants. The warrants were priced at $.56 per share vested immediately and will expire in five years. On October 4, 2006, the Board of Directors authorized the grant. The Company recorded a charge of $75,616 to selling, general and administrative expense.

Changes during the fiscal year ended November 30, 2006 in warrants outstanding for the Company were as follows:

Warrants outstanding at November 30, 2005	12,110,546
Granted	13,622,326
Forfeited	(2,572,327)

Warrants outstanding at November 30, 2006	23,160,545

Note 11 - Series I Convertible Preferred Stock

The Company’s Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Series I convertible preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock. The Board of Directors has designated 20,000 shares as Series I convertible preferred stock. On July 13, 2004, the Company completed a private placement of Series I convertible preferred stock. A total of 20,000 shares were sold to accredited investors at a price of $100 per share. The Series I shares are convertible at any time into common stock at 80% of the average trading price of the lowest three inter-day trading prices of the common stock for the ten days preceding the conversion date, but at an exercise price of no more than $1.00 per share and no less than $.25 per share. The conversion of the Series I preferred stock is limited to 9.99% of the Company’s common stock outstanding on the date of conversion. The Series I preferred stock does not have voting rights. The purchasers also received warrants to acquire up to 1,000,000 shares of the Company’s common stock. In the event of any dissolution or winding up of the Company, whether voluntary or involuntary, holders of each outstanding share of Series I convertible preferred stock shall be entitled to be paid first out of the assets of the Company available for distribution to stockholders, an amount equal to $100 per share of Series I preferred stock held. After such payment has been made in full, such holders of Series I convertible preferred stock shall be entitled to no further participation in the distribution of the assets of the Company.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 11 - Series I Convertible Preferred Stock (Continued)

Proceeds to the Company were $1,714,149, net of $285,851 of issuance costs, of which $902,388 was assigned to the 5,000,000 warrants, utilizing the Black-Scholes option pricing model. In connection with the issuance of the Series I convertible preferred stock and warrants, the Company recorded $1,721,144 related to the beneficial conversion feature on the Series I preferred stock as a deemed dividend, which increased additional paid-in capital. The preferred stock issued included a beneficial conversion feature because the effective conversion price of the Series I preferred stock was less than the fair value of the common stock on the date of issuance.

During the current fiscal year, 2,800 shares of preferred stock were converted into 1,000,000 shares of common stock. During the prior fiscal year 3,000 shares of preferred stock were converted into 300,000 shared of common stock

Note 12 - Series B Redeemable Convertible Stock

The Company’s Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock. The Board of Directors has designated 17,000 shares as Series B convertible preferred stock. On July 14, 2006, the Company completed a private placement of Series B convertible preferred stock. A total of 17,000 Series B shares were sold to accredited investors at a price of $100 per share. The Series B shares are convertible at any time into common stock at a conversion price determined by dividing the purchase price per share of $100 by $0.32 per share (the “Conversion Price.”) The Conversion Price is subject to equitable adjustment in the event of any stock splits, stock dividends, recapitalizations and the like. In addition, the Conversion Price is subject to weighted average anti-dilution adjustments in the event the Company sells common stock or other securities convertible into or exercisable for common stock at a per share price, exercise price or conversion price lower than the Conversion Price then in effect in any transaction (other than in connection with an acquisition of the securities, assets or business of another company, joint venture and employee stock options). The conversion of the Series B preferred stock is limited for each investor to 9.99% of the Company’s common stock outstanding on the date of conversion. The Series B preferred stock does not have voting rights. Commencing on the date of issuance of the Series B preferred stock until the date a registration statement registering the common shares underlying the preferred stock and warrants issued is declared effective by the SEC, the Company will pay on each outstanding share of Series B preferred stock a preferential cumulative dividend at an annual rate equal to the product of multiplying $100 per share by the higher of the Wall Street Journal Prime Rate plus 1%, or 9%. In no event will the dividend rate be greater than 12% per annum. The dividend will be payable monthly in arrears in cash on the last day of each month based on the number of shares of Series B preferred stock outstanding as of the first day of that month. In the event the Company does not pay the Series B preferred dividends when due, the conversion price of the Series B preferred shares will be reduced to 85% of the otherwise applicable conversion price.

If the Company draws any proceeds from the Company’s equity line of credit facility with Fusion Capital, the purchasers may require the Company to use 25% of the gross proceeds received by the Company under such equity line to repurchase and redeem purchaser’s Series B shares or Series B preferred shares converted into common stock, as determined in the discretion of such purchaser. Series B Shares so redeemed shall be redeemed at $100 per share, plus accrued and unpaid dividends thereon, and shares of common stock so redeemed shall be redeemed at a price per share equal to the value weighted average closing price of the Company’s Common Stock over the immediately preceding five trading days, plus accrued and unpaid dividends thereon.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 12 - Series B Redeemable Convertible Stock (Continued)

Until the earlier of (a) two (2) years after the closing date or (b) the date upon which all of the Series B shares have been converted into common stock, the purchasers shall have a right of first refusal on any financing in which the Company is the issuer of debt or equity securities. If (a) the Company raises debt or equity financing during the right of first refusal period, (b) the Company’s common stock is trading below the conversion price of the Series B shares at the time of such financing, and (c) the purchasers do not exercise their right of first refusal, then the Company shall, at the option of any purchaser, use 25% of the net proceeds from such financing to redeem such purchasers’ shares of Series B preferred stock or common stock, as determined by such purchaser. The redemption price shall be determined in the same manner as any redemption set forth in the preceding paragraph. In addition, if an event of default (as defined in the agreement) occurs, the conversion price of the Series B shares (as set forth below) shall be reduced to 85% of the then applicable conversion price of such shares.

In addition, the purchasers also received warrants to acquire up to 10,500,000 shares of the Company’s common stock. The terms associated with the warrants are described in Note 10. In the event of any dissolution or winding up of the Company, whether voluntary or involuntary, holders of each outstanding share of Series B preferred stock shall be entitled to be paid second in priority to the Series I preferred stock holders out of the assets of the Company available for distribution to stockholders, an amount equal to $100 per share of Series B convertible preferred stock held plus any declared but unpaid dividends. After such payment has been made in full, such holders of Series B convertible preferred stock shall be entitled to no further participation in the distribution of the assets of the Company.

Proceeds to the Company were $1,660,000 net of $40,000 of issuance costs, of which $925,326 was assigned to the 10,500,000 warrants, issued utilizing the Black-Scholes option pricing model. The terms associated with the warrants are described in Note 10.

In connection with the issuance of the Series B preferred stock and warrants, the Company recorded $1,700,000 related to the beneficial conversion feature on the Series B preferred stock and fair value of the warrants as a deemed dividend. This deemed dividend increased the carrying value of the preferred stock. A beneficial conversion feature is present because the effective conversion price of the Series B preferred stock was less than the fair value of the common stock on the date of issuance. The beneficial conversion feature on the issuance of the Series B preferred stock was calculated as $1,244,076. However, because the combined value of the beneficial conversion feature plus the value of the warrants issued to the Series B preferred holders as calculated using the Black-Scholes pricing model exceeded the carrying value of the net proceeds received in the private placement, the deemed dividend recorded was limited to $1,700,000. The deemed dividend increased the loss applicable to common stockholders in the calculation of basic loss per common share.

Note 13 - Common Stock

On February 10, 2005, the Company completed a private placement offering pursuant to Regulation D of the Securities Act of 1933, as amended. Pursuant to subscription agreements, originally signed on January 29, 2005 and subsequently amended on February 10, 2005, with 11 accredited investors, the Company received an aggregate of $4,000,000 and issued an aggregate of 5,333,333 shares of common stock; three-year warrants to purchase an aggregate of 3,600,000 shares of common stock at $1.00 per share and three-year warrants to purchase an aggregate of 1,600,000 shares of common stock at $1.50 per share. After deducting issuance costs of $558,279, the Company received net proceeds of $3,441,721. In connection with the offering, the Company entered into a registration rights agreement with the investors and filed a registration statement on May 12, 2005 for the resale of the common stock and the shares issuable upon exercise of the warrant.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 13 - Common Stock (Continued)

On May 3, 2006, MultiCell entered into a common stock purchase agreement with Fusion Capital, which was amended and restated on October 5, 2006. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from the Company up to an aggregate amount of $8 million from time to time over a 25 month period. MultiCell has authorized 8,000,000 shares of its common stock for sale to Fusion Capital under the agreement. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement. The Company does not have the right to commence any sales of its shares to Fusion Capital until the SEC has declared effective the registration statement. After the SEC has declared effective such registration statement, generally the Company has the right but not the obligation from time to time to sell its shares to Fusion Capital in amounts between $50,000 and $1 million depending on certain conditions. MultiCell has the right to control the timing and amount of any sales of its shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of the Company’s shares without any fixed discount. Fusion Capital shall not have the right nor the obligation to purchase any shares of MultiCell’s common stock on any business day that the price of its common stock is below $0.20. The agreement may be terminated by MultiCell at any time at the Company’s discretion without any cost to the Company.

As consideration for entering into the original transaction on May 3, 2006, MultiCell issued to Fusion Capital 1,572,327 shares of its common stock and warrants to purchase an additional 1,572,327 shares of its common stock at a price of $0.01 per share. Upon execution of the amended and restated purchase agreement on October 5, 2006, Fusion Capital retained the original 1,572,327 shares of common stock and returned the warrant to the Company.

On March 10, 2006, the Board of Directors voted to approve the issuance of 350,918 shares of common stock at $0.41 per share (the closing price on that date) to members of the Company’s Board of Directors and to three consultants for services performed during the three months ended February 28, 2006. The total value of these shares was $143,876 and the related expense is included in selling, general and administrative expenses.

On May 23, 2006, the Board of Directors voted to approve the issuance of 387,481 shares of common stock at $0.36 per share (the closing price on that date) to members of the Company’s Board of Directors and to four consultants for services performed during the three months ended August 31, 2006 the total value of these shares was $139,493 and the related expense is included in selling, general and administrative expenses.

On March 29, 2006, the Company’s Series I preferred stockholders converted 1,250 preferred shares into 446,429 shares of common stock at a conversion price of $0.28 per share. On May 3, 2006, the Company’s preferred stockholders converted 1,550 preferred shares into 553,571 shares of common stock at a conversion price of $0.28 per share. As of August 31, 2006, the Company had reserved 4,880,000 shares of common stock for issuance upon conversion of the remaining 12,200 outstanding shares of preferred stock.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005 (Continued)

Note 13 - Common Stock (Continued)

On July 17, 2006, the Board of Directors voted to approve the issuance of 90,000 shares of common stock at $0.38 per share (the closing price on that date) to an ex-employee in settlement of a dispute. The total value of the shares was $34,200 and the related expense is included in selling, general and administrative expenses.

On July 25, 2006, the Company entered into a Separation Agreement and Release with Anthony Cataldo, a member of the Company’s Board of Directors and a consultant to the Company. In connection with the execution of the agreement, on August 1, 2006, the Company issued 158,333 shares of common stock at $0.36 per share (the closing price on that date) to Mr. Cataldo. The total value of these shares was $57,000 and it was for the July 1, 2006 payment of $45,000 plus payment of $12,000 of director’s fees not previously paid. The related expense related to the issuance of these shares is included in selling, general and administrative expenses.

On August 16, 2006, the Board of Directors voted to approve the issuance of 486,649 shares of common stock at $0.34 per share (the closing price on that date) to members of the Company’s Board of Directors and to three consultants for services performed during the three months ended August 31, 2006. The total value of these shares was $165,461 and the related expense is included in selling, general and administrative expenses.

On October 27, 2006, the Company issued 140,186 shares of common stock at $0.32 per share (the closing price on that date) to Anthony Cataldo as partial payment of the Separation Agreement.

On November 17, 2006, the Board of Directors voted to approve the issuance of 267,858 shares of common stock at $0.28 per share (the closing price on that date) to Emmes Group, Inc. for consulting services performed. The total value of these shares was $75,000 and the related expense is included in selling, general and administrative expenses.

At November 30, 2006 and 2005, the Company had reserved 36,840,063 and 18,055,146 shares of common stock, respectively, for potential future issuances upon exercise of outstanding warrants and options, and conversion of convertible preferred stock as follows:

	November 30, 2006	November 30, 2005
Warrants (Note 10)	23,160,545	12,110,546
Stock options (Note 14)	2,860,000	2,944,600
Series B Redeemable Convertible Stock (Note 12)	5,274,063	3,000,000
Preferred stock (Note 12)	5,545,455	0
Totals	36,840,063	18,055,146

All warrants are exercisable in whole or in part, at any time and from time to time on or before the expiration date. These warrants are or will be exercisable at $.01 to $1.50 per share and expire at various dates from July 2007 through 2014.

Note 14 - Stock Compensation Plans

2000 Stock Incentive Plan: Effective February 15, 2000, the Company adopted a 2000 Stock Incentive Plan and a 2000 Employee Benefit Plan which authorizes the granting of shares and options to employees, outside directors, consultants, and vendors. The 2000 Stock Incentive Plan and 2000 Employee Benefit Plan were approved by shareholders at the May 2000 annual meeting. Under the Plans, awards are made in the form of restricted shares or options, which may constitute incentive stock options (“ISO”) or nonstatutory stock options (“NSO”). Only employees of the Company are eligible for the grant of incentive stock options. The total number of options and restricted shares that could have been awarded under the 2000 Stock Incentive Plan initially was 1,000,000. As of the first day of each calendar year commencing January 1, 2001, this total will automatically increase by 2% of the total number of common shares then outstanding or 100,000 shares, whichever is less. The option price, number of shares, grant date, and vesting period are determined at the discretion of the Company’s Board of Directors. The exercise price of each ISO granted under the plan must equal 100% of the market price of the Company’s stock on the date of grant. The exercise price of each NSO grant under the plan cannot be less than 85% of the market price of the Company’s stock on the date of grant. An option’s maximum term is 10 years. As of November 30, 2004, the total number of options that were authorized for issuance under the 2000 Stock Incentive Plan had increased from 1,000,000 shares to 1,400,000. However, the Company has issued more options than were authorized under the 2000 Stock Incentive Plan. This was necessary to provide an incentive to key employees to stay with the Company or one of its subsidiaries. The Company obtained stockholders’ approval for an increase in the number of options authorized for issuance at its stockholders’ meeting.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005

Note 14 - Stock Compensation Plans (Continued)

2000 Employee Benefit Plan: On July 3, 2000, the Company filed with the Securities and Exchange Commission an S-8 registration statement (the “Registration Statement”) in respect of its 2000 Employee Benefit Plan to register 7,000,000 shares of the Company’s common stock issuable under the plan. One or more Performance Awards may be granted under the plan to any eligible person providing services to or for the Company. The value of such awards may be linked to the market value, book value or other measure of the value of the common stock or other specific performance criteria determined appropriate by the Board of Directors or the Compensation Committee (the “Committee”). The Board or the Committee may approve stock payments to eligible persons who elect to receive such payments in the manner determined by the Board or the Committee. The total number of shares that can be awarded under the 2000 Employee Benefit Plan is 7,000,000.

Prior to 2000, the Company had issued options with terms of up to 10 years and exercise prices of $.50 to $2.50 per share (the fair market value at the respective dates of grant) to various employees, officers and directors of the Company in return for various services rendered to the Company. None of these options remained outstanding at November 30, 2006 and 2005. Changes during the years ended November 30, 2006 and 2005 in stock options outstanding with respect to the 2000 plans for the Company were as follows:

	2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at beginning of year	882,600	$.71	1,020,600	$0.71
Granted
Forfeited	(402,600)	$.39
Exercised			(138,000)	$.58
Options outstanding at end of year	480,000	$1.02	882,600	$0.71
Options exercisable at end of year	474,444		668,878

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005

Note 14 - Stock Compensation Plans (Continued)

The following table summarizes information about stock options outstanding for the 2000 plans at November 30, 2006, all of which are at fixed prices:

Range of Exercise Prices	Number Outstanding At 11/30/06	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at November 30, 2006
$.30 - $.40	280,000	1.12 yrs	$0.39	280,000
$.57 - $1.00	100,000	1.78 yrs	0.74	100,000
$2.55 - $3.50	100,000	1.16 yrs	3.05	94,444
	480,000		$1.02

The weighted average remaining contractual life and exercise price for options exercisable at November 30, 2006, are 1.28 years and $1.03, respectively.

2004 Equity Incentive Plan: Effective June 16, 2004, the Company adopted an equity incentive plan, which authorizes the granting of stock awards to employees, directors, and consultants. The purpose of the plan is to provide a means by which eligible recipients of stock awards may be given the opportunity to benefit from increases in the value of the common stock through granting of incentive stock options, non-statutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other stock awards. The shares of common stock may be issued pursuant to stock awards shall not exceed in the aggregate 5,000,000 shares of common stock plus an annual increase to be added of the first day of each Company fiscal year, beginning in 2005 and ending in (and including) 2013, equal to the lesser of the following amounts: (a) 15% of the Company’s outstanding shares of common stock on the day preceding the first day of such fiscal year; (b) 5,000,000 shares of common stock; or (c) an amount determined by the Board. Incentive stock options may be granted only to employees. The exercise price of each ISO granted under the plan must equal 100% of the market price of the Company’s stock on the date of the grant. A 10% stockholder shall not be granted an incentive stock option unless the exercise price of such option is at least 110% of the fair market value of the common stock on the date of the grants and the option is not exercisable after the expiration of five years from the date of the grant. The Board, in its discretion, shall determine the exercise price of each nonstatutory stock option. An option’s maximum term is 10 years.

Changes during the years ended November 30, 2006 and 2005 in stock options outstanding with respect to the 2004 plan for the Company were as follows:

	2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at beginning of year	2,062,000	1.32	480,000	$1.28
Granted	430,000.53		1,582,000	$1.33
Forfeited	(112,000)	1.10
Exercised
Options outstanding at end of year	2,380,000	1.19	2,062,000	$1.32
Options exercisable at end of year	1,509,444		560,333

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005

Note 14 - Stock Compensation Plans (Continued)

The following table summarizes information about stock options outstanding for the 2004 plan at November 30, 2006, all of which are at fixed prices:

Range Of Exercise Prices	Number Outstanding At 11/30/2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable At 11/30/2006
$068 - $1.10	640,000	4.31	$.76	435,833
$1.25- $2.00	1,740,000	2.98	$1.35	1,073,611
	2,380,000			1,509,444

The weighted average remaining contractual life and exercise price for options exercisable at November 30, 2006, are 3.3 years and $1.18, respectively. At November 30, 2006 the Company’s stock price was less than the exercise price of all the outstanding options, and accordingly there is no intrinsic value with the respect to options outstanding as of November 30, 2006.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which revises SFAS No. 123 “Accounting for Stock-Based Compensation”, (“SFAS 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB 25”), which provided for the use of the intrinsic value method of accounting for employee stock options. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first quarter of the first annual reporting period that begins after December 15, 2005. Under SFAS 123R, the use of the intrinsic value method and the pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition.

The Company has adopted the provisions of SFAS 123R effective December 1, 2005 and has selected the Black-Scholes method of valuation for share-based compensation. The Company has adopted the modified prospective transition method which does not require restatement of prior periods. Instead, it requires that compensation cost be recorded as earned for all unvested stock options outstanding at the beginning of the first quarter of adoption of SFAS 123R. The charge is being recognized in research and development and selling, general and administrative expenses over the remaining service period after the adoption date based upon the original estimate of fair value of the options as of the grant date. 123R requires that we elect an approved method to calculate the historical pool of windfall tax benefits upon adoption of SFAS 123R within one year of its adoption. As of November 30, 2006, we have not made that election.

On January 18, 2006, Gerard A. Wills was granted an option to purchase 300,000 shares of the Company's common stock at an exercise price per share of $0.56, the fair market value at the date of the grant, under the Company's 2004 Equity Incentive Plan (The "Plan"). Upon the separation from the Company, the options became fully vested.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005

Note 14 - Stock Compensation Plans (Continued)

The Company recorded a charge of $123,876 to selling, general and administrative expense determined using the Black-Scholes option pricing model.

On January 18, 2006, The Company granted to a consultant an option to purchase 40,000 shares of the Company's common stock at an exercise price of $0.56, the fair market value at the date of the grant under the Company's 2004 Equity Incentive Plan (The "Plan"). Subject to the terms of the plan (The "Plan"), the options will be exercisable for a period of five years and vest monthly over the three-year term of the agreement in equal increments of 1/36th. The Company recorded a charge of $ 3,688 to selling, general and administrative expense determined using the Black-Scholes option pricing model.

On May 26, 2005, the Company executed a new employment agreement with Ronald Faris, Ph.D., continuing his employment as Senior Vice President and Chief Science Officer. The agreement is for a term of three years and may be cancelled by Dr. Faris or by the Company at any time. The agreement provides for a base salary of $175,000 per year plus participation in the Company's bonus and compensation programs for executive management, if and when established. In addition Dr. Faris received a stock option (the "Option") to purchase 200,000 shares of the Company's common stock, at an exercise price of $1.40 per share, (the fair market value at the date of the grant) under the Company's 2004 Equity Incentive Plan (the "Plan"). Subject to the terms of the Plan, the Option will be exercisable for a period of five years and vest monthly over the three-year term of the agreement in equal increments of 1/36th. The Board also agreed to grant Dr. Faris a one year, fully vested grant for 50,000 shares to replace an expiring option.

On October 4, 2006, The Board of Directors voted to approve stock options to purchase 90,000 shares of The Company’s common stock to three consultants, at an exercise price of $.42 per share, the fair market value at the date of the grant) under the Company’s 2004 Equity Incentive Plan (The “Plan”). Subject to the terms of the plan, the options will be exercisable for a period of five years and vest monthly over the three-year term of the agreement in equal increments of 1/36th. The Company recorded a charge of $5,688 to selling, general and administrative expense determined using the Black-Scholes option pricing model.

Note 15 - Grant Income

In July 2003, the Company was awarded a grant by the National Institutes of Health to improve the function of the Company's cell line. The Company began the project in July 2004. The total federal award amounted to $139,314.
The project period expired on December 31, 2004. During the year ended November 30, 2005, the Company received $36,256 under the grant and has accounted for this as an offset to research and development expenses for the year. On August 30, 2005, notification was received that a new Small Business Innovation Research award in the amount of $137,724 had been granted to the Company to create proprietary BioFactories™ that express a serine protease inhibitor recently implicated as a novel treatment for sepsis. The Company received $45,113 in fiscal year 2005 and $92,611 in fiscal year 2006 under this grant and has accounted for this as an offset to research and development expenses for the year.

On June 22, 2006, The National Institutes of Health awarded a grant in the amount of $210,000 to treat Type 1

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005

Note 15 - Grant Income (Continued)

Diabetes. During the year ended November 30, 2006, the Company received $74,699 under this grant and has accounted for this as an offset to research and development expenses for the year.

Note 16 - Xenogenics Subsidiary and Minority Interest

As of November 30, 2006 and 2005, the Company owned 56.4% of the 2,659,004 outstanding common shares of Xenogenics, one of its subsidiaries.

Note 17 - Acquisition

On September 7, 2005, MCTI entered into an Asset Contribution Agreement with the Company, Alliance Pharmaceutical Corp. ("Alliance"), and Astral, Inc. ("Astral", and together with Alliance, "Transferors") (the “Agreement”). Pursuant to the Agreement, MCTI issued 490,000 shares of common stock to Alliance in consideration for the acquisition of certain assets (including intellectual property, laboratory equipment and furniture) and the assumption of certain liabilities relating to Transferors' business. The intellectual property acquired by MCTI includes ten United States and twenty foreign issued and pending patents and patent applications related to chimeric antibody technology, treatment of Type 1 diabetes, T-cell tolerance, toll-like receptor technology, dendritic cells, dsRNA technology and immunosuppression. The 490,000 shares of MCTI’s common stock represent 49% of the outstanding shares of MCTI, as of the closing of the transaction. As part of the acquisition, the Company has guaranteed the obligations of MCTI related to the assumption of certain liabilities relating to Transferors' business.

Prior to the closing of the Acquisition, Stephen Chang, a director and the President of the Company, served as the President and Chief Executive Officer of Astral on a one-day per week basis. As part of MCTI’s assumption of certain liabilities of Transferors, MCTI assumed liabilities owed by Astral to Dr. Chang in the amount of $200,000. The $200,000 assumed by MCTI will be paid to Dr. Chang over time as determined by the board of directors of MultiCell, with Dr. Chang abstaining from voting thereon. In addition, MCTI hired two scientists of Astral as part of the Acquisition.

Immediately following the closing of the Acquisition, MCTI sold and issued 500,000 shares of MCTI’s Series A Preferred Stock to the Company pursuant to a Series A Preferred Stock Purchase Agreement (the "Series A Financing"). In consideration for MCTI’s issuance of shares of Series A Preferred Stock, the Company paid to MCTI cash in the amount of $1,000,000, and issued a secured promissory note to MCTI in the amount of $1,000,000 (the "Note"). The Note bears interest at an annual rate of 5% and may be prepaid without penalty by the Company at any time. The Note is secured by 250,000 shares of Series A Preferred Stock held by the Company and is payable in the amount of $250,000 plus interest at the end of each three-month period following the issuance of such Note. Following the Series A Financing, the Company holds approximately 67% of the outstanding shares (on an as-converted basis) of MCTI, and Alliance holds the remainder of approximately 33%.

The board of directors of MCTI consists of three members as follows: (a) W. Gerald Newmin, the Company’s Chief Executive Officer, (b) Stephen Chang, the Company’s President, and (c) Duane Roth, Alliance's Chief Executive Officer.

MULTICELL TECHNOLOGIES, INC. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended November 30, 2006 and 2005

Note 17 - Acquisition (Continued)

Simultaneously with the execution of the Agreement, the Company entered into an IP Agreement and Release (the "IP Agreement") with Mixture and Astral. Pursuant to the IP Agreement, Mixture assigned to MCTI certain intellectual property related to the Astral business previously assigned by Astral to Mixture. In consideration, the Company (a) paid $100,000 to Mixture, and (b) issued to Mixture a Warrant to purchase up to 400,000 shares of the Company’s Common Stock. The first 200,000 shares underlying the Warrant may be exercised by Mixture commencing six months following the issue date of the Warrant at an exercise price per share of $1.20. The second 200,000 shares underlying the Warrant may be exercised by Mixture (a) commencing on the one-year anniversary of the issue date of the Warrant at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such one-year anniversary, or (b) in the event of a change of control of the Company prior to such one-year anniversary, commencing on the date of the public announcement of such change of control at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such change of control. The Warrant shall terminate upon the earlier of (a) the seventh anniversary of the issue date of the Warrant and (b) a change of control of the Company. The Company has granted customary "piggy-back" registration rights with respect to the shares issuable pursuant to the exercise of the Warrant.

Note 18 - Restatement of Financial Statements

In connection with the annual year end audit for the year ended November 30, 2006, the Company's independent registered public accounting firm, brought to the attention of the Company that certain of the license payments made during the year was not accounted for properly. Accordingly, certain previously deferred license payments need to be expensed in the financial statements previously issued by the Company. Under accounting rules, license payments cannot be deferred unless those amounts are recoverable without any further development. Because this product candidate the company licenses from Amarin pursuant to the licensing agreement requires further development before they will generate any revenue, the license payments should have been expensed on the Company's financial statements at the time the payments were made.

The following tables show the effects of the restatement on the Company's quarterly results of operations for the three months ended February 28, 2006,the six months ended May 31, 2006 and the three and nine months ended August 31, 2006. The column labeled "Restatement Adjustment" represents the adjustment for license payments expensed in the appropriate quarter.

Restated Consolidated Balance Sheet
February 28, 2006
(Unaudited)

	As Previously Reported February 28, 2006	Restatement Adjustment February 28, 2006	As Restated February 28, 2006
Current Assets:
Cash and cash equivalents	$715,798		$715,798
Marketable securities	390,469		390,469
Interest and dividends receivable	1,988		1,988
Accounts, royalties and grant receivable	52,766		52,766
Other current assets	77,097		77,097
Total current assets	1,238,118	-	1,238,118
Equipment and improvements, net	147,617		147,617
License agreements, net of accumulated amortization of $2,183,640	741,421	(495,834)	245,587
Intangible assets, net of accumulated amortization of $34,486	1,251,203		1,251,203
Other assets	35,891		35,891
Total assets	$3,414,250	(495,834)	$2,918,416
Current liabilities:
Accounts payable and accrued expenses	$714,780		$714,780
Current portion of deferred income	5,200		5,200
Total current liabilities	719,980	-	719,980

Deferred income, net of current portion	55,900		55,900
Total liabilities	775,880	-	775,880
Minority interest	492,719		492,719
Stockholders' equity:
Preferred stock, $.01 par value: 2,000,000 shares authorized 15,000 designated as Series I convertible preferred issued and outstanding, liquidation value of $1,500,000	150		150
Common stock, $.01 par value: 200,000,000 shares authorized,33,046,811 shares issued and outstanding	330,468		330,468
Additional paid-in capital	28,330,995		28,330,995
Accumulated deficit	(26,518,105)	(495,834)	(27,013,939)
Accumulated other comprehensive income (loss)	2,143		2,143
Total stockholders' equity	2,145,651	(495,834)	1,649,817
Total liabilities and stockholders' equity	$3,414,250	(495,834)	$2,918,416

Restated Consolidated Statement of Operations
For the Three Months Ended February 28, 2006
(Unaudited)

	As Previously Reported February 28, 2006	Restatement Adjustment February 28, 2006	As Restated February 28, 2006

Revenues	$546,231		$546,231
Operating expenses:
Selling, general and administrative expenses	801,593		801,593
Research and development	482,745	$495,834	978,579
Depreciation and amortization	35,544		35,544

Total Operating expenses	1,319,882	495,834	1,815,716

Operating loss	(773,651)	(495,834)	(1,269,485)

Other income (loss)	136,955		136,955

Net loss attributable to common stockholders	$(636,696)	$(495,834)	$(1,132,530)

Net loss per share applicable to common stockholders- basic and diluted	$(0.02)	$(0.02)	$(0.03)

Weighted average number of common shares outstanding - basic and diluted	33,046,811	33,046,811	33,046,811

Restated Consolidated Balance Sheet
May 31, 2006
(Unaudited)

	As Previously Reported May 31, 2006	Restatement Adjustment May 31, 2006	As Restated May 31, 2006
Current Assets:
Cash and cash equivalents	$26,380		$26,380
Accounts, royalties and grant receivable	36,023		36,023
Other current assets	101,194		101,194
Total current assets	163,597	-	163,597

Equipment and improvements, net	152,717		152,717
License agreements, net of accumulated amortization of $2,119,219	732,842	(491,668)	241,174
Intangible assets, net of accumulated amortization of $34,486	1,233,945		1,233,945
Other assets	81,391		81,391
Total assets	$2,364,492	(491,668)	$1,872,824
Current liabilities:
Accounts payable and accrued expenses	$754,850		$754,850
Current portion of deferred income	5,200		5,200
Total current liabilities	760,050		760,050

Deferred income, net of current portion	54,600		54,600
Total liabilities	814,650		814,650
Minority interest	324,671		324,671
Stockholders' equity:
Preferred stock, $.01 par value: 2,000,000 shares authorized 15,000 designated as Series I convertible preferred issued and outstanding, liquidation value of $1,500,000	121		121
Common stock, $.01 par value: 200,000,000 shares authorized,33,046,811 shares issued and outstanding	363,575		363,575
Additional paid-in capital	28,579,784		28,579,784
Accumulated deficit	(27,718,309)	(491,668)	(28,209,977)
Accumulated other comprehensive income (loss)	-		-
Total stockholders' equity	1,225,171	(491,668)	733,503
Total liabilities and stockholders' equity	$2,364,492	(491,668)	$1,872,824

Restated Consolidated Statement of Operations
For the Three Months Ended May 31, 2006
(Unaudited)

	As Previously Reported May 31, 2006	Restatement Adjustment May 31, 2006	As Restated May 31, 2006

Revenues	$26,775		$26,775
Operating expenses:
Selling, general and administrative expenses	1,054,899		1,054,899
Research and development	303,479	$(4,166)	299,313
Depreciation and amortization	36,185		36,185

Total Operating expenses	1,394,563	(4,166)	1,390,397

Operating loss	(1,367,788)	4,166	(1,363,622)

Other income (loss)	167,584		167,584

Net loss attributable to common stockholders	$(1,200,204)	$4,166	$(1,196,038)

Net loss per share applicable to common stockholders- basic and diluted	$(0.03)	$0.00	$(0.03)

Weighted average number of common shares outstanding - basic and diluted	34,345,999	34,345,999	34,345,999

Restated Consolidated Statement of Operations
For the Six Months Ended May 31, 2006
(Unaudited)

	As Previously Reported May 31, 2006	Restatement Adjustment May 31, 2006	As Restated May 31, 2006

Revenues	$573,006		$573,006
Operating expenses:
Selling, general and administrative expenses	1,856,492		1,856,492
Research and development	786,224	$491,668	1,277,892
Depreciation and amortization	71,729		71,729

Total Operating expenses	2,714,445	491,668	3,206,113

Operating loss	(2,141,439)	(491,668)	(2,633,107)

Other income (loss)	304,539		304,539

Net loss attributable to common stockholders	$(1,836,900)	$(491,668)	$(2,328,568)

Net loss per share applicable to common stockholders- basic and diluted	$(0.05)	$(0.01)	$(0.07)

Weighted average number of common shares outstanding - basic and diluted	33,703,543	33,703,543	33,703,543

Restated Consolidated Balance Sheet
August 31, 2006
(Unaudited)

	As Previously Reported February 28, 2006	Restatement Adjustment February 28, 2006	As Restated February 28, 2006
Current Assets:
Cash and cash equivalents	$568,964		$568,964
Accounts, royalties and grant receivable	90,081		90,081
Other current assets	70,540		70,540
Total current assets	729,585	-	729,585

Equipment and improvements, net	142,186		142,186
License agreements, net of accumulated amortization of $2,196,632	819,678	(582,917)	236,761
Intangible assets, net of accumulated amortization of $34,486	1,216,687		1,216,687
Other assets	70,891		70,891
Total assets	$2,979,027	(582,917)	$2,396,110
Current liabilities:
Accounts payable and accrued expenses	$816,632		$816,632
Current portion of deferred income	42,871		42,871
Total current liabilities	859,503	-	859,503

Deferred income, net of current portion	53,300		53,300
Total liabilities	912,803	-	912,803
Minority interest	200,287		200,287
Stockholders' equity:
Series B Redeemable Convertible Preferred, 17,000 designated as Series B, 17,000 shares issued and outstanding, liquidation value of $1,713,104	1,713,104		1,713,104
Preferred stock, $.01 par value: 2,000,000 shares authorized 15,000 designated as Series I convertible preferred issued and outstanding, liquidation value of $1,500,000	121		121
Common stock, $.01 par value: 200,000,000 shares authorized,33,046,811 shares issued and outstanding	370,925		370,925
Additional paid-in capital	30,356,910		30,356,910
Accumulated deficit	(30,575,123)	(582,917)	(31,158,040)
Accumulated other comprehensive income (loss)	-		-
Total stockholders' equity	152,833	(582,917)	(430,084)
Total liabilities and stockholders' equity	$2,979,027	(582,917)	$2,396,110

Restated Consolidated Statement of Operations
For the Three Months Ended August 31, 2006
(Unaudited)

	As Previously Reported August 31, 2006	Restatement Adjustment August 31, 2006	As Restated August 31, 2006

Revenues	$28,874		$28,874

Operating expenses:
Selling, general and administrative expenses	653,729		653,729
Research and development	592,380	$91,249	683,629
Depreciation and amortization	40,953		40,953

Total Operating expenses	1,287,062	91,249	1,378,311

Operating loss	(1,258,188)	(91,249)	(1,349,437)

Other income (loss)	122,208		122,208
Net loss	(1,135,980)	(91,249)	(1,227,229)
Non-cash deemed dividend related to series B preferred stock	(1,700,000)		(1,700,000)
Preferred stock dividends	(20,834)		(20,834)
Net loss attributable to common stockholders	$(2,856,814)	$(91,249)	$(2,948,063)
Net loss per share applicable to common stockholders- basic and diluted	$(0.08)	$(0.00)	$(0.08)

Weighted average number of common shares outstanding - basic and diluted	36,503,186	36,503,186	36,503,186

Restated Consolidated Statement of Operations
For the Nine Months Ended August 31, 2006
(Unaudited)

	As Previously Reported August 31, 2006	Restatement Adjustment August 31, 2006	As Restated August 31, 2006

Revenues	$601,880		$601,880

Operating expenses:
Selling, general and administrative expenses	2,510,221		2,510,221
Research and development	1,378,604	582,917	1,961,521
Depreciation and amortization	112,682		112,682

Total Operating expenses	4,001,507	582,917	4,584,424

Operating loss	(3,399,627)	(582,917)	(3,982,544)

Other income (loss)	426,747		426,747
Net loss	(2,972,880)	(582,917)	(3,555,797)
Non-cash deemed dividend related to series B preferred stock	(1,700,000)		(1,700,000)
Preferred stock dividends	(20,834)		(20,834)
Net loss attributable to common stockholders	$(4,693,714)	$(582,917)	$(5,276,631)

Net loss per share applicable to common stockholders- basic and diluted	$(0.14)	$(0.02)	$(0.15)

Weighted average number of common shares outstanding - basic and diluted	34,643,569	34,643,569	34,643,569

Note 19- Related Party Transaction

Our Chairman and Chief Financial Officers wife, Barbara Corbett, provides investor relations consulting services to the Company. Ms. Corbett is compensated on an hourly basis and is paid in common stock of the Company. These charges amounted to $7,571 and $21,038 for the years ended November 30, 2006 and 2005, respectively.

Note 20- Subsequent Events

On February 28, 2007 the Company completed a financing agreement with La Jolla Cove Investors (“LJCI”). Pursuant to a Debenture Purchase Agreement between the Company and LJCI (the “Debenture Purchase Agreement”), the Company sold a convertible debenture to LJCI with a principal amount of $1,000,000, carries an annual interest rate of 7.75%, expires twelve months after issuance and is convertible into shares of the Company’s common stock (the “Initial Note”). In addition, pursuant to a Registration Rights Agreement dated February 28, 2007 between the Company and LJCI (the “Rights Agreement”), the Company agreed to register with the U.S. Securities and Exchange Commission (the “SEC”) up to 12 million shares of the Company’s common stock underlying the Initial Note for re-sale by LJCI. $250,000 of the purchase price of the Initial Note was funded upon closing of the financing with the balance of the purchase price to be payable in installments. The $250,000 funded upon closing is secured by pledges of Company common stock held by certain insiders of the Company pursuant to a Stock Pledge Agreement dated February 28, 2007 (the “Pledge Agreement”). Pursuant to a letter dated February 28, 2007 (the “Note Letter”) from LJCI to and acknowledged by the Company, the Company agreed to sell to LJCI an additional $1,000,000 with the same terms as the Initial Note no later than thirty days after the principal amount outstanding under the Initial Note is less than $250,000.

In addition, pursuant to a Securities Purchase Agreement dated February 28, 2007 between the Company and LJCI (the “Securities Purchase Agreement”), the Company agreed to sell to LJCI a convertible debenture with a principal amount of $100,000, an annual interest rate of 4.75%, expiration date of February 28, 2012 and convertible into shares of the Company’s common stock (the “Second Note”). The shares underlying the Second Note are not required by LJCI to be registered with the SEC. All $100,000 principal amount of the Second Note was funded to the Company upon closing.

In addition, the Company issued LJCI a warrant (the “Warrant”) to purchase up to 10 million shares of the Company’s common stock at a strike price of $1.09 per share, exercisable over the next 5 years pursuant to a schedule outlined in a letter dated February 28, 2007 from LJCI to and acknowledged by the Company (the “Warrant Letter”).

Subsequent to November 30, 2006, the Company raised $400,000 under Fusion Capital equity line of credit by issuing 2,022,074 common shares. In addition, the Company also issued 342,323 common shares to consultants for various services rendered.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

Common Stock

PROSPECTUS

Dated           , 2007

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our amended certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty;

•	acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors. We have entered into indemnity agreements with each of our current directors and certain of our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuances and Distribution

The following table sets forth the Company’s estimated expenses in connection with the offering described in this registration statement:

SEC registration fee	$60
Printing and engraving expenses	$2,500
Legal fees and expenses	$5,000
Accounting fees and expenses	$5,000
Miscellaneous	$2,500

Total	$15,060

Item 26. Recent Sales of Unregistered Securities

The following has been revised to reflect the one-for-five reverse split of the Company’s common stock effected on May 18, 2005 at 5:00 p.m. EDT.

During the year ended November 30, 2003, an investor, who is also a director of a subsidiary of the Company, introduced the Company to a group of investors that purchased 10% convertible notes from the Company in the principal amount of $78,500 and, as a result, obtained the right to purchase a 10% convertible note from the Company in an equivalent principal amount under the same terms as the investors at anytime for one year following the receipt of the group’s investment. On February 20, 2004, the investor exercised that right, and the Company received proceeds of $78,500 from the sale of the 10% convertible note, which would have required the payment of principal and interest in February 2007. Immediately upon issuance, the consultant exercised his right to convert the principal amount of the note into 157,000 shares of the Company’s common stock at the stated conversion price of $0.50 per share. Pursuant to the agreement, the investor also received warrants to purchase 157,000 shares of the Company’s common stock, which are exercisable at $0.50 per share at anytime through February 2014.

During the year ended November 30, 2004, the Company issued warrants to purchase an aggregate of 139,333 shares of common stock to consultants for financial consulting services rendered at exercise prices ranging from $0.30 to $0.60 per share. These warrants will expire from January 2008 to January 2013.

On February 9, 2004, we issued an aggregate of 306,811 shares of our common stock to seven note holders upon their conversion of notes with an aggregate outstanding principal of $211,000 and aggregate unpaid interest of $30,904. The conversion prices ranged from $0.50 to $0.75 per share.

On February 20, 2004, the Company issued a convertible promissory note in the amount of $78,500 to one accredited investor. The note bore interest at the rate of 10% per annum, with principal and interest due in February 2008. The investor immediately converted the note, pursuant to its terms, into 157,000 shares of the Company’s common stock. In connection with the transaction, the Company issued to the investor a warrant to purchase 157,000 shares of common stock at a price of $0.50 per share. The warrant expires in 2011.

In July 2004, we completed a $2 million financing through the sale of 20,000 shares of our Series I Convertible Preferred Stock (the “Series I Preferred Stock”) at a purchase price of $100 per share to accredited investors. The financing was completed in a private placement with the Mercator Advisory Group and its related funds. Each share of our Series I Preferred Stock is convertible at any time into shares of our common stock at 80% of the average of the lowest three inter-day trading prices of our common stock during the ten consecutive trading days immediately preceding the conversion date, with a maximum conversion price of $1.00 per share and a minimum conversion price of $0.25 per share. As part of this financing, we issued three-year warrants to the Mercator Advisory Group and its related funds entitling them to purchase an aggregate of 1,000,000 shares of our common stock at the lower of $1.00 per share or the average of the closing prices of our common stock during the ten trading days immediately preceding the exercise date. The Series I Preferred Stock is non-voting, bears no dividend, and has a preference of priority in liquidation over common stock and prior or subsequent series of preferred stock, if any. In connection with the financing, we also paid $160,000 to Ascendiant Securities, LLC, as placement agent, and issued to Ascendiant Securities, LLC a three-year warrant to purchase up to 160,000 shares of our common stock at the lower of $1.00 per share or the average of the closing prices of our common stock during the ten trading days immediately preceding the exercise date.

On December 7, 2004, the Board of Directors approved the issuance of a three-year warrant to purchase 110,000 shares of our common stock at $.05 per share to an investor relations firm for consulting services to be rendered over a twelve month period commencing December 1, 2004.

On December 7, 2004, the Company issued options to purchase an aggregate of 50,000 shares of common stock to an officer and consultant for services rendered. The options had an exercise price of $.80.

On December 13, 2004, the Company issued 40,000 shares of our common stock to one note holder upon his conversion of a note with an outstanding principal of $25,000 and aggregate unpaid interest of $5,000. The conversion price was $.75 per share.

The Company entered into an agreement on January 29, 2005, subject to the completion of the 2005 private placement described above, with Anthony J. Cataldo to serve as the Company’s non-executive Co-Chairman of the Board and to provide consulting services in the field of fundraising on behalf of the Company. Additionally, the Company has agreed to grant Mr. Cataldo a warrant to purchase 2 million shares of the Company’s common stock at an exercise price of $1.40 per share. One million shares become exercisable in equal monthly installments over three years, or earlier in the event the remaining one million become exercisable as set forth below. Upon the closing of a round of equity financing that has been arranged by Mr. Cataldo with investors that were first introduced to the Company by Mr. Cataldo, equal to at least $10,000,000 on terms acceptable to the Board, one million shares subject to the warrant become exercisable thirty (30) days after the closing date of such round of financing. Mr. Cataldo also received a grant of 50,000 stock options for joining the Company’s board of directors at an exercise price of $1.40 per share, the fair market value on the date of grant, under the Company’s 2004 Equity Incentive Plan. The shares of common stock subject to the options vest over three years in equal monthly installments.

On February 11, 2005, the Company completed a private placement with accredited investors. Pursuant to subscription agreements, originally signed on January 29, 2005 and subsequently amended on February 11, 2005, with 11 accredited investors, the Company received aggregate gross proceeds of $4,000,000 and issued an aggregate of 5,333,333 shares of common stock; three year warrants to purchase an aggregate of 3,600,000 shares of common stock at $1.00 per share; and three year warrants to purchase an aggregate of 1,600,000 shares of common stock at $1.50 per share. In connection with the offering, the Company entered into a registration rights agreement with the investors and agreed to file a registration statement for the resale of the common stock and the shares issuable upon exercise of the warrants within 90 days of the date of the agreement. Pursuant to the terms of the registration rights agreement, the Company is required to have the registration statement declared effective by the Securities and Exchange Commission within 150 days from the date of filing.

On March 4, 2005, the Company issued options to purchase 50,000 shares of our common stock to a consultant for services rendered.

On May 18, 2005, the Company issued options to purchase 50,000 shares of our common stock to a director for services rendered.

On May 26, 2005, the Company issued options to purchase 200,000 shares of our common stock to an officer for services rendered.

On June 15, 2005, the Company issued options to purchase 72,200 shares if our common stock to employees for services rendered.

With respect to a consulting agreement entered into with Capstone Investments on June 23, 2005, the Company issued warrants to purchase up to 100,000 shares of common stock. The warrants have an exercise price of $1.27 and will expire in 2010.

On September 7, 2005, MultiCell Immunotherapeutics, Inc. (MCTI), a subsidiary of the Company, entered into an Asset Contribution Agreement with the Company, Alliance Pharmaceutical Corp. (“Alliance”), and Astral, Inc. (“Astral”, and together with Alliance, “Transferors”) (the “Agreement”). Pursuant to the Agreement, MCTI issued 490,000 shares of common stock to Alliance in consideration for the acquisition of certain assets (including intellectual property, laboratory equipment and furniture) and the assumption of certain liabilities relating to Transferors’ business.

Immediately following the closing of the Acquisition, MCTI sold and issued 500,000 shares of MCTI’s Series A Preferred Stock to the Company pursuant to a Series A Preferred Stock Purchase Agreement (the “Series A Financing”). In consideration for MCTI’s issuance of shares of Series A Preferred Stock, the Company paid to MCTI cash in the amount of $1,000,000, and issued a secured promissory note to MCTI in the amount of $1,000,000 (the “Note”).

Simultaneously with the execution of the Agreement, the Company entered into an IP Agreement and Release (the “IP Agreement”) with Mixture Sciences, Inc. (“Mixture”) and Astral. Pursuant to the IP Agreement, Mixture assigned to MCTI certain intellectual property related to the Astral business previously assigned by Astral to Mixture. In consideration, the Company (a) paid $100,000 to Mixture, and (b) issued to Mixture a Warrant to purchase up to 400,000 shares of the Company’s Common Stock. The first 200,000 shares underlying the Warrant may be exercised by Mixture commencing six months following the issue date of the Warrant at an exercise price per share of $1.20. The second 200,000 shares underlying the Warrant may be exercised by Mixture (a) commencing on the one-year anniversary of the issue date of the Warrant at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such one-year anniversary, or (b) in the event of a change of control of the Company prior to such one-year anniversary, commencing on the date of the public announcement of such change of control at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such change of control. The Warrant shall terminate upon the earlier of (a) the seventh anniversary of the issue date of the Warrant and (b) a change of control the Company. The Company has granted customary “piggy-back” registration rights with respect to the shares issuable pursuant to the exercise of the Warrant.

On February 1, 2006, the Company issued a Warrant to Purchase Common Stock (the “Warrant”) to Trilogy Capital Partners, Inc. (the “Holder”). Pursuant to the Warrant, the Holder is entitled to purchase from the Company up to 1,000,000 shares of the Company’s Common Stock, at an exercise price per share of $0.60. The Warrant shall expire and shall no longer be exercisable on the earlier of February 1, 2009 or any change of control of the Company. The Company granted piggyback registration rights to the Holder with respect to the Warrant and the shares exercisable thereunder. The Warrant issuance was exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended.

On May 3, 2006, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, under certain conditions, to purchase on each trading day $50,000 of our common stock up to an aggregate of $25.0 million over a 25 month period, subject to earlier termination at our discretion. As compensation for entering into the common stock purchase agreement, the Company issued to Fusion Capital on May 3, 2006, (i) 1,572,327 shares of our common stock and (ii) a warrant to purchase 1,572,327 shares of our common stock at an exercise price of $0.01 per share. The warrant may be exercised until May 3, 2011. Generally, unless an event of default occurs, the 1,572,327 shares of common stock and the 1,572,327 shares of common stock that may be issued upon exercise of the warrant must be held by Fusion Capital until 25 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

On February 28, 2007 the Company completed a financing agreement with La Jolla Cove Investors, Inc. Pursuant to a Debenture Purchase Agreement between the Company and LJCI, the Company sold a convertible debenture to LJCI with a principal amount of $1,000,000, carries an annual interest rate of 7.75%, expires February 28, 2008 and is convertible into shares of the Company’s common stock. In addition, pursuant to a Registration Rights Agreement dated February 28, 2007 between the Company and LJCI, the Company agreed to register with the U.S. Securities and Exchange Commission up to 12 million shares of the Company’s common stock underlying the Initial Note for re-sale by LJCI. $250,000 of the purchase price of the Initial Note was funded upon closing of the financing with the balance of the purchase price to be paid in installments. The $250,000 funded upon closing is secured by pledges of Company common stock held by certain insiders of the Company pursuant to a Stock Pledge Agreement dated February 28, 2007. Pursuant to a letter dated February 28, 2007 from LJCI to and acknowledged by the Company, the Company agreed to sell to LJCI an additional $1,000,000 with the same terms as the Initial Note no later than thirty days after the principal amount outstanding under the Initial Note is less than $250,000.

In addition, pursuant to a Securities Purchase Agreement dated February 28, 2007 between the Company and LJCI, the Company agreed to sell to LJCI a convertible debenture with a principal amount of $100,000, an annual interest rate of 4.75%, expiration date of February 28, 2012 and convertible into shares of the Company’s common stock (the “Second Note”). The shares underlying the Second Note are not required by LJCI to be registered with the SEC. All $100,000 principal amount of the Second Note was funded to the Company upon closing. In addition, the Company issued LJCI a warrant to purchase up to 10 million shares of the Company’s common stock at a strike price of $1.09 per share, exercisable over the next 5 years pursuant to a schedule outlined in a letter dated February 28, 2007 from LJCI to and acknowledged by the Company.

The parties intended the above private placements to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D under the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us and each investor was knowledgeable, sophisticated and experienced in making investments of this kind.

Item 27. Exhibits

Exhibit Number	Description
2.1(1)	Asset Contribution Agreement dated September 7, 2005 by and among the Registrant, Astral Therapeutics, Inc., Alliance Pharmaceutical Corp., and Astral, Inc.

3.1(2)	Certificate of Incorporation, as filed on April 28, 1970.

3.2(2)	Certificate of Amendment, as filed on October 27, 1986.

3.3(2)	Certificate of Amendment, as filed on August 24, 1989.

3.4(2)	Certificate of Amendment, as filed on July 31, 1991.

3.5(2)	Certificate of Amendment, as filed on August 14, 1991.

3.6(2)	Certificate of Amendment, as filed on June 13, 2000.

3.7(3)	Certificate of Amendment, as filed May 18, 2005

3.8(4)	Certificate of Correction, as filed June 2, 2005.

3.9(2)	Bylaws, as amended May 18, 2005

4.1(2)	Specimen Stock Certificate.

4.2(5)	Certificate of Designations of Preferences and Rights of Series I Convertible Preferred Stock, as filed on July 13, 2004.

4.3(6)
Standstill Agreement, dated as of February 11, 2005, between the Registrant and Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC, Monarch Pointe Fund, LTD, Telstar Limited, Search Capital, Golden Mist Limited, Pentagon Special Purpose Fund, LTD, Anthony Capozza, Steve Capozza, Mark Elliot Schlanger, Asset Mangers International, LTD.

4.4(6)
Registration Rights Agreement dated as of February 11, 2005, between the Registrant Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC, Monarch Pointe Fund, LTD, Telstar Limited, Search Capital, Golden Mist Limited, Telstar Limited, Pentagon Special Purpose Fund, LTD, Anthony Capozza, Steve Capozza, Mark Elliot Schlanger, Asset Managers International, LTD.

4.5(6)	Warrant to Purchase Common Stock dated as of August 1, 2005, granted to Anthony J. Cataldo.

4.6(6)	Warrant to Purchase Common Stock dated as of August 1, 2005, granted to Capstone Investments.

4.7(1)	Warrant to Purchase Common Stock dated September 7, 2005 issued by the Registrant to Mixture Sciences, Inc.

4.8(7)	Form of Warrant to Purchase Common Stock dated February 1, 2006 issued by the Registrant to Trilogy Capital Partners, Inc.

4.9(17)	Amended and Restated Registration Rights Agreement, dated as of October 5, 2006, by and between the Registrant and Fusion Capital Fund II, LLC.

4.10(13)	Form of Warrant to Purchase Common Stock (cashless exercise) dated July 14, 2006 issued by the Registrant to certain investors.

4.11(13)	Form of Warrant to Purchase Common Stock (cash exercise) dated July 14, 2006 issued by the Registrant to certain investors.

4.12(13)	Certificate of Designation of Series B Convertible Preferred Stock, as filed on July 14, 2006.

4.13(13)	Form of Registration Rights Agreement dated July 14, 2006 by and between the Registrant and certain investors.

4.14(18)	Registration Rights Agreement between Multicell Technologies, Inc. and La Jolla Cove Investors, Inc. dated February 28, 2007.

4.15(18)	Stock Pledge Agreement dated February 28, 2007.

4.16(18)	7 ¾ % Convertible Debenture

4.17(18)	4 ¾ % Convertible Debenture

4.18(18)	Warrant to Purchase Common Stock by and between the Company and La Jolla Cove Investors dated February 28, 2007

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1(6)	Director and Consulting Agreement with Anthony J. Cataldo, dated as of February 1, 2005.

10.2(6)	Employment Agreement with Stephen Chang, Ph.D., dated as of January 29, 2005.

10.3(8)	Employment Agreement with Ronald Faris, Ph.D., dated as of May 26, 2005.

10.4(5)	Subscription Agreement dated as of July 13, 2004, among the Registrant and Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd., and Mercator Advisory Group, LLC.

10.5(6)
Subscription Agreement dated as of February 11, 2005, among the Registrant and Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd., Mercator Advisory Group, LLC, Telstar Limited, Golden Mist Limited, Search Capital, Anthony Capozza, Steve Capozza, Mark Elliot Schlanger, Pentagon Special Purpose Fund, Ltd and Asset Managers International, Ltd.

10.6(2)	2004 Equity Incentive Plan and related documents.

10.7(2)	2000 Stock Incentive Plan and related documents.

10.8(11)	2000 Employee Benefit Plan and related documents.

10.9(2)	Form of Indemnification Agreement.

10.10(2)	Sublease Agreement, dated as of April 6, 2005, between the Registrant and Stem Cells Inc.

10.12(12)	Director Compensation

10.13(9)**	Research Agreement dated as of January 1, 2005 between the Registrant and The Trustees of Columbia University

10.14(9)**	Worldwide Exclusive License Agreement as of December 31, 2005 between the Registrant and Amarin Neuroscience Limited

10.15(17)	Amended and Restated Common Stock Purchase Agreement, dated as of October 5, 2006, by and between the Registrant and Fusion Capital Fund II, LLC.

10.16(14)**	Letter Agreement between Amarin and the Registrant dated June 28, 2006

10.17(13)	Form of Shares of Series B Convertible Preferred Stock and Common Stock Warrants Subscription Agreement dated July 14, 2006 by and between the Registrant and certain investors.

10.18(15)	Separation Agreement and Release by and between the Company and Anthony Cataldo dated July 25, 2006.

10.19(16)	Separation Agreement and Release by and between the Company and Gerard A. Wills dated September 28, 2006.

10.20(16)	Consulting Agreement by and between the Company and Gerard A. Wills, dated September 28, 2006.

10.21(18)	Debenture Purchase Agreement between Multicell Technologies, Inc. and La Jolla Cove Investors, Inc. dated February 28, 2007.

10.22(18)	Escrow Letter dated February 28, 2007 from La Jolla Cove Investors, Inc.

10.23(18)	Letter Agreement dated February 28, 2007 with La Jolla Cove Investors, Inc.

10.24(18)	Securities Purchase Agreement between MultiCell Technologies, Inc. and La Jolla Cove Investors, Inc. dated February 28, 2007.

10.25(18)	Letter Agreement dated February 28, 2007 with La Jolla Cove Investors, Inc.

21.1(12)	Subsidiaries

23.1*	Consent of J.H. Cohn LLP

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Filed herewith.

**	Confidential treatment requested as to certain portions.

(1)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on September 8, 2005.

(2)	Incorporated by reference from exhibits to our Post-Effective Amendment No. 1 to our Registration Statement on Form SB-2 filed on May 6, 2005.

(3)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on May 18, 2005.

(4)	Incorporated by reference from exhibits to our Post-Effective Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 2, 2005.

(5)	Incorporated by reference from exhibits to our Registration Statement on Form SB-2 filed on August 12, 2004, as amended.

(6)	Incorporated by reference from exhibits to our Annual Report on Form 10-KSB filed on February 28, 2005.

(7)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on February 6, 2006.

(8)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on May 31, 2005.

(9)	Incorporated by reference from exhibits to our Post-Effective Registration Statement Amendment No. 1 filed on January 12, 2006.

(10)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on January 9, 2006.

(11)	Incorporated by reference from exhibits to our Registration Statement on Form S-8 filed on July 3, 2000.

(12)	Incorporated by reference from exhibits to our Registration Statement on Form SB-2 filed on June 1, 2006.

(13)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on July 19, 2006.

(14)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on July 5, 2006.

(15)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on July 28, 2006.

(16)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on September 29, 2006.

(17)	Incorporated by reference from exhibits to our Current Report on Form 8-K filed on October 5, 2006.

(18)	Incorporated by reference from exhibits to the Amendment to our Current Report on Form 8-K filed on March 7, 2007.

Item 28. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 10, 2007.

MULTICELL TECHNOLOGIES, INC.

By:	/s/ Stephen Chang, Ph.D.
Stephen Chang, Ph.D.
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints W. Gerald Newmin and Stephen Chang, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Chang, Ph.D.	Chief Executive Officer, President and Director	April 10, 2007
Stephen Chang, Ph.D.	(principal executive officer)

/s/ W. Gerald Newmin	Co-Chairman, Chief Financial Officer, Secretary, and	April 10, 2007
W. Gerald Newmin	Director (principal financial and accounting officer)

/s/ Thomas A. Page	Director	April 10, 2007
Thomas A. Page

/s/ Edward Sigmond	Director	April 10, 2007
Edward Sigmond

/s/ Anthony Altig	Director	April 10, 2007
Anthony Altig

EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of J.H. Cohn LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included in page [11] of Part II of this Registration Statement).